Exhibit (a)-(1)

October 20, 2020

Shareholders of Fuling Global Inc.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Fuling Global Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on November 20, 2020 at 10 a.m. (Beijing time). The meeting will be held at Nanhai Meeting Room 6, Hilton Shenzhen Shekou Nanhai Hotel, No. 1177 Wanghai Road, Nanshan District, Shenzhen, Guangdong, 518067 China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On September 1, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fuling ParentCo Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and Fuling MergerCo Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) resulting from the Merger and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote, amongst other things, upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Each of Parent and Merger Sub was formed solely for the purpose of the Merger. At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by (a) Ms. Guilan Jiang (“Ms. Jiang”), founder, chairwoman of the board of directors of the Company (the “Board”) and chief operating officer of the Company, and Silver Trillion Investments Limited (“Silver Trillion” or the “Founder Entity”), a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Ms. Jiang; (b) Ms. Sujuan Zhu, a director of the Company and an extended family member of Ms. Jiang, and Celestial Sun Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Ms. Sujuan Zhu; (c) Mr. Qian (Eugene) Hu, a family member of Ms. Jiang, and Zheng Hui Investments Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Qian (Eugene) Hu; (d) Mr. Xinzhong Wang, an extended family member of Ms. Jiang, and Charm Grow Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Xinzhong Wang; (e) Mr. Jinxue Jiang, an extended family member of Ms. Jiang, and Tengyu International Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Jinxue Jiang ((a) to (e) together, the “Rollover Shareholders” and Ms. Jiang, Ms. Sujuan Zhu, Mr. Qian (Eugene) Hu, Mr. Xinzhong Wang and Mr. Jinxue Jiang, collectively, the “Founder Family Members”); and (f) Mr. Qijun Huang (“Mr. Huang” or the “Sponsor’), an individual financial investor, and Harvest Wind Investment Limited (“Harvest Wind” or the “Sponsor Entity”), a corporation incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and controlled by Mr. Qijun Huang (together with the Rollover Shareholders, the “Buyer Group”). Merger Sub is wholly and beneficially owned by Parent.

As of the date of the accompanying proxy statement, the Buyer Group together beneficially owns 11,129,105 shares of the Company, which represents approximately 70.4% of the Company’s issued and outstanding ordinary shares, par value US$0.001 per share (each, a “Share”). If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by Parent and, as a result of the Merger, the Company will no longer be listed on the NASDAQ Stock Market LLC (“NASDAQ”).

If the Merger is completed, at the Effective Time:

(a)	each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares, each as defined below) will be cancelled in exchange for the right to receive an amount in cash equal to US$2.35 in cash per Share (the “Per Share Merger Consideration”);

(b)	11,083,334 Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Rollover Shareholders issued and outstanding immediately prior to the Effective Time (the “Rollover Shares”) will be cancelled and cease to exist without payment of any consideration or distribution therefor;

(c)	Shares held by Parent, the Company or any of their respective subsidiaries issued and outstanding immediately prior to the Effective Time (together with the Rollover Shares, the “Excluded Shares”) will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

(d)	Shares (the “Dissenting Shares”) owned by registered shareholders (the “Dissenting Shareholders”) who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “CICL”) will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares shall be entitled to receive only the payment of the fair value of their Dissenting Shares determined in accordance with the provisions of Section 238 of the CICL.

On September 1, 2020, a special committee of the Board, composed solely of independent and disinterested directors (the “Special Committee”) (although Mr. Hong (“Simon”) He and Mr. Jian Cao hold 12,000 Shares each), reviewed and considered the terms and conditions of (a) the Merger Agreement, (b) the Plan of Merger, (c) the support agreement (the “Support Agreement”) by and among Parent and Founder Family Members and pursuant to which the Founder Family Members promise to Parent that they will vote all of the Rollover Shares they own in favor of the Merger and the Merger Agreement at the shareholders’ meeting and restrict the transfer of such Shares, (d) the equity commitment letters (each, an “Equity Commitment Letter”) by the Founder Entity and the Sponsor Entity, pursuant to which each of the Founder Entity and the Sponsor Entity has committed to purchase, or cause the purchase of, equity securities of Parent, for cash, up to the aggregate amount set forth in their Equity Commitment Letters (the “Equity Financing”), which shall be used to finance the consummation of the Transactions, and (e) the limited guarantees (the “Limited Guarantees”) by each of the Founder Entity and the Sponsor Entity in favor of the Company, pursuant to which the Founder Entity and the Sponsor Entity will guarantee certain obligations of Parent and Merger Sub under the Merger Agreement, and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisors and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and other transaction documents is fair to and in the best interests of the Company and its shareholders, especially shareholders other than any of the Rollover Shareholders, executive officers or directors of the Company or any of their affiliates (such unaffiliated shareholders are referred to herein as the “Unaffiliated Security Holders”), (b) approved and declared it advisable for the Company to enter into the Merger Agreement and other transaction documents, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement and other transaction documents, and the consummation of the Transactions, including the Merger, and (d) recommended that the Board direct that the authorization and approval of the Merger Agreement and other transaction documents, and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee.

On September 1, 2020, the Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders, especially the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, and the Plan of Merger, and to consummate the Transactions, including the Merger; the Adoption of Amended M&A and the Variation of Capital; (b) authorized and approved the execution, delivery and performance of the Merger Agreement and, the Plan of Merger, and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee.

The Board recommends that you vote:

FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including (i) the Merger, (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by replacing in their entirety with a new memorandum and articles of association, in the form attached as Appendix II to the Plan of Merger at the Effective Time (the “Adoption of Amended M&A”), and (iii) the variation of the authorized share capital of the Company from US$70,000 divided into 70,000,000 shares of a par value of US$0.001 each to US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each at the Effective Time (the “Variation of Capital”);

FOR the proposal to authorize each member of the Special Committee (as defined in the notice of extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and

FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the CICL) of the Company passed by an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Pursuant to the Support Agreement, all Rollover Shares, in the aggregate amount of 11,083,334 Shares or approximately 70.1% of the total outstanding Shares, shall be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Accordingly, based on 15,803,763 Shares expected to be issued and outstanding on October 20, 2020, being the record date for determining entitlements of shareholders to attend and vote at the extraordinary general meeting (the “Record Date”), and assuming that the Rollover Shares will be voted in favor of the special resolutions, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, without any further vote of any other shareholder.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

The Rollover Shareholders will exercise their rights as shareholders of the Company to demand poll voting at the extraordinary general meeting and accordingly voting will take place by poll voting. Whether or not you plan to attend the extraordinary general meeting in person, please complete, sign, date and return the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is November 18, 2020 at 10 a.m. (Beijing time), being 48 hours before the time appointed for the extraordinary general meeting. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Record Date.

If you hold your Shares through a financial intermediary such as a broker or bank, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) and wishing to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the CICL if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of your Shares as determined under the CICL could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

IF YOU HOLD YOUR SHARES THROUGH A FINANCIAL INTERMEDIARY SUCH AS A BROKER OR BANK AND WISH TO DISSENT FROM THE MERGER, YOU MUST MAKE ALL NECESSARY ARRANGEMENTS WITH THE FINANCIAL INTERMEDIARY TO ENSURE THAT YOUR SHARES ARE REGISTERED IN YOUR OWN NAME IN THE REGISTER OF MEMBERS OF THE COMPANY such that you become a registered shareholder IN ORDER FOR YOU TO EXERCISE DISSENTERS’ RIGHTS. THE FINANCIAL INTERMEDIARY IS UNLIKELY TO EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF A BENEFICIAL OWNER OF THE SHARES REQUESTS THE FINANCIAL INTERMEDIARY TO DO SO. YOU MUST CONTACT YOUR FINANCIAL INTERMEDIARY PROMPTLY TO ENSURE THAT YOU BECOME A REGISTERED SHAREHOLDER IN SUFFICIENT TIME AHEAD OF THE DATE OF THE EXTRAORDINARY GENERAL MEETING, AS YOU MUST DELIVER TO THE COMPANY A WRITTEN OBJECTION TO THE MERGER BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. YOU MUST SUBSEQUENTLY COMPLY WITH ALL PROCEDURES AND REQUIREMENTS OF SECTION 238 OF THE CICL FOR THE EXERCISE OF DISSENTERS’ RIGHTS, A COPY OF WHICH IS ATTACHED AS ANNEX E TO THE ACCOMPANYING PROXY STATEMENT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE SHARES WILL CONTINUE TO BE LISTED ON NASDAQ. AS A RESULT, IF YOU BECAME A REGISTERED SHAREHOLDER FOR PURPOSES OF EXERCISING DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED, AND YOU WISH TO TRANSFER YOUR SHARES BACK TO A FINANCIAL INTERMEDIARY, YOU WILL NEED TO CONTACT THE FINANCIAL INTERMEDIARY TO MAKE ALL NECESSARY ARRANGEMENTS.

If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights.

We encourage you to read the section of the accompanying proxy statement entitled “Dissenters’ Rights” beginning on page 78 as well as “Annex E—Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands—Section 238” to the accompanying proxy statement carefully and we urge you to seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your dissenters’ rights.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86-576-8662-3803.

Thank you for your cooperation and continued support.

Sincerely,

Hong (“Simon”) He Chairman of the Special Committee	Guilan Jiang Chairwoman of the Board

The accompanying proxy statement is dated October 20, 2020, and is first being mailed to the Company’s shareholders on or about October 26, 2020.

FULING GLOBAL INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
NOVEMBER 20, 2020

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Fuling Global Inc. (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on November 20, 2020 at 10 a.m. (Beijing time) at Nanhai Meeting Room 6, Hilton Shenzhen Shekou Nanhai Hotel, No. 1177 Wanghai Road, Nanshan District, Shenzhen, Guangdong, 518067 China.

Only registered holders of ordinary shares of the Company, par value US$0.001 per share (each, a “Share” and collectively, the “Shares”), as of 5 p.m. Cayman Islands time on October 20, 2020 (the “Record Date”) or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

●	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of September 1, 2020 (the “Merger Agreement”), as may be amended from time to time, among the Company, Fuling ParentCo Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Fuling MergerCo Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) resulting from the Merger and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by replacing in their entirety with a new memorandum and articles of association, in the form attached as Appendix II to the Plan of Merger, at the effective time of the Merger (the “Effective Time”) (the “Adoption of Amended M&A”), and (iii) the variation of the authorized share capital of the Company from US$70,000 divided into 70,000,000 shares of a par value of US$0.001 each to US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each at the Effective Time (the “Variation of Capital”), be approved and authorized;

THAT each member of the Special Committee (as defined in this notice of extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and

●	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

v

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 88 Jintang South Ave., East New District Wenling, Zhejiang Province, People’s Republic of China 317509, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

All of (a) Ms. Guilan Jiang (“Ms. Jiang”), founder, chairwoman of the board of directors of the Company (the “Board”) and chief operating officer of the Company, (b) Ms. Sujuan Zhu, a director of the Board and an extended family member of Ms. Jiang, (c) Mr. Qian (Eugene) Hu, a family member of Ms. Jiang, (d) Mr. Xinzhong Wang, an extended family member of Ms. Jiang, (e) Mr. Jinxue Jiang, an extended family member of Ms. Jiang ((a) to (e), collectively, “Founder Family Members”, and together with (f) Silver Trillion Investments Limited (“Silver Trillion” or the “Founder Entity”), a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Ms. Jiang, (g) Celestial Sun Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Ms. Sujuan Zhu, (h) Zheng Hui Investments Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Qian (Eugene) Hu, (i) Charm Grow Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Xinzhong Wang and (j) Tengyu International Limited, a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Jinxue Jiang, collectively, the “Rollover Shareholders,” and each, a “Rollover Shareholder”) and Parent have entered into a support agreement, dated as of September 1, 2020 (the “Support Agreement”), which provides, among other things, that the Founder Family Members will (a) vote all of certain 11,083,334 Shares beneficially owned by them (the “Rollover Shares”), in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (b) restrict the transfer of all the Rollover Shares owned by him or her, as appropriate, in each case in accordance with the terms of the Support Agreement. A copy of the Support Agreement is attached as Annex C to the accompanying proxy statement. As of the date of the accompanying proxy statement, the Rollover Shares represents approximately 70.1% of the total number of issued and outstanding Shares in the Company.

After careful consideration and upon the unanimous recommendation of a special committee of the Board (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company (although Mr. Hong (“Simon”) He and Mr. Jian Cao hold 12,000 Shares each), the Board (other than Ms. Jiang and Ms. Sujuan Zhu, who abstained from the vote due to affiliation with the Buyer Group), at a duly held meeting, has (a) determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, especially shareholders other than any of the Rollover Shareholders, executive officers or directors of the Company or any of their affiliates (such unaffiliated shareholders are referred to herein as the “Unaffiliated Security Holders”); (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital, FOR the proposal to authorize each member of the Special Committee, composed solely of independent and disinterested directors of the Company, the chief executive officer of the Company, and the chief financial officer of the Company, each to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “CICL”) ) of the Company passed by an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Pursuant to the terms of the Support Agreement, 11,083,334 Shares, which represents approximately 70.1% of the total voting rights in the Company, will be voted in favor of the Merger. Accordingly, based on the total number of Shares expected to be issued and outstanding on the Record Date, and assuming that the Rollover Shares will be voted in favor of the special resolutions, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, without any further vote of any other shareholder.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy card in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed, dated and returned to the Company’s offices at 88 Jintang South Ave., East New District Wenling, Zhejiang Province, People’s Republic of China 317509, no later than 10 a.m., November 18, 2020, being 48 hours before the time appointed for the extraordinary general meeting (being November 20, 2020 at 10 a.m. (Beijing time)). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. The Rollover Shareholders will exercise their rights as registered shareholders of the Company to demand poll voting at the extraordinary general meeting and accordingly voting will take place by poll voting. Each registered shareholder has one vote for each Share held as of 5 p.m. Cayman Islands time on the Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing and returning the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. If you attend the extraordinary general meeting and vote your Shares in person, the returned proxy card will be deemed to be revoked by operation of law. Please note, however, that if your Shares are registered in the name of a broker, bank or relevant financial intermediary and you wish to vote at the extraordinary general meeting in person, you must obtain from the bank, broker or relevant financial intermediary a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or relevant financial intermediary, your vote will not be counted.

When proxy cards are properly completed, signed, dated, and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of such shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If you appoint a person other than the chairman of the meeting as your proxy, your proxy must attend the extraordinary general meeting in person in order to vote on your behalf.

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) who wish to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the CICL if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of their Shares as determined under the CICL could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

IF YOU HOLD YOUR SHARES THROUGH A FINANCIAL INTERMEDIARY SUCH AS A BROKER OR BANK AND WISH TO DISSENT FROM THE MERGER, YOU MUST MAKE ALL NECESSARY ARRANGEMENTS WITH THE FINANCIAL INTERMEDIARY TO ENSURE THAT YOUR SHARES ARE REGISTERED IN YOUR OWN NAME IN THE REGISTER OF MEMBERS OF THE COMPANY such that you become a registered shareholder IN ORDER FOR YOU TO EXERCISE DISSENTERS’ RIGHTS. THE FINANCIAL INTERMEDIARY IS UNLIKELY TO EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF A BENEFICIAL OWNER OF THE SHARES REQUESTS THE FINANCIAL INTERMEDIARY TO DO SO. YOU MUST CONTACT YOUR FINANCIAL INTERMEDIARY PROMPTLY TO ENSURE THAT YOU BECOME A REGISTERED SHAREHOLDER IN SUFFICIENT TIME AHEAD OF THE DATE OF THE EXTRAORDINARY GENERAL MEETING, AS YOU MUST DELIVER TO THE COMPANY A WRITTEN OBJECTION TO THE MERGER BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. YOU MUST SUBSEQUENTLY COMPLY WITH ALL PROCEDURES AND REQUIREMENTS OF SECTION 238 OF THE CICL FOR THE EXERCISE OF DISSENTERS’ RIGHTS, A COPY OF WHICH IS ATTACHED AS ANNEX E TO THE ACCOMPANYING PROXY STATEMENT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE SHARES WILL CONTINUE TO BE LISTED ON NASDAQ. AS A RESULT, IF YOU BECAME A REGISTERED SHAREHOLDER FOR PURPOSES OF EXERCISING DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED, AND YOU WISH TO TRANSFER YOUR SHARES BACK TO A FINANCIAL INTERMEDIARY, YOU WILL NEED TO CONTACT THE FINANCIAL INTERMEDIARY TO MAKE ALL NECESSARY ARRANGEMENTS.

If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights.

We encourage you to read the section of the accompanying proxy statement entitled “Dissenters’ Rights” beginning on page 78 as well as “Annex E—Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands—Section 238” to the accompanying proxy statement carefully and we urge you to seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your dissenters’ rights.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86-576-8662-3803.

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1. In the case of joint holders, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2. The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3. A proxy need not be a member (registered shareholder) of the Company but must attend the extraordinary general meeting in person in order to vote on your behalf.

4. The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

5. Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at 88 Jintang South Ave., East New District, Wenling, Zhejiang Province, People’s Republic of China 317509, attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Guilan Jiang
Chairwoman of the Board
October 20, 2020

PROXY STATEMENT

Dated October 20, 2020

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Fuling Global Inc. can be voted at the extraordinary general meeting by submitting your proxy card or contacting your broker, bank or other financial intermediary.

If your shares are registered in the name of a broker, bank or other financial intermediary:    check the voting instruction card forwarded by your broker, bank or other financial intermediary to see which voting options are available or contact your broker, bank or other financial intermediary in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name:    submit your proxy card as soon as possible by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions. If you appoint a person other than the chairman of the meeting as your proxy, your proxy must attend the extraordinary general meeting in person in order to vote on your behalf.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at +86-576-8662-3803.

Table of Contents

Summary Term Sheet	1

The Parties Involved in the Merger	1
The Merger (Page 64)	3
Merger Consideration (Page 65)	4
Treatment of ESOP Pool (Page 65)	4
Recommendation of the Special Committee and the Board (Page 24)	4
Record Date and Voting (Page 5)	5
Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 5)	5
Voting Information (Page 6)	6
Dissenters’ Rights of Shareholders (Page 6)	6
Purposes and Effects of the Merger (Page 41)	7
Plans for the Company after the Merger (Page 45)	7
Position of the Buyer Group as to Fairness of the Merger (Page 31)	7
Financing of the Merger (Page 47)	7
Support Agreement (Page 48)	7
Limited Guarantees (Page 48)	7
Opinion of the Special Committee’s Financial Advisor (Page 37)	8
Interests of the Company’s Executive Officers and Directors in the Merger (Page 49)	8
No Solicitation of Transactions (Page 70)	9
Conditions to the Merger (Page 73)	9
Termination of the Merger Agreement (Page 74)	10
Termination Fees (Page 75)	11
U.S. Federal Income Tax Consequences (Page 53)	12
PRC Income Tax Consequences (Page 56)	12
Cayman Islands Tax Consequences (Page 56)	12
Regulatory Matters (Page 53)	13
Litigation Related to the Merger (Page 52)	13
Accounting Treatment of the Merger (Page 53)	13
Market Price of the Shares (Page 57)	13
Fees and Expenses (Page 52)	13
Remedies (Page 48)	13

Questions and Answers About the Extraordinary General Meeting and the Merger	14

Special Factors	18

Background of the Merger	18
Reasons for the Merger and Recommendation of the Special Committee and the Board	24
Position of the Buyer Group as to the Fairness of the Merger	31
Certain Financial Projections	34
Opinion of the Special Committee’s Financial Advisor	37
Purposes of and Reasons for the Merger	41
Effects of the Merger on the Company	42
Plans for the Company after the Merger	45
Alternatives to the Merger	46
Effects on the Company if the Merger Is Not Completed	46
Financing of the Merger	47
Limited Guarantee	48
Support Agreement	48
Consortium Agreement	48
Remedies	48
Interests of Certain Persons in the Merger	49
Related Party Transactions	52

x

Fees and Expenses	52
Voting by the Buyer Group at the Extraordinary General Meeting	52
Litigation Related to the Merger	52
Accounting Treatment of the Merger	53
Regulatory Matters	53
Dissenters’ Rights	53
U.S. Federal Income Tax Consequences	53
PRC Income Tax Consequences	56
Cayman Islands Tax Consequences	56

Market Price of the shares and dividends	57

Market Price of the Shares	57
Dividend Policy	57

The Extraordinary General Meeting	59

Date, Time and Place of the Extraordinary General Meeting	59
Proposals to be Considered at the Extraordinary General Meeting	59
The Board’s Recommendation	60
Record Date; Shares Entitled to Vote	60
Quorum	60
Vote Required	60
Procedures for Voting	61
Proxy Holders for Registered Shareholders	61
Voting of Proxies and Failure to Vote	62
Revocability of Proxies	62
Rights of Shareholders Who Wish to Dissent from the Merger	63
Whom to Call for Assistance	63
Solicitation of Proxies	63
Other Business	63

The Merger Agreement	64

Structure and Consummation of the Merger	64
Memorandum and Articles of Association; Directors and Officers of the Surviving Company	64
Merger Consideration	65
Treatment of ESOP Pool	65
Exchange Procedures	65
Representations and Warranties	65
Conduct of Business Prior to Closing	69
Shareholder Meeting	69
No Solicitation of Transactions; Change of Recommendation	70
Indemnification; Directors’ and Officers’ Insurance	72
Agreement to Use Reasonable Best Efforts	72
Certain Additional Covenants	72
Conditions to the Merger	73
Termination of the Merger Agreement	74
Termination Fees	75
Remedies and Limitations on Liability	76
Amendment	76

Provisions for Unaffiliated Security Holders	77

Dissenters’ Rights	78

Requirements for Exercising Dissenters’ Rights	78

Financial Information	80

Selected Historical Financial Information	80
Net Book Value per Share of Our Shares	80

Transactions in the Shares	81

Purchases by the Company	81
Purchases by the Buyer Group	81
Prior Public Offerings	81
Transactions in Prior 60 Days	81

Security Ownership of Certain Beneficial Owners and Management of the Company	82

Future Shareholder Proposals	83

Cautionary Note Regarding Forward-Looking Statements	84

Where You Can Find More Information	85

Annex A: Agreement and Plan of Merger	A-1

Annex B: Plan of Merger	B-1

Annex C: Support Agreement	C-1

Annex D: Opinion of Houlihan Lokey (China) Limited as Financial Advisor	D-1

ANNEX E—COMPANIES LAW, CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) OF THE CAYMAN ISLANDS—SECTION 238	E-1

Annex F: Directors and Executive Officers of Each Filing Person	F-1

Annex G: Form of Proxy Card	G-1

Summary Term Sheet

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement and the Plan of Merger (each as defined below; collectively, the “Transactions”). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 85. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Fuling Global Inc. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China.

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a manufacturer and distributor of environmentally friendly plastic and paper foodservice disposable products.

Our principal executive offices are located at 88 Jintang South Ave., East New District Wenling, Zhejiang Province, People’s Republic of China 317509. The Company’s telephone number at this address is +86-576-8662-3058.

For a description of the Company’s history, development, business and organizational structure, please see the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 filed on April 15, 2020, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

Fuling ParentCo Inc. (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent was formed for the purpose of holding the equity interest in Merger Sub and entering into the Merger Agreement and consummating the Transactions. The business address of Parent is c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, China. The telephone number at this address is +86-576-86623098.

Merger Sub

Fuling MergerCo Inc. (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Parent. Merger Sub was formed for the purpose of entering into the Merger Agreement and consummating the Transactions. The business address of Merger Sub is c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, China. The telephone number at this address is +86-576-86623098.

Rollover Shareholders

Ms. Guilan Jiang; Silver Trillion Investments Limited

Ms. Guilan Jiang (“Ms. Jiang”) is the founder, chairwoman of the board of the Company (the “Board”) and chief operating officer of the Company. Ms. Jiang is a citizen of the People’s Republic of China. Silver Trillion Investments Limited (“Silver Trillion” or the “Founder Entity”) is a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Ms. Jiang. The business address of Ms. Jiang and Silver Trillion is c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, China. The telephone number at this address is +86-576-86623098. As of the date of this proxy statement, Ms. Jiang, through Silver Trillion, holds 35.1% of the equity interest in the Company.

Ms. Sujuan Zhu; Celestial Sun Holdings Limited

Ms. Sujuan Zhu (“Ms. Zhu”) is a director of the Board and an extended family member of Ms. Jiang. Ms. Zhu is a citizen of the People’s Republic of China. Celestial Sun Holdings Limited (“Celestial Sun”) is a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Ms. Zhu. The business address of Ms. Zhu and Celestial Sun is c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, China. The telephone number at this address is +86-576-86623098. As of the date of this proxy statement, Ms. Zhu, through Celestial Sun, holds 14.0% of the equity interest in the Company.

Mr. Qian (Eugene) Hu; Zheng Hui Investments Limited

Mr. Qian (Eugene) Hu (“Mr. Hu”) is a family member of Ms. Jiang and a citizen of the People’s Republic of China. Zheng Hui Investments Limited (“Zheng Hui”) is a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Hu. The business address of Mr. Hu and Zheng Hui is c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, China. The telephone number at this address is +86-576-86623098. As of the date of this proxy statement, Mr. Hu, through Zheng Hui, holds 7.3% of the equity interest in the Company.

Mr. Xinzhong Wang; Charm Grow Holdings Limited

Mr. Xinzhong Wang (“Mr. Wang”) is an extended family member of Ms. Jiang and a citizen of the People’s Republic of China. Charm Grow Holdings Limited (“Charm Grow”) is a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Wang. The business address of M. Wang and Charm Grow is c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, China. The telephone number at this address is +86-576-86623098. As of the date of this proxy statement, Mr. Wang, through Charm Grow, holds 7.0% of the equity interest in the Company.

Mr. Jinxue Jiang; Tengyu International Limited

Mr. Jinxue Jiang (“Mr. Jiang”, together with Ms. Jiang, Ms. Zhu, Mr. Qian (Eugene) Hu and Mr. Wang, collectively, the “Founder Family Members”) is an extended family member of Ms. Jiang and a citizen of the People’s Republic of China. Tengyu International Limited (“Tengyu”) is a limited liability company incorporated under the laws of the British Virgin Islands and controlled by Mr. Jiang. The business address of Mr. Jiang and Tengyu is c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, China. The telephone number at this address is +86-576-86623098. As of the date of this proxy statement, Mr. Jiang, through Tengyu, holds 7.0% of the equity interest in the Company.

Sponsor

Mr. Qijun Huang; Harvest Wind Investment Limited

Mr. Qijun Huang (“Mr. Huang”) is an individual financial investor and a citizen of the People’s Republic of China. Harvest Wind Investment Limited (“Harvest Wind” or the “Sponsor Entity”) is a corporation incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and controlled by Mr. Huang. The business address of Mr. Huang and Harvest Wind is P1-5B, Swan Castle, Overseas Chinese Town, Nanshan District, Shenzhen, Guangdong Province, China. The telephone number of Harvest Wind Investment Limited’s principal executive office is +86-755-86231682. Rollover Shareholders, Mr. Huang and the Sponsor Entity, collectively, shall be referred to in this proxy statement as the “Buyer Group”.

During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex F of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 67)

The Company, Parent, and Merger Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”) on September 1, 2020, pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger, and the transactions contemplated thereby (together, the “Transactions”), including the Merger.

Pursuant to the terms of the Merger Agreement, assuming the Merger Agreement and the Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the Merger are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

●	the Company and Merger Sub will (a) cause the Plan of Merger, to be duly executed and filed with Cayman Registrar as provided by Section 233 of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “CICL”), and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CICL in connection with the Merger. The Merger shall become effective on the date specified in the Plan of Merger, in accordance with the CICL (such date and time being hereinafter referred to as the “Effective Time”);

●	the Surviving Company will become a wholly owned subsidiary of Parent and cease to be a publicly traded company;

●	at the Effective Time, each ordinary share of the Company, par value $0.001 per share (each, a “Share”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares (each as defined below), will be cancelled and cease to exist, in exchange for the right to receive the consideration further described below;

●	the Company’s Shares will cease to be listed on the NASDAQ Stock Market LLC (“NASDAQ”), and price quotations with respect to sales of Shares in the public market will no longer be available;

●	90 days after the filing of Form 15 in connection with the consummation of the Merger or such shorter period as may be determined by the SEC, registration of Shares under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated;

●	the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

●	holders of the Company’s Shares (other than the Rollover Shareholders) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents governing the Merger.

Merger Consideration (Page 67)

Under the terms of the Merger Agreement, at the Effective Time:

(a)	each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares (each as defined below), will be cancelled in exchange for the right to receive US$2.35 in cash per Share without interest (the “Per Share Merger Consideration”);

(b)	11,083,334 Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Rollover Shareholders (the “Rollover Shares”) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist without payment of any consideration or distribution therefor;

(c)	Shares held by Parent, the Company or any of their respective subsidiaries issued and outstanding immediately prior to the Effective Time (together with the Rollover Shares, the “Excluded Shares”) will be cancelled and cease to exist without payment of any consideration or distribution therefor; and

(d)	Shares (the “Dissenting Shares”) owned by registered shareholders (the “Dissenting Shareholders”) who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL will be cancelled and cease to exist and the registered holders of such Dissenting Shares will be entitled to receive only the payment of the fair value of their Dissenting Shares determined in accordance with the provisions of Section 238 of the CICL.

Treatment of ESOP Pool (Page 68)

The Company’s 2015 stock incentive plan established a pool (the “ESOP Pool”) for issuance of Shares and share options to its employees, non-employee directors, officers and consultants, under which the Company is authorized to issue shares, and share options to purchase, in the aggregate number of up to 1,570,509 Shares. As of the date of this proxy statement, no share option is outstanding under the ESOP Pool. The ESOP Pool and each Share and share option thereunder shall be automatically cancelled and cease to exist at the Effective Time.

Recommendation of the Special Committee and the Board (Page 20)

The special committee of the Board of the Company, composed solely of independent and disinterested directors (the “Special Committee”) (although Mr. Hong (“Simon”) He and Mr. Jian Cao hold 12,000 Shares each), reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and other transaction documents is fair to and in the best interests of the Company and its shareholders, especially the unaffiliated security holders (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, the “Unaffiliated Security Holders”), (b) approved and declared it advisable for the Company to enter into the Merger Agreement and other transaction documents and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement, other transaction documents, and the consummation of the Transactions, including the Merger, and (d) recommended that the Board direct that the authorization and approval of the Merger Agreement, other transaction documents , and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee.

The Board (other than Ms. Jiang and Ms. Zhu, who voluntarily abstained from the vote due to affiliation with the Buyer Group), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, especially the Unaffiliated Security Holders, (b) approved and declared advisable the Merger, the Transactions, the Merger Agreement and the Plan of Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and to include such recommendation in this proxy statement and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE MERGER, THE ADOPTION OF AMENDED M&A AND VARIATION OF CAPITAL, FOR THE PROPOSAL TO AUTHORIZE EACH member of THE special committee (as defined in the notice of extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 43. The foregoing summary is qualified in its entirety by reference to these sections.

Record Date and Voting (Page 63)

You are entitled to attend and vote at the extraordinary general meeting if you are a registered shareholder (i.e. your Shares are registered in the register of members of the Company in your name) as of 5 p.m. (Cayman Islands time) on October 20, 2020, being the record date for determining entitlements of shareholders to attend and vote at the extraordinary general meeting (the “Record Date”). Whether or not you plan to attend the extraordinary general meeting in person, we ask that you complete, sign, date and return your proxy card so that the proxy card is received by the Company no later than November 18, 2020 at 10 a.m. (Beijing Time).

If you hold your Shares through a financial intermediary such as a broker or bank, please follow the directions provided to you by your financial intermediary. If you wish to attend and vote in person at the extraordinary general meeting, please contact your financial intermediary to learn the procedures necessary to allow you to vote your shares in person.

Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 63)

In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”).

Pursuant to the terms of the Support Agreement, an aggregate of 11,083,334 Shares, which represent approximately 70.1% in voting rights of the entire issued and outstanding Shares, will be voted in favor of the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 82 for additional information. Based on the number of Shares expected to be issued and outstanding on the Record Date, and assuming that the Rollover Shares will be voted in favor of the special resolutions, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, without any further vote of any other shareholder.

Voting Information (Page 64)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that Shares registered in your name can be voted at the extraordinary general meeting, please complete, sign, date and return the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. You should lodge your proxy card so that it is received by the Company no later than November 18, 2020, at 10 a.m. (Beijing Time). If a financial intermediary such as a broker or bank holds your Shares in “street name,” your financial intermediary should provide you with instructions on how to vote your Shares. Your financial intermediary will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Dissenters’ Rights of Shareholders (Page 66)

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) who wish to dissent from the Merger will have the right to receive payment of the fair value of their Shares (“dissenters’ rights”) in accordance with Section 238 of the CICL if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, which is attached as Annex E to this proxy statement. The fair value of your Shares as determined under the CICL could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenter rights with respect to your Shares.

IF YOU HOLD YOUR SHARES THROUGH A FINANCIAL INTERMEDIARY SUCH AS A BROKER OR BANK AND WISH TO DISSENT FROM THE MERGER, YOU MUST MAKE ALL NECESSARY ARRANGEMENTS WITH THE FINANCIAL INTERMEDIARY TO ENSURE THAT YOUR SHARES ARE REGISTERED IN YOUR OWN NAME IN THE REGISTER OF MEMBERS OF THE COMPANY such that you become a registered shareholder IN ORDER FOR YOU TO EXERCISE DISSENTERS’ RIGHTS. THE FINANCIAL INTERMEDIARY IS UNLIKELY TO EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF A BENEFICIAL OWNER OF THE SHARES REQUESTS THE FINANCIAL INTERMEDIARY TO DO SO. YOU MUST CONTACT YOUR FINANCIAL INTERMEDIARY PROMPTLY TO ENSURE THAT YOU BECOME A REGISTERED SHAREHOLDER IN SUFFICIENT TIME AHEAD OF THE DATE OF THE EXTRAORDINARY GENERAL MEETING, AS YOU MUST DELIVER TO THE COMPANY A WRITTEN OBJECTION TO THE MERGER BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. YOU MUST SUBSEQUENTLY COMPLY WITH ALL PROCEDURES AND REQUIREMENTS OF SECTION 238 OF THE CICL FOR THE EXERCISE OF DISSENTERS’ RIGHTS, A COPY OF WHICH IS ATTACHED AS ANNEX E TO THIS PROXY STATEMENT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE SHARES WILL CONTINUE TO BE LISTED ON NASDAQ. AS A RESULT, IF YOU BECAME A REGISTERED SHAREHOLDER FOR PURPOSES OF EXERCISING DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED, AND YOU WISH TO TRANSFER YOUR SHARES BACK TO A FINANCIAL INTERMEDIARY, YOU WILL NEED TO CONTACT THE FINANCIAL INTERMEDIARY TO MAKE ALL NECESSARY ARRANGEMENTS.

If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex E to this proxy statement carefully and we urge you to seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 41)

The purpose of the Merger is to enable the Buyer Group, to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders, other than holders of the Excluded Shares and the Dissenting Shares, will be cashed out in exchange for the Per Share Merger Consideration, as applicable, so that the Buyer Group will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 41 for additional information.

Plans for the Company after the Merger (Page 47)

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Position of the Buyer Group as to Fairness of the Merger (Page 31)

Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Security Holders . Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to Fairness of the Merger” beginning on page 31.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of ensuring compliance with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

Financing of the Merger (Page 47)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$12.5 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares which will be cancelled for no consideration in the Merger.

The Buyer Group expects this amount to be provided through (1) cash held by the Company and its subsidiaries, if any, through cash dividends to be declared and ultimately distributed to Parent (as at the Effective Time) by the Company through its subsidiaries, as applicable, in each case in compliance with the applicable laws of each applicable jurisdiction and the organizational documents of each relevant entities, and (2) equity financing in accordance with the documents relating to the Transactions. Each of the Founder Entity and the Sponsor Entity has committed to purchase, or cause the purchase of, for cash or contributed equity, subject to terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth in their Equity Commitment Letters (the “Equity Financing”). The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions. See “Special Factors—Financing” beginning on page 47 for additional information.

Support Agreement (Page 50)

Concurrently with the execution of the Merger Agreement, Parent and Founder Family Members entered into a support agreement (the “Support Agreement”), pursuant to which such Founder Family Members will (a) vote the Rollover Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, and (b) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for cancellation of the Rollover Shares in accordance with the Merger Agreement, and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time.

Limited Guarantees (Page 48)

Concurrently with the execution and delivery of the Merger Agreement, each of the Founder Entity and the Sponsor Entity executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which the Founder Entity and the Sponsor Entity agreed to guarantee the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain costs and expenses that, in each case, may become payable to the Company by Parent under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. See “Special Factors—Limited Guarantees” beginning on page 48 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 37)

The Special Committee retained Houlihan Lokey (China) Limited (“Houlihan Lokey”) to act as its financial advisor in connection with the Merger. On September 1, 2020, Houlihan Lokey orally rendered to the Special Committee its opinion (which was subsequently confirmed in writing by delivery on the same date of Houlihan Lokey’s written opinion addressed to the Special Committee) as to the fairness, from a financial point of view, of the Merger consideration to be received by the Unaffiliated Security Holders in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger consideration to be received by the Unaffiliated Security Holders pursuant to the Merger Agreement, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or any other person as to how to act with respect to any matter relating to the Merger. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 37 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 51)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

●	the potential enhancement or decline of share value for Parent, of which Ms. Jiang and Ms. Zhu will be two of the beneficial owners upon the completion of the Merger, as a result of the Merger and future performance of the Surviving Company;

●	the beneficial ownership of equity interests in Parent by Ms. Jiang and Ms. Zhu as a result of the Merger (if approved and consummated);

●	continued indemnification rights and directors’ and officers’ liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

●	the compensation at a rate of $45,000 to the chairman of the Special Committee and $35,000 to each of the other two members of the Special Committee in exchange for his respective services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

●	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

As of the date of this proxy statement, the directors and executive officers of the Company, other than Rollover Shareholders, as a group held an aggregate of 24,000 Shares, which consists of 12,000 Shares held by Mr. Hong (“Simon”) He and 12,000 Shares held by Mr. Jian Cao. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 82 and “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49 for additional information.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49 for additional information.

No Solicitation of Transactions (Page 73)

The Merger Agreement restricts the Company’s and its Board’s ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding a Competing Proposal (as defined in the section entitled “The Merger Agreement—Non-Solicit; Change in Recommendation”). See “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 70.

Conditions to the Merger (Page 76)

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions (each term as defined in the section entitled “The Merger Agreement”):

●	the Company Shareholder Approval shall have been obtained in accordance with the CICL and the Company’s memorandum and articles of association; and

●	no governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions, or imposes certain specified “non-required remedy” (e.g., requiring Parent or its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time).

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time; subject to certain qualifications;

●	the Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

●	since the date of the Merger Agreement, no Material Adverse Effect shall have occurred that is continuing;

●	the aggregate amount of the Dissenting Shares shall have been no more than 10% of the total outstanding ordinary shares of the Company;

●	the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfilment of the conditions specified above; and

●	the Company shall have obtained third-party consents or waivers in writing for certain specified contracts.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date, except where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under the Merger Agreement;

●	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

●	Parent shall have delivered to the Company a certificate, dated the closing date, signed by a director or senior executive officer of Parent, certifying as to the fulfilment of the conditions specified above.

Termination of the Merger Agreement (Page 77)

The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, as follows (each term as defined in the section entitled “The Merger Agreement”):

●	by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent;

●	by either the Company (acting upon the recommendation of the Special Committee) or Parent, if there has been a breach or failure to perform by the other party or parties to the Merger Agreement of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would result in the corresponding closing conditions not being satisfied, and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting party from the non-defaulting party, or (y) three (3) business days before the Outside Date; provided, that the Merger Agreement may not be so terminated by any party if such party is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

●	by either Parent or the Company (acting upon the recommendation of the Special Committee), if the Effective Time shall not have occurred by 11:59 p.m., Beijing time on the Outside Date; provided, that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, primarily resulted in, or materially contributed to, the Effective Time not occurring on or prior to the Outside Date;

●	by Parent at any time prior to the receipt of the Company Shareholder Approval, if the Board shall have effected an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 70);

●	by the Company at any time prior to the receipt of the Company Shareholder Approval, if (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation” beginning on page 70) and authorized the Company to enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such Alternative Acquisition Agreement; provided, that the Company shall not be entitled to so terminate the Merger Agreement unless (A) the Company has complied in all material respects with the requirements set forth in the Merger Agreement with respect to such Superior Proposal and Alternative Acquisition Agreement and (B) the Company pays in full the Company Termination Fee immediately after the termination;

●	by the Company at any time prior to the receipt of the Company Shareholder Approval, if the Board (acting upon the recommendation of the Special Committee) has effected an Adverse Recommendation Change and authorized termination of the Merger Agreement in accordance with its terms;

●	by either the Company or Parent if a governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions; provided, where such restraint is the result of an order, the party seeking to so terminate the Merger Agreement shall have used reasonable best efforts to prevent the entry of and to remove such order in accordance with the Merger Agreement, and that the right to so terminate the Merger Agreement shall not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of such order;

●	by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained after the final adjournment of the shareholder meeting at which a vote on such approval was taken; provided that, Parent may not so terminate the Merger Agreement if such failure to obtain the Company Shareholder Approval is a result of a breach of by Parent of its obligation to vote its shares in favor of the Merger or a breach of the Support Agreement by any Founder Family Member; or

●	by the Company if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the closing within ten (10) business days following its receipt of the written notice from the Company.

Termination Fees (Page 75)

The Company is required to pay Parent a termination fee of $500,000 (the “Company Termination Fee”) if:

●	(A) a Competing Proposal (as defined in the section entitled “The Merger Agreement-No Solicitation of Transactions; Change of Recommendation”) with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of the Merger Agreement and prior to the shareholder meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, the Merger Agreement is terminated (x) by the Company or Parent due to the failure to obtain the Company Shareholder Approval at the shareholder meeting or (y) by the Company due to the failure of the Merger to be consummated by the Outside Date or at any time prior to the receipt of the Company Shareholder Approval, if the Board (acting upon the recommendation of the Special Committee) has effected an Adverse Recommendation Change and authorized termination of the Merger Agreement, and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%);

●	the Merger Agreement is terminated by Parent due to a breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth therein or an Adverse Recommendation Change effected by the Company; or

●	the Merger Agreement is terminated by the Company due to the fact that (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement.

Parent is required to pay the Company a termination fee of $1,000,000 (the “Parent Termination Fee”) if:

●	the Merger Agreement is terminated by the Company due to (A) a breach or failure to perform by Parent of any representation, warranty, covenant or agreement set forth therein, or (B) the failure of Parent to effect the closing within ten (10) business days following its receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other closing conditions have been satisfied or duly waived; or

●	the Merger Agreement is terminated by the Company or by Parent because the closing of the Merger has failed to occur prior to the Outside Date, and (A) the Company has not breached any of its covenants or other agreements under the Merger Agreement would not be satisfied and (B) all conditions to closing (other than those that by their terms are to be satisfied at the closing, provided that such conditions are capable of being satisfied at the time of the termination by the Company or Parent as if such time were the closing) have been satisfied or waived.

U.S. Federal Income Tax Consequences (Page 53)

The receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See “Special Factors—U.S. Federal Income Tax Consequences” beginning on page 53. The tax consequences of the Merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

PRC Income Tax Consequences (Page 56)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Company’s Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise or that PRC tax would otherwise apply. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise then the gain recognized on the receipt of cash for the Company’s Shares by the holders of such Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares are subject to PRC tax if the holders of such Shares or are PRC resident enterprises or individuals. Neither Parent or the Company intends to withhold any PRC taxes on the consideration provided to shareholders of the Company in connection with the Merger. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. Please see “Special Factors—PRC Income Tax Consequences” beginning on page 56 for additional information.

Cayman Islands Tax Consequences (Page 56)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See “Special Factors—Cayman Islands Tax Consequences” beginning on page 56 for additional information.

Regulatory Matters (Page 55)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the U.S. federal securities laws, the registration of the Plan of Merger (and supporting documentation as specified in the CICL) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub and the notice of the Merger being published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 52)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions. See “Special Factors—Litigation Related to the Merger” beginning on page 52 for additional information.

Accounting Treatment of the Merger (Page 55)

Upon completion of the Merger, the Company will cease to be a publicly traded Company, and the Company expects to account for the Merger at historic cost.

Market Price of the Shares (Page 60)

The closing price of Shares on the NASDAQ on June 19, 2020, the last trading date immediately prior to the Company’s announcement on June 22, 2020 that it had received a going private proposal, was $2.04 per Share. The consideration of $2.35 per Share to be paid in the Merger represents a premium of approximately 15.2% over that closing price.

Fees and Expenses (Page 52)

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Transactions including the Merger will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

See “Special Factors—Fees and Expenses” beginning on page 52 for additional information.

Remedies (Page 50)

The parties to the Merger Agreement are entitled to specific performance and other equitable relief of the terms and provisions of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.

In the event that Parent or Merger Sub fails to effect the closing when required to under the Merger Agreement for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform under the Merger Agreement, then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement, the Company’s termination of the Merger Agreement and receipt of the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations) will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against Parent, Merger Sub, the Sponsor Entity or any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the Merger Agreement or other failure of the Merger to be consummated.

If the Company pays the Company Termination Fee pursuant to the terms of the Merger Agreement, then any such payment and Parent’s right to terminate the Merger Agreement shall be the sole and exclusive remedy of any of Parent, Merger Sub, the Sponsor Entity and their respective affiliates against any of the Company, its subsidiaries, shareholders of the Company or any of its subsidiaries and any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform under the Merger Agreement or other failure of the Merger to be consummated. See “The Merger Agreement—Remedies and Limitations on Liability” beginning on page 76 for additional information.

Questions and Answers About the Extraordinary General Meeting and the Merger

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving this proxy statement?

A: On September 1, 2020, the Company entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q: When and where will the extraordinary general meeting be held?

A: The extraordinary general meeting will take place on November 20, 2020, at 10 a.m. (Beijing time) at Nanhai Meeting Room 6, Hilton Shenzhen Shekou Nanhai Hotel, No. 1177 Wanghai Road, Nanshan District, Shenzhen, Guangdong, 518067 China.

Q: What am I being asked to vote on?

A: You will be asked to consider and vote on the following proposals:

●	as a special resolution, that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the (i) Merger, (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by replacing in their entirety with a new memorandum and articles of association, in the form attached as Appendix II to the Plan of Merger at the Effective Time (the “Adoption of Amended M&A”) and (iii) the variation of the authorized share capital of the Company from US$70,000 divided into 70,000,000 shares of a par value of US$0.001 each to US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each at the Effective Time (the “Variation of Capital”), be authorized and approved;

●	as a special resolution, that each member of the Special Committee (as defined in the notice of extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and

●	if necessary, as an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q: What is the Merger?

A:The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company resulting from the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by Parent, and as a result of the Merger, the Shares will no longer be listed on the NASDAQ, and the Company will cease to be a publicly traded company.

Q: What will I receive in the Merger if I own Shares (that are not Excluded Shares)?

A: If you are a registered shareholder (i.e. your name is entered in the register of members of the Company) and the Merger is completed, you will be entitled to receive $2.35 in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the CICL with respect to the Merger, in which case you will be entitled to receive the fair value of your Shares determined in accordance with the CICL).

If your Shares are held in “street name” by your broker, bank or other financial intermediary, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q: When do you expect the Merger to be completed?

A: We are working toward consummating the Merger as quickly as possible and currently expect the Merger to consummate by the fourth quarter of 2020, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the requisite shareholders’ approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q: What effects will the Merger have on the Company?

A: As a result of the Merger, the Company will cease to be an independent publicly traded company and will instead become a private company beneficially owned by Parent. You will no longer have any interest in the future earnings or growth of the Company. Following the completion of the Merger, the registration of the Shares and the Company's reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the completion of the Merger, the Shares will no longer be listed or traded on any stock exchange, including the NASDAQ.

Q: What happens if the Merger is not consummated?

A: If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The Shares will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements. In addition, the Company will remain subject to the reporting obligations of the SEC. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares.

Q: How does the Board recommend that I vote on the proposals?

A: After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board recommends you to vote:

●	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital;

●	FOR the proposal to authorize each member of the Special Committee (as defined in the notice of extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and

●	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q: How do I vote if my Shares are registered in my name?

A: If your Shares are registered in the register of members of the Company in your name as of 5 p.m. Cayman Islands time on October 20, 2020 (the Record Date), you should complete the proxy card, indicate on your proxy card how you want to vote, sign, date and return your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than 10 a.m., November 18, 2020, being 48 hours before the time appointed for the commencement of the extraordinary general meeting, which is the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting. If you appoint a person other than the chairman of the meeting as your proxy, your proxy must attend the extraordinary general meeting in person in order to vote on your behalf.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR each of the proposals to be voted on at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by a financial intermediary, such as a broker or bank, please see below for additional information.

Q: If my Shares are held in a brokerage, bank or other securities account, will my broker, bank or other financial intermediary vote my Shares on my behalf?

A: Your broker, bank or other financial intermediary will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other financial intermediary regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other financial intermediary how to vote your Shares that it holds, those Shares will not be voted.

Q: What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A: If you abstain from voting, fail to cast your vote in person, fail to complete, sign, date and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other financial intermediary, your vote will not be counted.

Q: May I change my vote?

A: Yes. You may change your vote in one of the following three ways:

●	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at any time before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices 88 Jintang South Ave., East New District, Wenling, Zhejiang Province, People’s Republic of China 317509, attention: Investor Relations Department, and received by the Company before the commencement of the extraordinary general meeting.

●	Second, you may complete, sign, date and return a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10 a.m. (Beijing time) on November 18, 2020, being 48 hours before the time appointed for the extraordinary general meeting which is the deadline to lodge your proxy card.

●	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other financial intermediary and have instructed the broker, bank or other financial intermediary to vote your Shares, you must follow directions received from the broker, bank or other financial intermediary to change your instructions.

Q: What should I do if I receive more than one set of voting materials?

A: If you are a registered holder of Shares and your Shares are registered in the register of members of Company in more than one name, you will receive more than one proxy or voting instruction or voting instruction card. Please submit each proxy card that you receive.

Q: If I am a holder of certificated Shares, should I send in my share certificates now?

A: No, please do not send in your certificates. After the Merger is completed, holders of certificated Shares will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration.

Q: Am I entitled to dissenters’ rights?

A: Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) who wish to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the CICL if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this proxy statement. The fair value of each of their Shares as determined under the CICL could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

If you hold your Shares through a financial intermediary such as a broker or bank and wish to dissent from the Merger, you must make all necessary arrangements with the financial intermediary to ensure that your Shares are registered in your own name in the register of members of the Company such that you become a registered shareholder in order for you to exercise dissenters’ rights. The financial intermediary is unlikely to exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if a beneficial owner of the Shares requests the financial intermediary to do so. You must contact your financial intermediary promptly to ensure that you become a registered shareholder in sufficient time ahead of the date of the extraordinary general meeting, as you must deliver to the Company a written objection to the merger before the vote to authorize and approve the Merger is taken at the extraordinary general meeting. You must subsequently comply with all procedures and requirements of section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as annex E to this proxy statement. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the shares will continue to be listed on NASDAQ. As a result, if you became a registered shareholder for purposes of exercising dissenters’ rights and the Merger is not consummated, and you wish to transfer your Shares back to a financial intermediary, you will need to contact the financial intermediary to make all necessary arrangements.

If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 78 as well as “Annex E—Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands—Section 238” to this proxy statement carefully and we urge you to seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your dissenters’ rights.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please complete, sign, date and return the proxy card or give voting instructions to your broker, bank or other financial intermediary as soon as possible.

Q: Will any proxy solicitors be used in connection with the extraordinary general meeting?

A: We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other financial intermediaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q: Who can help answer my questions?

A: If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our Investor Relations Department at +86-576-8662-3803.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

Special Factors

Background of the Merger

Most of the events leading to the execution of the Merger Agreement described in this “Background of the Merger” occurred in the PRC. As a result, all dates and times referenced in this Background of the Merger refer to Beijing Time.

The Board and senior management of the Company have reviewed periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

In May 2020, Mr. Huang approached Ms. Jiang and indicated to Ms. Jiang that he would be interested in working with Ms. Jiang to take the Company private.

In June 2020, Ms. Jiang consulted with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) about the process of a “going-private” transaction and decided to engage Skadden to help her consider and evaluate a going-private transaction involving the Company.

On or about June 20, 2020, Ms. Jiang, on behalf of herself and certain shareholders who are extended family members of Ms. Jiang and agreed to work with Mr. Huang, entered into the consortium agreement (the “Consortium Agreement”) with Mr. Huang pursuant to which the parties intend to cooperate in good faith to acquire all of the outstanding Shares of the Company, other than the Rollover Shares, through a going-private transaction.

On June 20, 2020, Ms. Jiang, on behalf of herself and Ms. Zhu, Mr. Hu, Mr. Wang and Mr. Jiang, and Mr. Huang jointly submitted a non-binding proposal (the “Proposal”) to the Company’s Board related to the proposed acquisition of all of the Shares not beneficially owned by the Founder Family for cash consideration equal to US$2.18 per Share (the “Proposed Transaction”).

On June 20, 2020, the Board held a telephonic meeting to discuss the Proposal. Representatives of Kaufman & Canoles, P.C. (“K&C”), as U.S. legal counsel to the Company, explained to the Board the principal terms and conditions set forth in the Proposal and answered questions regarding the general process of a going private transaction. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on a special committee of the Board to evaluate the Proposal. After the discussion, the Board determined that it was in the best interests of the Company and its shareholders to establish a special committee of independent and disinterested directors to consider the Proposal (although Mr. Hong (“Simon”) He and Mr. Jian Cao hold 12,000 Shares each).

Right after the Board meeting, Mr. Jian Cao and Mr. Fuyou Cai, with Mr. Hong (“Simon”) He, the three independent directors of the Company, held a telephonic meeting with K&C. During the meeting, representatives of K&C provided the independent directors with an overview of the procedures, process and duties of both the directors of the Company and the Special Committee as well as best practices in connection with the Proposed Transaction. On June 20, 2020, the Special Committee was established consisting of three independent directors of the Company, Mr. Hong (“Simon”) He, Mr. Jian Cao and Mr. Fuyou Cai with Mr. Hong (“Simon”) He serving as chairman of the Special Committee, solely to represent the interests of the Unaffiliated Security Holders, it being noted that each of Mr. Hong (“Simon”) He and Mr. Jian Cao holds 12,000 Shares. The Special Committee was granted full control, without limitation, of the negotiations with the Buyer Group and its advisors, for and on behalf of the Company, with respect to the Proposed Transaction.

On June 21, 2020 and July 1, 2020, the Special Committee held two telephonic meetings with K&C. During the meetings, representatives of K&C explained to the Special Committee indemnification to the Special Committee members, authorities of the Special Committee, compensation of the Special Committee members, the transaction structure of the Proposed Transaction, confidentiality requirements, and fee proposals for Cayman Islands counsel, U.S. counsel and financial advisor.

On June 22, 2020, the Company issued a press release regarding the establishment of the Special Committee and furnished the press release as an exhibit to its report on Form 6-K with the SEC.

On June 26, 2020, the Buyer Group filed a Schedule 13D with the SEC in connection with the Proposal.

From late June 2020 through late August 2020, representatives of K&C discussed with representatives of the Company various questions regarding process and disclosure obligations with respect to the Proposed Transaction and assisted the Company in coordinating the due diligence process regarding the Merger Agreement.

On July 6, 2020, after due consideration of the qualifications, experience, reputation and other characteristics of each potential legal advisor candidate, the Special Committee retained King & Wood Mallesons, LLP (“KWM”) as its independent U.S. legal advisor to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction.

On July 16, 2020, after reviewing the qualifications, experience and other characteristics of three financial advisor candidates and considering the extensive experience of Houlihan Lokey in advising special committees in going private transactions, their strong reputation and their significant experience in working with China-based companies in the same industry as the Company, the Special Committee decided to retain Houlihan Lokey as its independent financial advisor in connection with the review and evaluation of the Proposal and to retain Houlihan Lokey to provide it with such financial and market related advice and assistance as may be appropriate in connection with the Proposed Transaction.

On July 20, 2020, the Special Committee convened a telephonic meeting. During the meeting, representatives of KWM provided a general overview of take-private transactions conducted by U.S. listed Cayman Islands companies, including that the Special Committee was established to represent and protect the interests of the Company and the Unaffiliated Security Holders, and other timing, transaction structure, process, and SEC filing issues and requirements. Representatives of Houlihan Lokey discussed with the Special Committee the principal areas of work that they plan to undertake in their financial analysis of the Proposed Transaction. The Special Committee raised questions and discussed key issues relating to timing and structural considerations of a going-private transaction.

On July 22, 2020, Harvest Wind and the Company entered into a confidentiality agreement so Harvest Wind could conduct due diligence. Between July 23, 2020 and the signing of the Merger Agreement, representatives of Harvest Wind had various discussions with the management of the Company regarding the business, operations and financial performance of the Company and conducted preliminary business and accounting due diligence on the Company.

On July 23, 2020, after due consideration of the qualifications, experience, reputation and other characteristics of each potential legal advisor candidate, the Special Committee retained Conyers Dill & Pearman (“Conyers”) as its special Cayman Islands legal advisor to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction.

On July 24, 2020, the Company issued a press release regarding the retention of KWM, Houlihan Lokey and Conyers and furnished the press release as an exhibit to its report on Form 6-K with the SEC.

On July 27, 2020, Skadden provided KWM with an initial draft of the Merger Agreement for the Special Committee’s review.

On July 28, 2020, the Special Committee convened a telephonic meeting with representatives of KWM, Houlihan Lokey and Conyers. During the meeting, representatives of Conyers provided a summary of the purposes and roles of the Special Committee and its members’ fiduciary duties. The Special Committee raised questions and discussed key issues relating to its fiduciary duties, negotiation strategy and its authority to reject the Proposed Transaction and pursue an alternative transaction should the Special Committee determine that the alternative transaction would be in the best interests of the Company and the Unaffiliated Security Holders. Representatives of Conyers discussed and explained the benefits and limits of the appraisal rights afforded to the Unaffiliated Security Holders pursuant to Cayman Islands law.

On August 3, 2020, the Special Committee convened a telephonic meeting with representatives of KWM to discuss the draft of the Merger Agreement. During the meeting, representatives of KWM discussed the key issues raised in the initial draft of the Merger Agreement provided by Skadden and discussed with the Special Committee various options on the terms and potential positions to be taken by the Special Committee. Among other things, representatives of KWM walked the Special Committee through each section of the Merger Agreement, including without limitation, the proposal by the Buyer Group to require the Company to keep certain available cash upon the closing as a closing condition (the “Company Available Cash Condition”) to fund the Merger consideration, the structure of the Merger, the payment of the Merger consideration to (or the handling of) various groups of holders of equity interests in the Company and the timing of such payment(s), the rights of dissenting shareholders of the Company, the effect of the Merger, the representations and warranties, the restrictive covenants on the Company’s business conduct (including, without limitation, the “no-shop” and related provisions), closing conditions, termination and effects of termination, dispute resolution and other key items of the Merger Agreement. After much discussion, the Special Committee determined that it might potentially further negotiate the $2.18 per share merger consideration offered by the Buyer Group, pending review of the preliminary financial analysis with respect to the merger consideration of the Merger payable to the unaffiliated shareholders, being undertaken by Houlihan Lokey. The Special Committee instructed KWM to negotiate the terms of the Merger Agreement with Skadden, including without limitation, to, impose a requirement for the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the public unaffiliated shares (the “majority of the minority” vote condition) as a closing condition, reject the Company Available Cash Condition, expedite the payment of the merger consideration to the dissenting shareholders in the amount and at the time due and payable to the other unaffiliated shareholders, provide that Parent’s obligation to consummate the Proposed Transaction should not be subject to the Buyer Group-proposed condition that the dissenting shares account for no more than 5% of the Company’s outstanding share capital (the “dissenting shareholders threshold”), reject certain provisions that would require the Company to pay termination fees to the Buyer Group, impose a knowledge qualifier on the part of the Buyer Group in the representations and warranties made by the Company, and generally improve the terms of the Merger Agreement as necessary and feasible. KWM also advised that the Special Committee has the authority to not proceed with the Proposed Transaction, regardless of whether a competing proposal exists or is being considered, should it determine that doing so would be in the best interests of the Company and its Unaffiliated Security Holders.

On August 4, 2020, at the instruction of the Special Committee, KWM sent Skadden a revised draft of the Merger Agreement reflecting the Special Committee’s positions formulated in the August 3, 2020 meeting.

On August 4, 2020, at the request of Houlihan Lokey, the Company provided to representatives of KWM emails that the Company had received from its investor relations agent, PondelWilkinson Inc., with respect to concerns raised by certain Unaffiliated Security Holders regarding the Proposal. On the same date, these emails were shared with Houlihan Lokey for their review.

On August 6, 2020, the Board passed unanimous written resolutions, effective as of June 20, 2020, formally reaffirming and documenting the powers of the Special Committee, and which provided that the Special Committee was granted the power and authority to, among other things, (i) investigate, review, evaluate, discuss, and negotiate the Proposed Transaction, (ii) make reports and recommendations to the Board as the Special Committee considers appropriate with respect to the Proposed Transaction, (iii) retain any advisors, including independent legal counsel, financial advisors, and outside counsel, as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities, (iv) consider whether there were alternatives to the Proposal that would be in the best interests of the Company and its shareholders (each an “Alternative Transaction”), and review and evaluate the terms and conditions and determine the advisability of one or more Alternative Transaction(s), (v) review, evaluate and establish the procedures to be followed with respect to (A) the negotiation of the terms and conditions of the Proposal or any Alternative Transaction and (B) supervise management in regard to the conduct of such negotiations if, and to the extent that, the Special Committee, in its sole discretion, authorized management to conduct or participate in such negotiations, and respond to any communications, inquiries, or proposals regarding the Proposal or any Alternative Transaction, (vi) if the Special Committee deemed it appropriate or advisable, negotiate, on the Company’s behalf, the price, structure, form, terms and conditions of the Proposal or any Alternative Transaction, as well as any definitive agreements in connection therewith, (vii) after obtaining full knowledge of the material facts, determine whether any such transaction is fair, just and reasonable to, and in the best interests of, the Company and the Unaffiliated Security Holders, (viii) if the Special Committee deemed it appropriate or advisable, recommend to the entire Board what action, if any, should be taken by the Company with respect to the Proposal or any Alternative Transaction, (ix) take such other action related to or arising in connection with the Proposal or any Alternative Transaction as the Special Committee deemed necessary, appropriate or advisable, (x) reject the Proposal or any Alternative Transaction if the Special Committee determined that the Proposal or any Alternative Transaction was not fair to or in the best interests of the Company or the Unaffiliated Security Holders, or if the Special Committee determined that other alternatives, including not entering into any similar transaction, were more desirable, or for any other reason as the Special Committee may determine in its sole discretion, and (xi) convene and hold meetings of the Special Committee, of which only the members of the Special Committee may attend to the exclusion of any other director or officer of the Company, to discuss, develop, negotiate and resolve to carry out any of the duties of the Special Committee as contemplated by therein, and (xii) exercise any other power that may be otherwise exercised by the Board and that the Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities through the rejection, abandonment or completion of the Proposed Transaction.

On August 7, 2020, Skadden provided KWM with a further revised draft of the Merger Agreement.

On August 10, 2020, the Special Committee convened a telephonic meeting with representatives of KWM and Conyers to discuss the key open issues in the latest draft of the Merger Agreement. During the meeting, the Special Committee and representatives of KWM and Conyers discussed the positions which could be taken and/or negotiated by the Special Committee, based on the totality of the terms of the Proposed Transaction (including the pricing), including: (a) the reintroduction of the Company Available Cash Condition; (b) the removal of the majority of the minority vote condition; (c) a reversion back to the original position regarding the treatment of Dissenting Shareholders; (d) the removal of the “Knowledge” qualifier against some of the Company representations and warranties; (e) the reintroduction of certain prior positions regarding restrictions on the Company’s approach to alternative or superior proposals between signing and closing; (f) the reintroduction of the 5% dissenting shareholders threshold as a closing condition; and (g) the reintroduction of a termination fee applicable to the Company in certain circumstances. Representatives of KWM and Conyers discussed the effect and implications of these positions with the Special Committee.

On August 11, 2020, the Special Committee convened a telephonic meeting with representatives of KWM and Houlihan Lokey. During the meeting, the Company management presented to the Special Committee its financial projections for the Company (the “Management Projections”). The Company management explained the methodology of preparing the Management Projections, the underlying assumptions and other aspects of the Management Projections. The Special Committee raised questions on certain items in the Management Projections, including on the methodology and the underlying assumptions. Company management then left the meeting. Thereafter, representatives of Houlihan Lokey discussed with the Special Committee their initial thoughts on the methodology, underlying assumptions and other aspects of the Management Projections.

On August 13, 2020, representatives of Skadden confirmed to representatives of KWM that Ms. Jiang and Mr Qijun Huang were committed to fully fund the Merger consideration with 100% equity financing.

On August 14, 2020, Skadden sent initial drafts of the Equity Commitment Letter, Limited Guarantee and Support Agreement to KWM.

On August 20, 2020, the Special Committee convened a telephonic meeting with representatives of KWM, Houlihan Lokey and Conyers, to discuss, in light of receipt of the Management Projections, certain matters with respect to the status of Houlihan Lokey’s financial due diligence and analysis, and to discuss the status of their financial analysis and methodology. In particular, the Special Committee and representatives of KWM, Houlihan and Conyers, discussed certain strategies and arguments for negotiating a price increase.

On August 21, 2020, the Special Committee instructed KWM to seek an offer price of $2.50 per Share. On that date, the Special Committee instructed KWM to revise the Merger Agreement based on the following positions (some of which were negotiable subject to the Buyer Group’s acceptance of the First Price Increase): (a) a price increase to $2.50 per Share (the “First Price Increase”); (b) the removal of the Company Available Cash Condition; (c) the reintroduction of the majority of the minority vote condition; (d) the reintroduction of the “Knowledge” qualifier against the Company representations and warranties; (e) the removal of certain restrictions on the Company’s approach to alternative or superior proposals between signing and closing; (f) the reintroduction of the dissenting shareholders threshold at 15% as a closing condition; and (g) the removal of a termination fee applicable to the Company in certain circumstances.

On August 22, 2020 at the instruction of the Special Committee, KWM sent Skadden a further revised draft of the Merger Agreement, reflecting the above mentioned positions, including the First Price Increase and the inclusion of the majority of the minority vote condition, together with KWM’s comments on the Equity Commitment Letter, Limited Guarantee and Support Agreement.

On August 25, 2020, Skadden sent further revised drafts of the Merger Agreement, Equity Commitment Letters and Limited Guarantees, to KWM. In particular, the Merger Agreement provided that, amongst other things, the price per Share had been revised upwards to $2.25 per Share, from $2.18 per Share, the majority of the minority vote condition had been removed, the dissenting shareholders threshold had been lowered to 10%, and certain termination fees applicable to the Company had been reintroduced. Skadden maintained the drafts were being sent to the Special Committee as final versions acceptable to the Buyer Group for execution and that the price increase to $2.25 per share should be considered as a final and best offer on condition that the Special Committee approves the Merger within the week.

On August 25, 2020, the Special Committee convened a telephonic meeting with representatives of Houlihan Lokey and KWM to discuss certain matters with respect to the preliminary results of Houlihan Lokey’s financial due diligence and financial analysis.

On August 25, 2020, KWM received from Skadden an initial draft of the Plan of Merger, as Exhibit A to the Merger Agreement.

On August 27, 2020, KWM sent Skadden a revised draft of the Plan of Merger.

On August 28, 2020, representatives of Houlihan Lokey presented, by way of telephone meeting, to the Special Committee, its preliminary financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares and the Dissenting Shares) at a purchase price of $2.25 in cash per Share. Representatives of Houlihan Lokey then left the meeting. The Special Committee, and representatives of KWM and Conyers, continued to discuss the financial analysis as presented by Houlihan Lokey. The Special Committee discussed and considered whether to seek a further price increase. Representatives of KWM and Conyers advised the Special Committee as to the potential implications, advantages and risks, of seeking a second price increase. After much discussion, the Special Committee resolved to seek a second price increase to $2.35 per Share (the “Second Price Increase”), on the basis of the existing terms to the relevant transaction documents (including accepting the removal of the majority of the minority vote condition, the dissenting shareholders threshold at 10%, and certain termination fees applicable to the Company) and that, to the extent the price offer was rejected by the Buyer Group, the Special Committee would require additional time to consider and analyze the terms of the Merger and may insist on the majority of the minority voting condition even though, as the Special Committee noted, a majority of the minority vote condition was not required under the laws of the Cayman Islands. The same day, the Second Price Increase was communicated to the Buyer Group.

On August 29, 2020, Skadden informed KWM that the Buyer Group had rejected the Special Committee’s proposed terms, including the Second Price Increase, and sent to KWM updated drafts of the Merger Agreement (but not reflecting the Second Price Increase), Equity Commitment Letters, Limited Guarantees and Support Agreement.

Between August 29 and August 30, 2020, Mr. Hong (“Simon”) He, as Chairman of the Special Committee, continued to discuss with representatives of Houlihan Lokey its financial analysis and sought additional clarifications with respect to its key assumptions.

On August 30, 2020, the Buyer Group contacted Hong (“Simon”) He of the Special Committee to indicate its acceptance of the Second Price Increase (such that the Per Share Merger Consideration would be $2.35 per Share), its rejection of the majority of the minority voting condition and its desire to execute the Merger Agreement as soon as possible. The Special Committee immediately instructed representatives of KWM to revise, and negotiate with Skadden to finalize, the Merger Agreement, Plan of Merger, Equity Commitment Letters, Limited Guarantees, Support Agreement, to reflect the agreed terms.

From August 30, 2020 to August 31, 2020, KWM and Skadden continued to negotiate and finalize the execution versions of the Merger Agreement and the other transaction documents, including the Equity Commitment Letters and the Limited Guarantees.

On September 1, 2020, the Special Committee convened a telephonic meeting with representatives of Houlihan Lokey, KWM and Conyers. During the meeting, representatives from Houlihan Lokey presented to the Special Committee its financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares and the Dissenting Shares) at a purchase price of $2.35 in cash per Share, and then rendered its oral opinion that, as of August 31, 2020, the Per Share Merger Consideration to be paid to the Unaffiliated Security Holders in the Proposed Transaction is fair, from a financial point of view, to such Unaffiliated Security Holders, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion. Its written fairness opinion was delivered on September 1, 2020. The full text of the written opinion of Houlihan Lokey is attached as Annex D to this proxy statement. For additional information regarding the financial analyses performed by and the opinion rendered by Houlihan Lokey, please refer to “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 37. Representatives from KWM then gave the Special Committee an overview of the material terms reflected in the final draft Merger Agreement and other transaction documents. Thereafter, the Special Committee members had an extensive discussion of the updated terms of the Merger Agreement and other transaction documents, as well as Houlihan Lokey’s financial analyses and fairness opinion, following which the Special Committee unanimously (a) determined that the Merger as contemplated in the Merger Agreement and other transaction documents is fair to and in the best interests of the Company and its shareholders, especially the Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement and other transaction documents, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement, other transaction documents , and the consummation of the Transactions, including the Merger, and (d) recommended that the Board direct that the authorization and approval of the Merger Agreement, other transaction documents, and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee. See “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24 for a description of the resolutions of the Special Committee at this meeting.

On September 1, 2020, the Board held a telephonic meeting, attended by representatives of KWM, Skadden, Houlihan Lokey and Conyers, to discuss the Transactions. Ms. Jiang and Ms. Zhu disclosed their respective interest in the Transactions. Thereafter, the Special Committee presented its recommendation to the Board and representatives of KWM reviewed with the Board the key terms of the Merger Agreement, Equity Commitment Letters, Limited Guarantees, Support Agreement and other transaction documents including among others, the structure of the Merger, Merger consideration, termination rights, termination fee triggers, termination fee amounts, and the conditions to closing for the Proposed Transaction. After discussion and considering the proposed terms of the Merger Agreement and the other transaction agreements, the various presentations of the Special Committee and KWM, the fact that Houlihan Lokey had delivered its fairness opinion to the Special Committee, and taking into account the other factors described below under the caption “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24, the Board (a) resolved that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its shareholders, including the Unaffiliated Security Holders, and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval, and (d) subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company. Each of Ms. Jiang and Ms. Zhu abstained from voting in light of their respective interests in the Transactions, including the Merger, as a Rollover Shareholder or a related party of a Rollover Shareholder, as applicable.

On September 1, 2020, Parent, Merger Sub and the Company executed the Merger Agreement (with Mr. Hong (“Simon”) He, as chairman of the Special Committee, executing the Merger Agreement on behalf of the Company). Concurrently with the execution of the Merger Agreement, Parent, the Founder Entity and the Sponsor Entity executed and delivered to the Company the Equity Commitment Letters and Limited Guarantees, as applicable. The Limited Guarantees were each executed by the Company. Also, concurrently with the execution of the Merger Agreement, the Founder Family Members and Parent entered into the Support Agreement. On September 1, 2020, the Company issued a press release announcing the execution of the Merger Agreement and furnished the press release and the Merger Agreement and Plan of Merger as exhibits to its report on Form 6-K.

On the same date, the Buyer Group filed with the SEC an amendment to its Schedule 13D announcing the execution of the Merger Agreement.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The Special Committee and the Board also believe the limited trading volume of the Company’s Shares on NASDAQ does not justify the costs of remaining a public company, including the costs of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$600,000 and US$600,000 for the years ended 2018 and 2019, respectively. See “Special Factors—Effects of the Merger on the Company—Private Ownership” for further information on the costs of the Company complying with the U.S. federal securities laws.

The Special Committee and the Board believe that it is appropriate for the Company to undertake the Merger at this time due to the high costs of remaining a publicly traded company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. We estimate such costs to be, on an annualized basis, an aggregate amount of approximately US$600,000. In reaching such conclusion, the Special Committee and the Board also considered the factors that (1) the Buyer Group was able to obtain requisite equity financing for the Merger at this time, and (2) the negative circumstances faced by certain Chinese plastic companies exporting to the U.S. market and the Chinese economy at this time, as more specifically discussed below.

At a meeting on September 1, 2020, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and other transaction documents is fair to and in the best interests of the Company and its shareholders, especially the Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement and other transaction documents , and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement and other transaction documents, and the consummation of the Transactions, including the Merger, and (d) recommended that the Board direct that the authorization and approval of the Merger Agreement, other transaction documents, and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee.

Later on September 1, 2020, the Board, acting upon the unanimous recommendation of the Special Committee and on behalf of the Company, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders, especially the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger; the Adoption of Amended M&A and the Variation of Capital; (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital, be submitted to a vote of the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, the date, time and place of which shall be determined by the Special Committee.

In the course of reaching its determination, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their decision to recommend the Merger Agreement and that the Merger is substantively fair to the Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

●	the current and historical market prices of Shares, and the fact that the Per Share Merger Consideration of $2.35 offered to the Unaffiliated Security Holders represents a premium of 15.2% to the closing price of the Company’s Shares on June 19, 2020, the last trading day prior to the Company’s announcement of its receipt of the Proposal, and a premium of 38.2% to the average closing price of the Company’s Shares during the 30 trading days prior to its receipt of the Proposal;

●	the lowest closing price of the Company’s Shares was $1.42 during the 52-week period prior to September 1, 2020, the date that the Company announced the execution of the Merger Agreement;

●	the global economic downturn induced by the COVID-19 pandemic;

●	the recognition that, as a privately held entity, the Company’s management would have greater flexibility to devise and implement the Company’s long-term strategy without the pressure created by the public equity market’s emphasis on short-term financial performance. That flexibility is particularly important given the Company’s belief that the operating environment has changed significantly since the Company’s initial public offering in 2015;

●	the new challenges that the Company faces, including, among other things, that:

o	there is adverse impact of the outbreak of the COVID-19 pandemic and uncertainty regarding the potential further impact of the COVID-19 pandemic and of measures implemented by governments to control its spread, including travel restrictions, quarantines, social distancing requirements, temporary shutdowns of businesses, on the global, American and Chinese economy and the Company’s business, financial condition and results of operation;

o	the Company faces negative impact caused by heightened U.S.- China trade tensions and the effect of uncertainty regarding the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. The tariffs levied by the U.S. on the Company’s plastic straws and polypropylene materials produced in China have increased by 25% since August 2018. The tariff on paper cups and paper board produced in China has also increased by 10% since May 2019;

o	the Company’s business depends on the strength of the restaurant, retail and commercial sectors of the economy in various parts of the world, primarily in the U.S., and to a lesser extent, in China, Europe, Canada, Central and South America, the Middle East and Africa. These sectors of the economy are affected primarily by factors such as consumer demand and the condition of the retail industry, which, in turn, are affected by general economic conditions. Challenging economic conditions in the Company’s target markets may exert considerable pressure on consumer demand, and the resulting impact on consumer spending may have an adverse effect on demand for our products, as well as the Company’s financial condition and results of operations. For example, the spread of the COVID-19 pandemic is hitting the restaurant, retail and commercial sectors of the economy and the Company has been negatively affected; and

o	the economic slowdown in China and expected profound macroeconomic headwinds place pressure on the Company’s revenue growth and other key financial and operating metrics;

●	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the Holding Foreign Companies Accountable Act proposed by the U.S. Senate;

●	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of Company Shareholder Approval in order to accept an Alternative Transaction proposed by a third party that is a Superior Proposal upon payment of a termination fee of $500,000, as provided in the Merger Agreement;

●	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

●	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

●	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the size of and required funding for any potential Alternative Transaction, the percentage ownership held by the Buyer Group and their expressed unwillingness to sell their shares in any other transaction involving the Company, and general timing consideration, (ii) the business, competitive, industry and market risks, and (iii) the absence of any proposals made by any unsolicited potential buyers since the announcement of the Proposed Transaction on June 22, 2020;

●	the fact that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are subject to the affirmative vote of two-thirds or more of the Shares present and voting in person or by proxy at an extraordinary general meeting of the Company’s shareholders in accordance with Section 233(6) of the CICL and the current memorandum and articles of association of the Company;

●	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares;

●	the negotiations with respect to the Per Share Merger Consideration, including the Special Committee’s request that the merger consideration be higher than $2.18 per Share as was contained in the Proposal, and the Special Committee’s belief that $2.35 per Share was the highest price that the Buyer Group would agree to pay;

●	the likelihood that the Merger would be consummated based on, among other things:

●	the fact that each of the Founder Entity and the Sponsor Entity delivered an Equity Commitment Letter, committing sufficient equity financing to Parent for it to complete the Merger, and the creditworthiness of the equity commitment financing sources;

●	the lack of need for the Buyer Group to obtain debt financing;

●	the absence of a financing condition in the Merger Agreement;

●	the Company’s ability, as set out in the Merger Agreement and the Equity Commitment Letters, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements; and

●	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing;

●	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee of $1,000,000 and the guarantee of such payment obligation by each of the Founder Entity and the Sponsor Entity pursuant to the Limited Guarantees (see “The Merger Agreement—Termination Fee” beginning on page 75 and “Special Factors—Limited Guarantees” beginning on page 48);

●	following its formation, the Special Committee’s independent control of the merger process with the advice and assistance of Houlihan Lokey as its independent financial advisor, KWM as its independent U.S. legal advisor, and Conyers as its special Cayman Islands legal advisor, in each case reporting solely to the Special Committee;

●	the financial analyses conducted and discussed with the Special Committee by representatives of Houlihan Lokey, as well as the written opinion of Houlihan Lokey rendered to the Special Committee on September 1, 2020 as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the Unaffiliated Security Holders in the Merger, as of on September 1, 2020, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion (see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 37 for additional information);

●	between the June 22, 2020 announcement of the Proposed Transaction and the September 1, 2020 entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring a competing or alternative transaction with the Company; and

●	the potential continued depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

●	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent and disinterested directors (although Mr. Hong (“Simon”) He and Mr. Jian Cao hold 12,000 Shares each), and that no limitations were placed on the Special Committee's authority;

●	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

●	all of the members of the Special Committee during the entire process were and are independent directors of the Company and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board and Special Committee compensation in the ordinary course and their indemnification and liability insurance rights under the Merger Agreement;

●	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Houlihan Lokey as its financial advisor, KWM as its U.S. legal advisor and Conyers as its Cayman Islands legal advisor;

●	the Special Committee, during the course of its negotiations with the Buyer Group, secured two price rises to the per share merger consideration of $2.18 per Share as set out in the Proposal; being an initial rise to $2.25 per Share, and a subsequent rise to $2.35 per Share, being the Per Share Merger Consideration as agreed in the Merger Agreement, and generally improved the terms of the Merger Agreement in favor of the Unaffiliated Security Holders;

●	the Special Committee was empowered, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

●	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

●	the Special Committee held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Proposed Transaction;

●	the recognition by the Special Committee that the Special Committee had no obligation to recommend the Merger or any other transaction;

●	the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company’s shareholders of the Merger Agreement and the Transactions at the shareholder meeting convened for such purpose (a) in order to enter into an alternative agreement with respect to an acquisition proposal or (b) in the event that the Board makes an Adverse Recommendation Change as required by directors’ fiduciary duties;

●	the ability of the Special Committee, with respect to a Superior Proposal, to change, withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the Merger Agreement;

●	the ability of the Special Committee to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company’s shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to Parent of a termination fee, and accept a Superior Proposal, consistent with the Special Committee’s fiduciary obligations; and

●	the availability of dissenters’ rights to the Unaffiliated Security Holders who hold their shares in their own names and comply with all of the required procedures under the CICL for exercising dissenters’ rights, which allow such registered shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Grand Court”).

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

●	approval of the Merger Agreement is not subject to the authorization and approval of a majority of the Unaffiliated Security Holders;

●	the fact that the Founder Family Members already hold approximately 70.1% of the Shares, which exceeds two-thirds of the Shares required to affirmatively vote in person or by proxy at an extraordinary general meeting of the Company’s shareholders in accordance with Section 233(6) of the CICL and the current memorandum and articles of association of the Company for the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and the fact the Founder Family Members had affirmatively indicated that it did not intend to sell their Rollover Shares to any third party;

●	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

●	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

●	the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

●	the terms of the Buyer Group’s participation in the Merger and the fact that members of the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49 for additional information);

●	the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

●	the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors—U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Special Committee considered financial analyses presented by Houlihan Lokey. These analyses included, among others, discounted cash flow analysis. All of the material analyses as presented to the Special Committee on September 1, 2020 are summarized below under the section entitled “Special Factors—Opinion of the Special Committee's Financial Advisor” beginning on page 37. The Special Committee and the Board expressly adopted these analyses and opinions, among other factors considered, in reaching their respective determination as to the fairness of the Transactions, including the Merger. The Special Committee and the Board noted that the financial analyses performed by Houlihan Lokey relied only on a discounted cash flows analysis while also presenting information with respect to selected companies for information purposes. The Special Committee and the Board also noted Houlihan Lokey’s view that the results derived from the selected companies analysis and selected transactions analysis do not provide a meaningful comparison to the Company because (i) there were not a sufficient number of meaningfully comparable companies to the Company to serve as a basis of comparison for the selected companies analysis, and (ii) there were not a sufficient number of transactions involving target companies that were meaningfully comparable to the Company for the selected transactions analysis. After reviewing the information with respect to selected companies presented by Houlihan Lokey and making inquiries about the availability of comparable transactions for which financial information was publicly available, the Special Committee and the Board concluded that the results derived from the selected companies analysis and selected transactions analysis would not provide a meaningful comparison to the Company. The Special Committee and the Board adopted Houlihan Lokey’s financial analyses as a whole, including its determinations that the selected companies’ information and the selected transactions analysis did not result in meaningful comparisons with respect to the Company and the proposed Merger. Accordingly, the Special Committee and the Board did not rely on such information in reaching their conclusion that the Per Share Merger Consideration to be received by holders of Shares are fair, from a financial point of view, to such holders.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going-concern value” includes the liquidation value of a Company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believe the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value.

Neither the Special Committee nor the Board, however, consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2019 was approximately US$5.00 based on 15,803,763 Shares issued and outstanding as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the Merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under “Special Factors—Background of the Merger” and expressly adopted such determination, recommendation and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s shareholders, including the Rollover Shareholders, and certain directors and employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 18, “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24 and “Special Factors—Opinion of the Special Committee's Financial Advisor” beginning on page 37, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

For the foregoing reasons, the Company and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express their belief as to the fairness of the Merger to the Unaffiliated Security Holders.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Members of the Buyer Group have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 49.

The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Merger consideration to the Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24, the Buyer Group believes that the Merger is substantively fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

●	the Per Share Merger Consideration of $2.35 represents a 15.2% premium to the closing price of $2.04 per Share as quoted by NASDAQ on June 19, 2020, the last trading day before the Proposal was made to the Board in a letter from Ms. Jiang and Mr. Huang, dated June 20, 2020, and a premium of 38.2% to the average closing price of the Company’s Shares during the 30 trading days prior to its receipt of the Proposal;

●	the Company’s Shares traded as low as $1.42 per Share during the 52-week period prior to September 1, 2020, the date that the Merger Agreement was executed;

●	the members of the Special Committee are not officers or employees of the Company, are not affiliated with any member of Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and the Merger Agreement;

●	notwithstanding that the Buyer Group may not rely upon the opinion provided by Houlihan Lokey to the Special Committee on September 1, 2020, the Special Committee received an opinion from Houlihan Lokey stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration to be received by Unaffiliated Security Holders in the Merger was fair from a financial point of view;

●	the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

●	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

●	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, and the Equity Commitment Letters provide that each of the Founder Entity and the Sponsor Entity has committed to purchase, or cause the purchase of, equity securities of Parent, for cash, which in the aggregate are sufficient for Parent to finance the consummation of the Transactions, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

●	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales;

●	the potential adverse effects on the Company’s business, financial condition and results of operations caused by the recent economic slowdown, global COVID-19 pandemic outbreak and challenges in the macroeconomic environment in China and United States, especially:

o	the adverse impact of the outbreak of the COVID-19 pandemic and of measures implemented by governments to control its spread, including travel restrictions, quarantines, social distancing requirements, temporary shutdowns of businesses, which have caused, and may continue to cause, disruptions in the normal business operations of the Company and decrease in orders of the Company’s products, especially orders from catering industries; and

o	the negative impact caused by heightened U.S.- China trade tensions and the effect of uncertainty regarding the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs, which have caused a 25% increase in tariffs levied by the United States on the Company’s plastic straws and polypropylene materials produced in China since August 2018 and a 10% increase in tariff levied by the United States on Company’s paper cups and paper board produced in China;

●	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the Holding Foreign Companies Accountable Act proposed by the U.S. Senate; and

●	the potential continued depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger.

The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the Per Share Merger Consideration of $2.35 represents a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a Merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

●	the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, as defined under applicable rules of the NASDAQ, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

●	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

●	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective Indemnification Agreement entered into with the Company and under the Merger Agreement;

●	the Special Committee retained independent financial advisors and legal counsels to assist it in negotiations with the Buyer Group and in its evaluation of the Merger;

●	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

●	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

●	since the announcement of the receipt of the Proposal on June 22, 2020 and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an Alternative Transaction with the Company;

●	the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

●	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Transactions;

●	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

●	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to accept an Alternative Transaction proposed by a third party that is a Superior Proposal;

●	the availability of dissenters’ rights to the Unaffiliated Security Holders who hold their shares in their own names and comply with all of the required procedures under the CICL for exercising dissenters’ rights, which allow registered shareholders to receive payment of the fair value of their Shares as determined by the Grand Court; and

●	the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger.

The Buyer Group notes that the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are not subject to approval by a majority of the Unaffiliated Security Holders, and that the Founder Family Members already holds approximately 70.4% voting power of the Shares which exceeds two-thirds of the Shares required to approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, under the CICL and the current memorandum and articles of association of the Company. Nevertheless, the Buyer Group believes the Merger is procedurally fair to the Unaffiliated Security Holders because (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the Transactions as discussed above.

The foregoing is a summary of the information and factors considered by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.

Certain Financial Projections

The Company’s management does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2020 through the fiscal year ending December 31, 2024 for the Special Committee and Houlihan Lokey in connection with the financial analysis for the Merger. These financial projections, which were based on the Company management's estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Houlihan Lokey in their financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. GAAP.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenue, gross profit, EBIT, EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections generally do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Houlihan Lokey, and are not included in this proxy statement in order to induce any holder of Shares to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by the Company’s management and considered by the Special Committee and Houlihan Lokey in connection with their analysis of the Proposed Transaction:

	Management Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E
	(in USD million except percentage)
Revenue
Cutlery	66.6	68.6	66.9	65.2	63.6
Straws	21.3	20.1	19.0	17.9	16.5
Cups and Plates	42.9	46.3	46.2	44.4	42.6
Others	10.1	12.6	12.1	11.7	11.2
New Products	0.4	1.1	1.4	2.3	3.2
Eco-Friendly Products	1.0	2.0	4.1	7.7	10.7
Net Revenue	142.2	150.7	149.7	149.1	147.8
Growth Rate	(5.9)%	5.9%	(0.6)%	(0.4)%	(0.9)%

Cost of Goods Sold
Raw Material	(65.2)	(69.0)	(68.2)	(66.5)	(64.7)
Labor Cost	(13.8)	(14.4)	(14.1)	(13.6)	(13.1)
Manufacturing Cost	(14.3)	(15.7)	(16.1)	(16.2)	(16.3)
Tariff & Freight	(13.1)	(13.8)	(13.5)	(13.0)	(12.5)
New Product	(0.3)	(0.9)	(1.3)	(2.0)	(2.8)
Eco-Friendly Products	(0.9)	(1.8)	(3.5)	(6.7)	(9.3)
Total Cost of Goods Sold	(107.6)	(115.7)	(116.6)	(118.0)	(118.7)

Gross Profit	34.6	35.0	33.1	31.1	29.1
% Margin	24.4%	23.2%	22.1%	20.9%	19.7%

Operating Expenses
Selling Expenses	(8.6)	(9.2)	(9.3)	(9.4)	(9.5)
General and Administrative Expenses	(9.0)	(9.7)	(9.8)	(9.9)	(10.0)
Research and Development Expenses	(3.6)	(3.8)	(3.8)	(3.8)	(3.8)
Total Operating Expenses	(21.2)	(22.8)	(22.9)	(23.2)	(23.2)

Operating Income	13.4	12.2	10.1	8.0	5.9
% Margin	9.4%	8.1%	6.8%	5.3%	4.0%

Depreciation & Amortization	5.6	6.3	6.9	7.2	7.5

EBITDA	19.0	18.5	17.0	15.1	13.4
% Margin	13.4%	12.3%	11.4%	10.2%	9.0%

EBIT	13.4	12.2	10.1	8.0	5.9
% Margin	9.4%	8.1%	6.8%	5.3%	4.0%

Capital Expenditures	3.5	9.5	3.0	3.0	3.0
% of Net Revenue	2.5%	6.3%	2.0%	2.0%	2.0%
% of EBITDA	18.4%	51.4%	17.6%	19.8%	22.4%

Net Working Capital	39.8	41.5	42.4	43.4	44.3
% of Net Revenue	28.0%	27.5%	28.3%	29.1%	30.0%

EBIT and EBITDA are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. Neither metric should be relied upon as an alternative to net income. Neither EBIT nor EBITDA is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily:

●	the Company will be able to successfully develop and expand its new products while maintaining consistent and high quality products;

●	the growth of food service industry in the U.S., and demand for disposable serviceware, will continue to be in line with management’s expectations;

●	the level of competition in the U.S. will continue to be in line with the management's expectations;

●	increased operating expenses and investment in marketing will be required to ensure the Company’s products remain competitive and to improve the Company’s brand recognition;

●	the impact of the COVID-19 pandemic on Chinese, American and global economy, which has adversely affected the Company’s revenue and is expected to continue to affect the Company’s revenue in the near future;

●	there will be no major changes in existing political, legal, fiscal and economic conditions in China; and

●	there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business and industry.

The Management Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Management Projections were developed on a standalone basis without giving effect to the Merger, and therefore they do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger.

Neither the Company’s independent registered public accounting firm, Friedman LLP (“Friedman”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon and, accordingly, have not expressed any opinion or given any form of assurance on the Management Projections or their achievability. Friedman’s report accompanying the Company’s audited consolidated financial statements included in the Company’s annual report on Form 20-F for the year ended December 31, 2019 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The Management Projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares pursuant to Section 238 of the CICL.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained Houlihan Lokey to act as its financial advisor in connection with the Merger, and on September 1, 2020, Houlihan Lokey rendered its oral opinion, which it subsequently confirmed in writing, to the Special Committee as to the fairness, from a financial point of view, of the Merger consideration to be received by the Unaffiliated Security Holders in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger consideration to be received by the Unaffiliated Security Holders in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or any other person as to how to act or vote with respect to any matter relating to the Merger.

In arriving at its opinion, Houlihan Lokey, among other things:

●	reviewed the draft dated August 31, 2020 of the Agreement and Plan of Merger;

●	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including Management Projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2024;

●	spoke with certain members of the Company’s management regarding the respective businesses, operations, financial condition, and prospects of the Company, the Merger, and related matters;

●	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

●	reviewed the current and historical market prices and trading volume for the Company’s publicly-traded securities, and the current and historical market prices and trading volume of the publicly-traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

●	reviewed certificates and/or confirmation emails addressed to Houlihan Lokey from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

●	conducted such other financial studies, analyses, and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

In giving its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Management Projections (and adjustments thereto) reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, which estimates and judgements include, without limitation, the management’s expectation that the Company will focus its efforts on growing its business in China as opposed to the U.S. due to the ongoing trade conflicts and geopolitical tensions between China and the U.S. and the negative impact on the Company’s business growth from the decreasing demand for single-use plastic products. Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. The credit, financial and stock markets have recently been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and its opinion did not purport to address potential developments in any such markets. In addition, Houlihan Lokey expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the Merger, the Management Projections or otherwise.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal, and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger consideration pursuant to the Merger Agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Plan of Merger would not differ in any respect from the form attached as an annex to the Merger Agreement.

Furthermore, in connection with such opinion, Houlihan Lokey was not requested to make and did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, or the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Special Committee, the Board, the Company, or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. Except as set forth in Houlihan Lokey’s engagement letter, Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of such opinion.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with the Special Committee’s evaluation of the Merger, and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Special Committee, the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, or Parent, their respective security holders, or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements, or documents related to, or the form, structure, or any other portion or aspect of, the Merger or otherwise (other than the Merger consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company or its security holders, Parent, or its security holders, or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness, or fair value of the Company, Parent, or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature, or any other aspect of any compensation to or consideration payable to or received by any officers, directors, or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger consideration or otherwise. Furthermore, no opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel, or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company, Parent, and their respective advisors as to all legal, regulatory, accounting, insurance, tax, and other similar matters with respect to the Company and the Merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Management Projections prepared by members of the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee and the Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger consideration or of the views of the Special Committee or the Board with respect to the Merger or the Merger consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Board, the Company, Parent, any security holder or creditor of the Company, Parent, or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee on the one hand and the Buyer Group on the other hand, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board.

Financial Analyses

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology, or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on September 1, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

●	Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable, or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, capital lease obligations, and non-controlling interests less the amount of cash and cash equivalents on its balance sheet) less the amount of its equity-method investments.

●	EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

●	Adjusted EBITDA – generally, EBITDA adjusted for certain non-recurring items.

The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Management Projections.

Selected Companies Analysis. Houlihan Lokey considered performing a selected Companies analysis. However, due to the limited comparability of the Company to other public companies, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable companies.

Selected Transactions Analysis. Houlihan Lokey considered performing a selected transactions analysis. However, due to the limited comparability of the Company to other companies subject to transactions for which financial information was made publicly available, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Management Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 0.0% to 2.0%, which was determined based on Company management’s expected long-term growth for the business, as well as expected growth rates for the industry and of inflation, to the Company’s normalized 2024 unlevered free cash flows. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 16.0% to 19.0%, which was derived based on certain financial metrics, including betas, capital structures and tax rates, for the Company and the illustrative selected companies as presented in Houlihan Lokey’s discussion materials for the Special Committee, as well as risk free rates for the US and China, and size premium data as provided by third party sources. The discounted cash flow analysis indicated an implied per Share reference range of $1.96 to $2.72 per Share, as compared to Merger consideration of $2.35 per Share.

Houlihan Lokey was engaged by the Special Committee to act as its financial advisor in connection with the Merger and provide financial advisory services to the Special Committee, including an opinion as to the fairness from a financial point of view of the Merger consideration to be received by the Unaffiliated Security Holders. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to a fixed fee of US$400,000, US$100,000 of which became payable upon execution of Houlihan Lokey’s engagement letter, US$250,000 of which became payable upon the delivery of Houlihan Lokey’s opinion at the request of the Special Committee, and the remaining US$50,000 balance of which will become payable upon the consummation of the Merger. No portion of Houlihan Lokey’s fee is contingent upon any conclusions set forth in Houlihan Lokey’s opinion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates, and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold, or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Neither Houlihan Lokey nor any of its affiliates has in the past two years provided or is currently providing any investment banking, financial advisory and/or other financial or consulting services to the Company, Parent and their respective affiliates. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Purposes of and Reasons for the Merger

The Buyer Group

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express their reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% of the Company, in a transaction in which the Shares (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for $2.35 per Share, so Parent will bear the rewards and risks of the sole ownership of the Company after the Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow Rollover Shareholders, together with their affiliates, to increase their ownership percentage in the Company through indirect ownership in Parent, as further described in this proxy statement under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group.”

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering and these changes have increased the uncertainty and volatility inherent in the business model of the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive $2.35 per Share in cash, without interest and net of any applicable withholding taxes. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24.

Effects of the Merger on the Company

Private Ownership

The Shares are currently listed on the NASDAQ with the symbol “FORK.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the consummation of the Merger, the Shares will not be listed on the NASDAQ or any securities exchange or quotation system, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately $600,000 and $600,000 for the years ended December 31, 2018 and December 31, 2019, respectively. After the consummation of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Treatment of Company’s Issued and Outstanding Shares

Upon completion of the Merger, each issued and outstanding Share (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash, without interest and net of any applicable withholding taxes.

Each Rollover Share issued and outstanding immediately prior to the Effective Time, will automatically be cancelled and cease to exist, without payment of any consideration or distribution therefor. Shares held by Parent, the Company or any of their respective subsidiaries issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist without payment of any consideration or distribution therefor. Each Dissenting Share will be cancelled and cease to exist at the Effective Time, but the Dissenting Shareholders will not be entitled to the right to receive the merger consideration pursuant to the Merger Agreement, and the Dissenting Shareholders will instead be entitled to receive only payment of the fair value of such Dissenting Shares determined in accordance with Section 238 of the CICL.

Treatment of ESOP Pool

The Company is authorized to issue shares, and share options to purchase, in the aggregate number of up to 1,570,509 Shares under the ESOP Pool. As of the date of this proxy statement, no share option is outstanding under the ESOP Pool. The ESOP Pool and each Share and share option thereunder shall be automatically cancelled and cease to exist at the Effective Time.

Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger except that at the effective time of the Merger, the memorandum and articles of association shall refer to the name of the Surviving Company as “Fuling Global Inc. (富岭环球有限公司)”). In addition, the sole director of Merger Sub immediately prior to the Effective Time will become the director of the Surviving Company and the officers of the Company immediately prior to the effective time will become the officers of the Surviving Company.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

●	the receipt by the Unaffiliated Security Holders of $$2.35 per Share in cash, representing a premium of 15.2% to the closing price on June 19, 2020, the last full trading day prior to the Company’s announcement that it had received the Proposal on June 20, 2020, and a premium of 38.2% to the average closing price of the Company’s Shares during the 30 trading days prior to its receipt of the Proposal; and

●	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

●	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

●	in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder’s Shares in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares; and

●	since the Company became publicly listed in November 2015, the highest historical closing price of our Shares ($5.85 per Share) exceeds the Per Share Merger Consideration.

The primary benefits of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

●	continued indemnification rights, rights to advancement of fees and directors and executive officers’ liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

●	the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions; and

●	the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of $45,000 to the chairman of the Special Committee and $35,000 to each other member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

The primary detriments of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

●	certain directors and executive officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

●	in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. The U.S. federal income tax consequences to the Rollover Shareholders are not discussed herein.

The primary benefits of the Merger to the Buyer Group include the following:

●	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

●	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. As a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

●	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

●	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

●	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

●	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements, which are expected to amount to approximately US$600,000 per year on a recurring basis.

The primary detriments of the Merger to the Buyer Group include the following:

●	all of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

●	the business risks facing the Company will be borne by the Buyer Group;

●	an equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

●	following the Merger, there will be no trading market for the Surviving Company’s equity securities.

The Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares and will have a corresponding share in the Company’s net book value and net earnings. The Company’s net earnings attributable to its shareholders for the year ended December 31, 2019 was approximately $15 million and net book value attributable to the Company’s shareholders as of December 31, 2019 was approximately $79 million.

The table below sets out the direct or indirect share in the Company’s net book value and net earnings for the parties listed below before and immediately after the Merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2019:

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$’000	%(1)	US$’000	%(1)	US$’000	%(2)	US$’000	%(2)
Rollover Shareholders	55,714	70%	10,574	70%	67,186	85%	12,751	85%
Qijun Huang	-	-	-	-	11,929	15%	2,264	15%

(1)	Ownership percentages are based on 15,803,763 Shares issued and outstanding as of the date of this proxy statement.

(2)	Ownership percentages are based on the assumption that each of Founder Entity and Sponsor Entity shall have made full equity contribution pursuant to the Equity Commitment Letters.

Plans for the Company after the Merger

Following the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Following the completion of the Merger and the anticipated deregistration of the Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 20, 2020 in response to the receipt of the Proposal from the Buyer Group on June 20, 2020.

In light of (i) the Buyer Group’s beneficial ownership of approximately 11,129,105 ordinary shares, representing approximately 70.4% of the entire issued and outstanding Shares (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the Proposed Transaction and prior to the entry into the Merger Agreement, no person other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, subject to compliance with the terms and conditions of the Merger Agreement, including, if applicable, the payment of a Company Termination Fee: (i) prior to the receipt of the Company Shareholder Approval, the Board (upon recommendation of the Special Committee) is permitted to effect a company Adverse Recommendation Change with respect to an alternative acquisition proposal that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and (ii) prior to the receipt of the Company Shareholder Approval, can terminate the Merger Agreement in order to enter into an agreement in connection with an alternative transaction proposed by a third party that is a Superior Proposal. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered other alternatives available to the Company to enhance shareholder value, including remaining as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by the management, the offer premium implied by the Merger consideration, the possibility of additional costs and burden of regulatory compliance, the challenges to the Company’s efforts to increase shareholder value as an independent publicly traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Except as set forth above, no other alternatives were considered by the Special Committee.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement and the Plan of Merger are not authorized and approved by the Company’s shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain a publicly traded company and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

If the Merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not authorized and approved by the Company’s shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions is anticipated to be approximately $12.5 million as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders as well as certain related costs and expenses, in connection with the Transactions.

The Buyer Group expects to provide this amount through a combination of cash contributions contemplated by the Equity Commitment Letters, dated as of September 1, 2020, among Parent and each of the Sponsor Entity and the Founder Entity, and cash held by the Company and its subsidiaries, if any, through cash dividends to be declared and ultimately distributed to Parent (as at the Effective Time) by the Company through its subsidiaries, as applicable, in each case in compliance with the applicable laws of each applicable jurisdiction and the organizational documents of each relevant entities.

Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsor Entity and the Founder Entity will provide equity financing in an aggregate amount of up to $11.2 million to Parent to fund the payment of the Merger consideration. The Merger is not subject to any funding condition and the Buyer Group expects that the Merger consideration and costs and expenses in connection with the Transactions will be fully funded through (1) cash held by the Company and its subsidiaries, if any, through cash dividends to be declared and ultimately distributed to Parent (as at the Effective Time) by the Company through its subsidiaries, as applicable, in each case in compliance with the applicable laws of each applicable jurisdiction and the organizational documents of each relevant entities, and (2) equity financing in accordance with the documents relating to the Transactions.

Equity Financing

Pursuant to the Equity Commitment Letters, the Sponsor Entity and the Founder Entity have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Parent, at or prior to the Effective Time, in an aggregate cash amount of $11.2 million. The amount of Sponsor Entity’s equity commitment under its Equity Commitment Letter is $5.6 million, and the amount of Founder Entity’s equity commitment is $5.6 million (which can be reduced to the level sufficient to fully fund the aggregate Per Share Merger Consideration and pay related fees and expenses related to the Transactions). Such funds will be used by Parent solely for the purpose of financing the consummation of the Transactions, including the Merger.

The funding of each of the Sponsor Entity’s and Founder Entity’s equity commitment under its Equity Commitment Letter is conditioned upon the satisfaction, or waiver by Parent, of each of the conditions to Parent and Merger Sub’s obligations to effect the Merger set forth in the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the closing of the Merger).

The obligation of each of the Sponsor Entity or the Founder Entity to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the Effective Time; provided that the Sponsor Entity or the Founder Entity, as appropriate, shall at or prior to the Effective Time have fully funded and paid to Parent their respective equity commitment and fully performed their other obligations thereunder, and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments pursuant to the terms and subject to the conditions of the Equity Commitment Letters.

Limited Guarantee

Concurrently with the execution and delivery of the Merger Agreement, the Sponsor Entity and the Founder Entity executed and delivered the Limited Guarantees, each dated as of September 1, 2020, in favor of the Company. Under the Limited Guarantees, each of the Sponsor Entity and the Founder Entity has guaranteed in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the termination fee that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement, and all reasonable and documented out-of-pocket costs and expenses incurred by the Guaranteed Party in connection with the enforcement of its rights under the Limited Guarantees. Each Limited Guarantee will terminate on the earliest to occur of (a) the closing of the Merger under the Merger Agreement, (b) in the case of a termination of the Merger Agreement in a circumstance which does not result in any obligation on the part of Parent and/or Merger Sub to make any payment or performance of any obligations and no obligation is payable at the time of such termination, upon such termination, (c) all amounts payable under the respective Limited Guarantees have been paid in full, and (d) in the case of a termination of the Merger Agreement in a circumstance which results in any obligation on the part of Parent and/or Merger Sub to make any payments or performance of any obligations or there is otherwise any outstanding obligation at the time of such termination, the date falling 120 days after such termination (unless, in this case of this sub-clause (d) only, the Company has presented or previously made a written claim by such date, in which case such Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution).

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Founder Family Members entered into the Support Agreement with Parent. Pursuant to the Support Agreement, among other things, (i) each Founder Family Member will vote, or cause to be voted, all of the Rollover Shares owned directly and indirectly by him or her in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) the Rollover Shares held by the Founder Family Members will, in connection with and at the Effective Time, be cancelled without any payment of, or the right to receive, the Per Share Merger Consideration. Each of the Founder Family Members will instead receive a number of newly issued ordinary shares of Parent equal to their respective number of the Rollover Shares immediately prior to the closing of the Merger.

A copy of the Support Agreement is attached as Annex C to this proxy statement and is incorporated herein by reference.

As of the date of this proxy statement, the Founder Family Members collectively beneficially own 11,083,334 Rollover Shares, which represent approximately 70.1% of the total issued and outstanding Shares.

Consortium Agreement

On or about June 20, 2020, Ms. Jiang, on behalf of herself and certain shareholders who are extended family members of Ms. Jiang and agreed to work with Mr. Huang, entered into the Consortium Agreement with Mr. Huang pursuant to which the parties intend to cooperate in good faith to acquire all of the outstanding Shares of the Company, other than the Rollover Shares, through a going-private transaction.

Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Sponsor Entity and the Founder Entity to be funded or to effect the closing of the Merger, is, however, subject to (i) the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger), and (ii) the Company having irrevocably confirmed by notice to Parent that all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it has waived any unsatisfied conditions.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of $1,000,000 and $500,000, respectively.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions contemplated by the Merger Agreement, including the Merger, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transaction, including the Merger.

Interests of the Buyer Group

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the Merger. Prior to or concurrently with the execution and delivery of the Merger Agreement, the Founder Family Members entered into the Support Agreement with Parent. Pursuant to the Support Agreement, the Founder Family Members have agreed to (i) vote all of the Rollover Shares held directly or indirectly by them in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions; and (ii) receive no consideration for cancellation of the Rollover Shares in accordance with the Merger Agreement, and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time. Immediately following the completion of the Merger, Rollover Shareholders and Ms. Huang will own 85% and 15% of the equity interest in Parent, respectively.

Because of Parent’s equity interest in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The investment by the Buyer Group in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

●	the potential enhancement or decline of share value for Parent, of which Ms. Jiang and Ms. Zhu will be two of the beneficial owners upon the completion of the Merger, as a result of the Merger and future performance of the Surviving Company;

●	the beneficial ownership of equity interests in Parent by Ms. Jiang and Ms. Zhu as a result of the Merger (if approved and consummated);

●	continued indemnification rights and directors’ and officers’ liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

●	the compensation at a rate of $45,000 to the chairman of the Special Committee and $35,000 to each other member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

●	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

As of the date of this proxy statement, the directors and executive officers of the Company, other than Rollover Shareholders, as a group held an aggregate of 24,000 Shares.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

Treatment of Shares Issued to Officers and Directors (Other than Rollover Shares)

At the effective time of the Merger, each Share granted to the officers and directors (other than the Rollover Shares) outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive a cash amount equal to US$2.35, without interest and net of any applicable withholding taxes.

The table below sets forth, as of the date of this proxy statement, for each of our directors and officers:

●	the number of issued and outstanding Shares (other than any Rollover Shares) beneficially owned by such person as of the date of this proxy statement; and

●	the cash payment that will be made in respect of the Shares (other than any Rollover Shares).

	Shares
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payment Therefor (Excluding Rollover Shares) (US$)
Guilan Jiang, chairwoman and chief operating officer	—	—
Xinfu Hu, chief executive officer	—	—
Peng Hu, chief financial officer	—	—
Jian Cao, independent director	12,000	26,160
Hong (Simon) He, independent director	12,000	26,160
Fuyou Cai, independent director	—	—
Sujuan Zhu, director	—	—
All directors and executive officers as a group	24,000	52,320

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent has agreed that:

●	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner.

●	The Surviving Company and its subsidiaries will (and Parent shall cause the Surviving Company and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of the Merger Agreement, and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former director or officer and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Parties”).

●	For a period of six years from the Effective Time, the memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to advancement, exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification is be required by Law.

●	The Surviving Company will either (A) maintain in effect for six years from the Effective Time the Company’s (or its subsidiaries’) current directors’ and officers’ liability insurance policies covering each Indemnified Party as of the Effective Time, on terms no less favorable than those of such policies in effect on the date of the Merger Agreement or (B) substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties. However, the Surviving Company will not be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company will maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

●	From and after the Effective Time, the Surviving Company and its subsidiaries will comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) the Indemnified Parties against any and all damages arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries and (B) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable law.

The Special Committee

The Board established the Special Committee to consider the Proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such Proposal, at a meeting of the Board held on June 22, 2020. The Special Committee is composed of three independent and disinterested directors: Mr. Hong (Simon) He, Mr. Jian Cao and Mr. Fuyou Cai (although Mr. Hong (“Simon”) He and Mr. Jian Cao hold 12,000 Shares each). The Special Committee was granted, by way of unanimous written resolutions by the Board, the power and authority to, among other things: (i) investigate, evaluate, and discuss and negotiate, the Proposed Transaction, (ii) exercise any other power that may be otherwise exercised by the Board and that the Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities through the abandonment or completion of the Proposed Transaction; and (iii) retain any advisors, including independent legal counsel, financial advisors, and outside counsel as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities. Other than their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any Transaction that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

Position with the Surviving Company

After completion of the Merger, Ms. Jiang and Mr. Xinfu Hu expects to continue to serve as the chairwoman of the board of directors of the Surviving Company and the chief executive officer of the Surviving Company, respectively. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

Our Corporate Governance Committee (which consists solely of independent directors) reviews and approves all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis.

For a description of significant related party transactions for the years ended December 31, 2019 and 2018, see “Item 7.B. Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of the Company’s annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount Incurred by the Company (US$)	Amount Incurred by the Buyer Group (US$)
Financing fees and expenses and other professional fees	400,000	38,000
Legal fees and expenses	405,000	450,000
Special Committee fees	115,000	N/A
Filing fees	1,440	N/A
Miscellaneous (e.g., accounting, printer, proxy solicitation and mailing costs)	78,560	2,000
Total	1,000,000	490,000

These expenses will not reduce the Merger consideration to be received by the Company shareholders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Founder Family Members have agreed to vote all Rollover Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, at the extraordinary general meeting of the Company. As of the Record Date, we expect the Rollover Shares shall represent approximately 70.1% of the entire issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.

Accounting Treatment of the Merger

Upon completion of the Merger, the Company will cease to be a publicly traded Company, and the Company expects to account for the Merger at historic cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the U.S. federal securities laws, the registration of the Plan of Merger (and supporting documentation as specified in the CICL) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub and the notice of the Merger being published in the Cayman Islands Gazette.

Dissenters’ Rights

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) who wish to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the CICL if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this proxy statement. The fair value of their Shares as determined under the CICL could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should obtain your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your dissenters’ rights.

If you hold your Shares through a financial intermediary such as a broker or bank and wish to dissent from the Merger, you must make all necessary arrangements with the financial intermediary to ensure that your Shares are registered in your own name in the register of members of the Company such that you become a registered shareholder in order for you to exercise dissenters’ rights. The financial intermediary is unlikely to exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if a beneficial owner of the Shares requests the financial intermediary to do so. You must contact your financial intermediary promptly to ensure that you become a registered shareholder in sufficient time ahead of the date of the extraordinary general meeting, as you must deliver to the Company a written objection to the merger before the vote to authorize and approve the Merger is taken at the extraordinary general meeting. You must subsequently comply with all procedures and requirements of section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as annex E to this proxy statement. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the shares will continue to be listed on NASDAQ. As a result, if you became a registered shareholder for purposes of exercising dissenters’ rights and the Merger is not consummated, and you wish to transfer your Shares back to a financial intermediary, you will need to contact the financial intermediary to make all necessary arrangements.

If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 78 as well as “Annex E Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands—Section 238” to this proxy statement carefully and we urge you to seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your dissenters’ rights.

U.S. Federal Income Tax Consequences

The following is a summary of U.S. federal income tax consequences generally applicable only to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and, in the event of an IRS dispute, the IRS or a court may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular shareholders in light of their individual investment circumstances or subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, cooperatives, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations (including private foundations), (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of the Shares or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 78), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC or you are subject to PRC income tax pursuant to Circular 698 or Bulletin 7 as described below under the “—PRC Income Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the Treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

In general, the Company will be a passive foreign investment company, or a “PFIC,” for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation's income. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.

We disclosed in our annual report for the year ended December 31, 2019 that we were not a PFIC for our taxable year ended December 31, 2019 and that we do not expect to be a PFIC for the taxable year ended December 31, 2020 in the foreseeable future. This determination of our PFIC status is based on the market price of our Shares, the value of our assets, and the composition of our assets and income. It is unclear how the contractual arrangements between us and our PRC operating companies should be treated for purposes of the PFIC rules. Although we do not currently expect to be a PFIC for the current taxable year, because the determination of whether a company is a PFIC is made annually after the end of each taxable year and our PFIC status is based on facts that may change and because the application of the PFIC rules to our facts and circumstances is uncertain in many important legal and factual respects, we cannot assure you that we will not be a PFIC for the current taxable year. In addition, as described in certain of our previous annual reports on Form 20-F, because of such uncertainties, it is unclear whether we were a PFIC for certain of our previous taxable years. If we were a PFIC for any previous taxable year during which a U.S. Holder owned Shares, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the Shares, even if we ceased to meet the threshold requirements for PFIC status.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder owned Shares, the amount of gain recognized upon the disposition of Shares by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for such Shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, a U.S. Holder would be required to file IRS Form 8621 with respect to us, generally with the U.S. Holder’s federal income tax return for the year of the Merger. If we were a PFIC for any previous taxable year in which a U.S. Holder owned Shares, the amount of gain and the manner in which it is allocated between taxable years within the U.S. Holder’s holding period may be affected by any valid election that the U.S. Holder may have made either to mark-to-market Shares, or be taxed on a deemed sale of the Shares. U.S. Holders should consult their tax advisors regarding the consequences of disposing of their Shares in the case that we were a PFIC for any taxable year, and the effect of any previous mark-to-market or deemed sale election that they may have made.

Information Reporting and Backup Withholding

Cash consideration received in exchange for the Shares pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding. To avoid backup withholding, a U.S. Holder who does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a shareholder, provided the required information is timely furnished to the IRS. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to its particular circumstances.

PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008 and was amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise if such gain is regarded as incomes derived from sources within the PRC. The term “non-resident enterprise” means an enterprise established under the laws of a jurisdiction other than the PRC and whose actual administrative organization is not in the PRC, which has established offices or premises in the PRC, or which has not established any offices or premises in the PRC but has obtained income derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under an applicable income tax treaty with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Market Price of the shares and dividends

Market Price of the Shares

The following table provides the high and low sales prices for Shares, on NASDAQ with the symbol “FORK” for each quarter of 2018, 2019 and 2020 (through October 19, 2020):

	Sales Price Per Share (in US$)
Quarterly:	High	Low
2018
First quarter	5.2	3.75
Second quarter	4.35	3.75
Third quarter	4	2.35
Fourth quarter	4.29	3.01
2019
First quarter	3.89	2.12
Second quarter	2.85	1.87
Third quarter	2.9	1.92
Fourth quarter	2.86	2.1
2020
First quarter	2.5	1.53
Second quarter	2.65	1.40
Third quarter	2.35	1.96
Fourth quarter (through October 19, 2020)	2.36	2.30

The Per Share Merger Consideration implies a 15.2% premium over the Company’s closing price of $2.04 per Share on June 19, 2020, the last full trading day prior to the Company’s public announcement that it had received the Proposal on June 20, 2020, and a premium of 38.2% to the average closing price of the Company’s Shares during the 30 trading days prior to its receipt of the Proposal. On October 19, 2020, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of Shares were $2.33 and $2.32, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has never paid any dividends on its Shares. The Company does not expect to declare or pay any dividends prior to the Merger or in the foreseeable future.

Under the terms and conditions of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the Merger without the prior written consent of Parent.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

The Company is Cayman Islands holding company and substantially all of the Company’s operations are conducted through its subsidiaries in China, the U.S. and Indonesia and a local shelter services company in Mexico. The Company relies principally on dividends paid to it by its operating subsidiaries for its cash requirements through its BVI subsidiary, Total Faith Holdings Limited, including the funds necessary to pay dividends and other cash distributions to its shareholders, service any debt the Company may incur and pay its operating expenses.

●	In China, the payment of dividends is subject to certain limitations. PRC regulations currently permit payment of dividends only out of retained earnings as determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of its after-tax profits based on PRC accounting standards to its statutory general reserves each year until the accumulative amount of the reserves reaches 50% of its registered capital. The Company’s operating subsidiaries, as foreign-invested enterprises, are required to set aside funds for employee bonuses and welfare funds from its after-tax profits each year at percentages determined at its sole discretion. These reserves are not distributable as cash dividends.

●	In the U.S., the payment of dividends is limited to accumulated profits of the operating subsidiary. The board of the operating subsidiary can decide to set aside certain funds as reserves, the percentage of which is determined at the board’s sole discretion. These reserves are not distributable as cash dividends.

●	In Indonesia, the payment of dividends is subject to certain limitations. Indonesia regulations currently permit payment of dividends only out of retained earnings as determined in accordance with Indonesia accounting standards and regulations. Operating subsidiary in Indonesia is required to allocate a part of its after-tax profits based on Indonesia accounting standards to its statutory general reserves each year until the accumulative amount of the reserves reaches 20% of its registered capital. These reserves are not distributable as cash dividends.

●	In Mexico, there is no payment of dividend regarding our operation as we do not have a subsidiary there.

The Extraordinary General Meeting

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on November 20, 2020, at 10 a.m. (Beijing time) at Nanhai Meeting Room 6, Hilton Shenzhen Shekou Nanhai Hotel, No. 1177 Wanghai Road, Nanshan District, Shenzhen, Guangdong, 518067 China.

Proposals to be Considered at the Extraordinary General Meeting

At the extraordinary general meeting, you will be asked to consider and vote upon:

●	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of September 1, 2020 (the “Merger Agreement”), as may be amended from time to time, among the Company, Fuling ParentCo Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Fuling MergerCo Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) resulting from the Merger and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to this proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by replacing in their entirety with a new memorandum and articles of association, in the form attached as Appendix II to the Plan of Merger, at the effective time of the Merger (the “Effective Time”) (the “Adoption of Amended M&A”), and (iii) the variation of the authorized share capital of the Company from US$70,000 divided into 70,000,000 shares of a par value of US$0.001 each to US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each at the Effective Time (the “Variation of Capital”), be approved and authorized;

THAT each member of the Special Committee (as defined in the notice of the extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and

●	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share, other than Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration, in cash, without interest, in accordance with the terms and conditions set forth in the Merger Agreement. The Rollover Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. Shares held by Parent, the Company or any of their respective subsidiaries will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will be cancelled and cease to exist and will thereafter represent only the right to receive the fair value of such Dissenting Share as determined under Section 238 of the CICL.

In addition to the foregoing, at the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

The Board’s Recommendation

The Board, acting on the unanimous recommendation of the Special Committee:

●	determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders, especially the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital;

●	authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital; and

●	resolved to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you are a registered shareholder (i.e. your Shares are registered in the register of members of the Company in your name) as of 5 p.m. (Cayman Islands time) on October 20, 2020, being the record date for determining entitlements of shareholders to attend and vote at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting in person, we ask that you complete, sign, date and return your proxy card so that the proxy card is received by the Company no later than November 18, 2020 at 10 a.m. (Beijing Time).

If you hold your Shares through a financial intermediary such as a broker or bank, please follow the directions provided to you by your financial intermediary. If you wish to attend and vote in person at the extraordinary general meeting, please contact your financial intermediary to learn the procedures necessary to allow you to vote your shares in person.

Each registered shareholder has one vote for each Share held as of 5 p.m. Cayman Islands time on the Record Date. We expect that, as of the Record Date, there will be 15,803,763 Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting—Procedures for Voting” below for additional information.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. At the extraordinary general meeting, one or more registered shareholders entitled to vote and present in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative) representing not less than one-third in nominal value of the total issued voting shares of the Company throughout the meeting shall constitute quorum. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the CICL and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICL) of the Company passed by the affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be consummated.

As of the date of this proxy statement, there are 15,803,763 Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “Summary Term Sheet—Procedures for Voting.” We expect that, as of the Record Date, there will be 15,803,763 Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting—Procedures for Voting.”

Pursuant to the terms of the Support Agreement, all 11,083,334 Rollover Shares, representing approximately 70.1% of the total outstanding Shares, will be voted by the Founder Family Members in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, at the extraordinary general meeting. Assuming the Founder Family Members’ compliance with their voting undertaking under the Support Agreement to vote all Rollover Shares in favor of the special resolutions, based on the number of Shares expected to be issued and outstanding on the Record Date, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, without any further vote of any other shareholder.

Procedures for Voting

Only shareholders whose names are registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Record Date will receive the final proxy statement and proxy card directly from the Company. Only shareholders holding Shares as of 5 p.m. Cayman Islands time on the Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after 5 p.m. Cayman Islands time on the Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Record Date. Each registered shareholder has one vote for each Share held as of 5 p.m. Cayman Islands time on the Record Date.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than 48 hours before the time appointed for the extraordinary general meeting, being November 18, 2020 at 10 a.m. (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and returning proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at +86-576-8662-3803.

Proxy Holders for Registered Shareholders

Shareholders whose names are registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Record Date who are unable to attend the extraordinary general meeting in person may appoint any person or the chairman of the extraordinary general meeting as proxy holder by completing, signing, dating and returning the proxy card in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy will vote in accordance with the position of the Board.

If you hold your Shares through a financial intermediary such as a broker or bank, your broker, bank or other financial intermediary will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other financial intermediary regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other financial intermediary how to vote your Shares that it holds, those Shares will not be voted.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the shareholder. If a shareholder returns a properly signed and dated proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital, FOR the proposal to authorize each of the members of the Special Committee (as defined in the notice of the extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If you appoint a person other than the chairman of the meeting as your proxy, your proxy must attend the extraordinary general meeting in person in order to vote on your behalf.

Brokers, banks or other financial intermediaries who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxy cards are properly completed, signed, dated and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals (unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines) and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

●	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting any time before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 88 Jintang South Ave., East New District, Wenling, Zhejiang Province, People’s Republic of China 317509, attention: Investor Relations Department, such that it is received by the Company before the commencement of the extraordinary general meeting.

●	Second, a registered shareholder can complete, sign, date and return a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than 48 hours before the time appointed for the commencement of the extraordinary general meeting, which is November 18, 2020, at 10 a.m. (Beijing time), which is the deadline for shareholders to lodge proxy cards.

●	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other financial intermediary and has instructed the broker, bank or other financial intermediary to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other financial intermediary to change those instructions.

Rights of Shareholders Who Wish to Dissent from the Merger

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) who wish to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the CICL if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICL, a copy of which is attached as Annex E to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the CICL could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

IF YOU HOLD YOUR SHARES THROUGH A FINANCIAL INTERMEDIARY SUCH AS A BROKER OR BANK AND WISH TO DISSENT FROM THE MERGER, YOU MUST MAKE ALL NECESSARY ARRANGEMENTS WITH THE FINANCIAL INTERMEDIARY TO ENSURE THAT YOUR SHARES ARE REGISTERED IN YOUR OWN NAME IN THE REGISTER OF MEMBERS OF THE COMPANY SUCH THAT YOU BECOME A REGISTERED SHAREHOLDER IN ORDER FOR YOU TO EXERCISE DISSENTERS’ RIGHTS. THE FINANCIAL INTERMEDIARY IS UNLIKELY TO EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF A BENEFICIAL OWNER OF THE SHARES REQUESTS THE FINANCIAL INTERMEDIARY TO DO SO. YOU MUST CONTACT YOUR FINANCIAL INTERMEDIARY PROMPTLY TO ENSURE THAT YOU BECOME A REGISTERED SHAREHOLDER IN SUFFICIENT TIME AHEAD OF THE DATE OF THE EXTRAORDINARY GENERAL MEETING, AS YOU MUST DELIVER TO THE COMPANY A WRITTEN OBJECTION TO THE MERGER BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. YOU MUST SUBSEQUENTLY COMPLY WITH ALL PROCEDURES AND REQUIREMENTS OF SECTION 238 OF THE CICL FOR THE EXERCISE OF DISSENTERS’ RIGHTS, A COPY OF WHICH IS ATTACHED AS ANNEX E TO THIS PROXY STATEMENT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE SHARES WILL CONTINUE TO BE LISTED ON NASDAQ. AS A RESULT, IF YOU BECAME A REGISTERED SHAREHOLDER FOR PURPOSES OF EXERCISING DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED, AND YOU WISH TO TRANSFER YOUR SHARES BACK TO A FINANCIAL INTERMEDIARY, YOU WILL NEED TO CONTACT THE FINANCIAL INTERMEDIARY TO MAKE ALL NECESSARY ARRANGEMENTS.

If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 78 as well as “Annex E Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands—Section 238” to this proxy statement carefully and we urge you to seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your dissenters’ rights.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy card, please contact our Investor Relations Department at +86-576-8662-3803.

Solicitation of Proxies

We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other financial fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers and other fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

The Merger Agreement

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it, together with the Plan of Merger, are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 85.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company. The closing of the Merger will occur no later than the tenth business day after the last of the conditions to the Merger have been satisfied or waived. On the closing date of the Merger, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the CICL. The Merger will become effective on the date specified in the Plan of Merger.

We expect that the Merger will be consummated in the fourth quarter of 2020, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company, until thereafter amended as provided by law and such memorandum and articles of association, except that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to “Fuling Global Inc. (富岭环球有限公司)”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized capital of the Surviving Company as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as of the date of the Merger Agreement.

The director of Merger Sub immediately prior to the Effective Time shall be the initial director of the Surviving Company upon the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

At the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive $2.35 in cash per Share without interest, (b) each Excluded Share issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist, without payment of any consideration or distribution therefor, and (c) each Dissenting Share will be automatically cancelled and cease to exist, and will carry no rights other than the right to receive the payment of the fair value of such Dissenting Shares as determined in accordance with the CICL.

At the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company and shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Treatment of ESOP Pool

The ESOP Pool and each Share and share option thereunder shall be automatically cancelled and cease to exist at the Effective Time.

Exchange Procedures

Prior to the Effective Time, Parent shall select and appoint a bank or trust company, with the Company’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned), to act as paying agent for all payments of Merger consideration. The agreement between Parent and the Paying Agent shall be in a form reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments of Merger consideration to Dissenting Shareholders who have failed to exercise or who effectively have withdrawn or lost their dissenters’ rights, when ascertained pursuant to the terms of the Merger Agreement, Parent shall deposit and maintain, or cause to be deposited and maintained, with the paying agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in immediately available funds in an amount sufficient to pay the Merger consideration (such cash, the “Exchange Fund”).

Immediately prior to the Effective Time, the Surviving Company will cause the paying agent to mail (and make available for collection by hand) to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration (excluding Excluded Shares and Dissenting Shares): (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of the share certificates). Each registered holder of Shares which are represented by a share certificate, subject to the surrender of such share certificate (or delivery of an affidavit and indemnity of loss in lieu of the share certificate) for cancellation and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares represented by book entry, will be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares (excluding Excluded Shares and Dissenting Shares). Any share certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any share certificates.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were also qualified by its public disclosure and filings with the SEC after January 1, 2017 and prior to the date of the Merger Agreement, a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement, and matters known to Parent, Merger Sub and/or the Rollover Shareholders as of the date of the Merger Agreement. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

●	due organization, valid existence, good standing and qualification or license to carry on the Company’s business;

●	no violation in any material respect of the organizational documents of the Company and its subsidiaries;

●	the Company’s capitalization, the absence of options or other rights or agreements, to which the Company or any of its subsidiaries is a party, restricting the transfer of, relating to the voting of, or requiring the sale of Shares or any other share capital of, or other equity interests in the Company and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

●	the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement against the Company;

●	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders), and the Board’s authorization and approval, and recommending to the shareholders of the Company the authorization and approval, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

●	the absence of (a) any conflict with the governing documents of the Company or any of its subsidiaries, (b) required filing or obtaining of any governmental or regulatory consents and approvals by the Company or any of its subsidiaries; (c) required consent or waiver under, any modification, violation or breach of, or default under, any of the terms, conditions or provisions of any contract; (d) creation or imposition of any lien on any asset of the Company or any of its subsidiaries, other than any Permitted Lien (as defined in the Merger Agreement”) or any liens that would not reasonably be expected to (individually or in the aggregate) prevent, delay or impede or impair the consummation of the Merger and the other Transactions; (e) violation of any applicable laws or judicial orders by the Company, any of its subsidiaries, or any of their respective properties, assets or operations, in each case as a result of the execution, delivery and performance of the Merger Agreement by the Company, except, with respect to clauses (b), (c), (d) and (e), for such that would not have a Material Adverse Effect (as defined below in this section of the proxy statement);

●	the Company’s SEC filings since January 1, 2018 and the financial statements included or incorporated by reference in such SEC filings;

●	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

●	the absence of Material Adverse Effect since January 1, 2020;

●	no untrue or misleading information in the proxy statement;

●	the receipt of a fairness opinion from Houlihan Lokey, as financial advisor to the Special Committee;

●	certain labor and employment matters;

●	certain intellectual property matters;

●	the absence of any legal proceedings and governmental orders against the Company or any of its subsidiaries, which would have a Material Adverse Effect;

●	certain environmental matters;

●	certain real property matters;

●	the absence of any broker’s or finder’s fees, other than with respect to the financial advisor to the Special Committee; and

●	the absence of a shareholder rights agreement or plan and the inapplicability of certain anti-takeover laws to the Merger Agreement and the Transactions, including the Merger.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its subsidiaries taken as a whole, or prevent or materially delay the consummation of the Transactions on or prior to June 30, 2021 (the “Outside Date”); provided, however, that any change, effect, development, circumstance, condition, state of facts, event or occurrence to the extent resulting or arising from the following shall not be deemed to constitute a Material Adverse Effect or be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates,

(b) general economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, including changes in interest or exchange rates,

(c) any change in GAAP or interpretation thereof,

(d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any governmental entity,

(e) any actions taken, or the failure to take any action, as required by the terms of the Merger Agreement or at the written request or with the written consent of Parent or Merger Sub,

(f) the negotiation, execution or announcement of the Merger Agreement and the Transactions (including the Merger), including any litigation arising therefrom and any adverse change in relationship with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or the Sponsor,

(g) changes in the price or trading volume of the Shares (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Shares),

(h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations),

(i) epidemic-related public health crises, changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, and

(j) any deterioration in the credit rating of the Company or its Subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration);

provided that if any effect described in clauses (a), (b), (c), (d), and (i) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

●	their due organization, valid existence, good standing and qualification or license to carry on their respective business;

●	their respective memorandum and articles of association being in full force and effect;

●	the capitalization of Merger Sub and Parent’s ownership of Merger Sub;

●	their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

●	the absence of (a) any conflict with the governing documents of Parent or Merger Sub, (b) required filing or obtaining of any governmental or regulatory consents or approvals by Parent or Merger Sub; (c) any modification, violation or breach of, or default under, any of the terms, conditions or provisions of any contract; (d) violation of any applicable laws or judicial orders by Parent or Merger Sub, or any of their respective properties, assets or operations, in each case as a result of the execution, delivery and performance of the Merger Agreement by Parent or Merger Sub, except, with respect to clauses (b), (c) or (d), for such that would not prevent the consummation of the Transactions on or prior to the Outside Date;

●	the delivery of the Equity Commitment Letters and the enforceability of such financing documents;

●	the sufficiency of funds to pay the Merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated by the Merger Agreement and all related fees and expenses associated therewith and the absence of any contractual conditions other than those contained in the Equity Commitment Letters;

●	the Limited Guarantees being in full force and effect and the absence of any breach or default thereunder;

●	Parent’s, Merger Sub’s and Rollover Shareholders’ ownership of Shares;

●	the absence of undisclosed agreements, arrangements or understandings between Parent, Merger Sub, the Rollover Shareholders, the Sponsor, or any of their respective affiliates (excluding the Company and its subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any subsidiary of the Company in their capacities as such, on the other hand, in each case relating to the Transactions;

●	the absence of legal proceedings and governmental orders against Parent or Merger Sub that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger;

●	the absence of any broker’s, finder’s or financial advisor’s fees;

●	the independent investigation of the Company and its subsidiaries by Parent and Merger Sub; and

●	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries.

Conduct of Business Prior to Closing

Except as expressly contemplated by the Merger Agreement, as required by applicable laws, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company (x) shall and shall cause its subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and those persons with whom the Company or any of its subsidiaries has business relationships that are material to the Company and its subsidiaries, taken as a whole, (y) shall and shall cause its subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall not permit its Subsidiaries to, take any action that will result in certain of the conditions to the Merger not being satisfied, or fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

Shareholder Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, the Company will (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholder meeting (the Record Date) and shall not change such Record Date or establish a different Record Date for the shareholder meeting without the prior written consent of Parent, unless required to do so by applicable laws; and in the event that the date of the shareholder meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable laws or stock exchange requirements, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Record Date for the shareholder meeting, as so adjourned or delayed, and (ii) mail or cause to be mailed this proxy statement to the holders of Shares for the purpose of voting upon the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.

As soon as practicable after the date of mailing this proxy statement, the Company shall hold the shareholder meeting in accordance with the applicable laws and the company governing documents. Subject to certain agreed exceptions, the Company’s Board will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and will include such recommendation in this proxy statement and the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Company Shareholder Approval.

After consultation in good faith with Parent, the Company may recommend the adjournment of the shareholder meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the shareholder meeting, (ii) as otherwise required by applicable laws or (iii) if as of the time for which the shareholder meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholder meeting. If the shareholder meeting is adjourned, the Company will convene and hold the shareholder meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the shareholder meeting to a date that is less than ten (10) business days prior to the Outside Date.

The Company shall hold the shareholder meeting as promptly as practicable following the mailing of this proxy statement in accordance with the company governing documents and applicable laws.

No Solicitation of Transactions; Change of Recommendation

The Company shall and shall cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations, if any, with any third party, its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any competing proposal or inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal, and shall request any such third party, its representatives and its financing sources in possession of non-public information heretofore furnished to such person by or on behalf of the Company and its subsidiaries to return to the Company or destroy such non-public information (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any competing proposal, and (iii) from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, not, directly or indirectly, (A) solicit, initiate, induce, knowingly encourage or knowingly take any action designed to facilitate or otherwise assist with the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal (including by way of furnishing non-public information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its subsidiaries), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person non-public information in connection with or for the purpose of encouraging or facilitating, a competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal, (C) approve, endorse or recommend any competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other contract contemplating or otherwise relating to a competing proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a competing proposal, or (D) propose or agree to do any of the foregoing.

Notwithstanding the foregoing, if, at any time on or after the date of the Merger Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of its representatives receives an unsolicited, bona fide written competing proposal from any person, (i) the Company and its representatives may contact such person solely to request clarification of the terms and conditions thereof, and (ii) if the Company’s Board (acting upon recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that such competing proposal constitutes, or would reasonably be expected to lead to, a superior proposal, then the Company and its representatives may (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such competing proposal, and (B) engage in or otherwise participate in discussions or negotiations with the person making such competing proposal.

Generally, neither the Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the Company Shareholder Approval be given or fail to include the Board recommendation in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Board recommendation, or take any other action or make any other public statement in connection with the shareholder meeting inconsistent with the Board recommendation, (iii) make any recommendation or public statement in favor of a competing proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Board has received and is evaluating a competing proposal, (iv) fail to publicly recommend against any competing proposal, or fail to publicly reaffirm the Board recommendation, in each case within ten (10) business days following a competing proposal that has been publicly announced (or such fewer number of days as remains prior to the shareholder meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a competing proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other contract with respect to a competing proposal (any of the foregoing actions, an “Adverse Recommendation Change”).

However, under certain circumstances prior to the time the Company Shareholder Approval is obtained, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a competing proposal, if prior to taking such action, the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would or would be reasonably expected to violate the directors’ fiduciary duties under applicable laws, and (y) that such competing proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making that Adverse Recommendation Change, the Company shall have notified Parent of its intention to do so and given Parent an opportunity to propose revisions to the terms of the Merger Agreement so as to cause such Superior Proposal to no longer constitute a Superior Proposal.

The Company shall notify Parent promptly after its receipt of any written inquiries, proposals or offers or any written request for non-public information relating to the Company or any of its subsidiaries in each case by any person that informs the Company or any of its subsidiaries that it is considering making, or has made, a Competing Proposal (as defined below), or any material change to any terms of a Competing Proposal previously disclosed to Parent.

“Competing Proposal” means any proposal or offer from any person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Shares, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the Transactions.

“Superior Proposal” means any bona fide written Competing Proposal that the Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors of international repute and outside legal counsel, and taking into account all legal, regulatory, financial, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than the Rollover Shareholders) than the Transactions (taking into account, as the case may be, any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the person making such proposal and non-contingent, (B) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (C) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

Indemnification; Directors’ and Officers’ Insurance

Parent shall, and shall cause the Surviving Company and each of the Company’s subsidiaries to, for a period of six (6) years after the Effective Time, honor and fulfill in all respects the obligations of such person to the fullest extent permissible under applicable laws, the Company Governing Documents and corresponding organizational or governing documents of such subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date of the Merger Agreement, to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or indemnification agreements (including each present and former director and officer of the Company and its subsidiaries) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of the Merger Agreement.

For a period of six (6) years after the Effective Time, the organizational and governing documents of the Surviving Company and each of the Company’s subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the organizational and governing documents of each of the Company’s subsidiaries in effect on the date of the Merger Agreement (as the case may be). The indemnification agreements with Covered Persons that survive the Merger will continue in full force and effect in accordance with their terms.

For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such 300% amount, the “Base Premium”). In lieu of the foregoing insurance, the Company may elect to purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, with the annual premium not exceeding the Base Premium.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the Parties will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated thereby as promptly as practicable, (ii) obtain, or cause their affiliates to obtain, from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) as promptly as reasonably practicable after the date of the Merger Agreement, make, or cause their affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement, and the Transactions under other applicable laws; provided, that except to the extent related to such PRC regulatory filings, the Parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any governmental entity is required, in connection with the consummation of the Transactions and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the Transactions.

Certain Additional Covenants

The Merger Agreement contains additional agreements relating to, among other things:

●	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

●	access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

●	delisting and deregistration of the Shares;

●	consultation with respect to public announcements relating to the Merger Agreement and the Transactions;

●	notification of certain events;

●	elimination or minimization of the effects of certain takeover statutes;

●	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions contemplated thereby.

Conditions to the Merger

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

●	the Company Shareholder Approval shall have been obtained in accordance with the CICL and the Company’s memorandum and articles of association; and

●	no governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions, or imposes certain specified “non-required remedy” (e.g., requiring Parent or its subsidiaries or affiliates to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time).

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time; subject to certain qualifications;

●	the Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

●	since the date of the Merger Agreement, no Material Adverse Effect shall have occurred that is continuing;

●	the aggregate amount of the Dissenting Shares shall have been no more than 10% of the total outstanding ordinary shares of the Company;

●	the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfilment of the conditions specified above; and

●	the Company shall have obtained third-party consents or waivers in writing for certain specified contracts.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date, except where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under the Merger Agreement;

●	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

●	Parent shall have delivered to the Company a certificate, dated the closing date, signed by a director or senior executive officer of Parent, certifying as to the fulfilment of the conditions specified.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, as follows:

●	by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent;

●	by either the Company (acting upon the recommendation of the Special Committee) or Parent, if there has been a breach or failure to perform by the other party or parties to the Merger Agreement of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would result in the corresponding closing conditions not being satisfied, and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting party from the non-defaulting party, or (y) three (3) business days before the Outside Date; provided, that the Merger Agreement may not be so terminated by any party if such party is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

●	by either Parent or the Company (acting upon the recommendation of the Special Committee), if the Effective Time shall not have occurred by 11:59 p.m., Beijing time on the Outside Date; provided, that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, primarily resulted in, or materially contributed to, the Effective Time not occurring on or prior to the Outside Date;

●	by Parent at any time prior to the receipt of the Company Shareholder Approval, if the Board shall have effected an Adverse Recommendation Change;

●	by the Company at any time prior to the receipt of the Company Shareholder Approval, if (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions; Change of Recommendation”) and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement; provided, that the Company shall not be entitled to so terminate the Merger Agreement unless (A) the Company has complied in all material respects with the requirements set forth in the Merger Agreement with respect to such Superior Proposal and alternative acquisition agreement and (B) the Company pays in full the Company Termination Fee (as defined below) immediately after the termination;

●	by the Company at any time prior to the receipt of the Company Shareholder Approval, if the Board (acting upon the recommendation of the Special Committee) has effected an Adverse Recommendation Change and authorized termination of the Merger Agreement;

●	by either the Company or Parent if a governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions; provided, where such restraint is the result of an order, the party seeking to so terminate the Merger Agreement shall have used reasonable best efforts to prevent the entry of and to remove such order in accordance with the Merger Agreement, and that the right to so terminate the Merger Agreement shall not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of such order;

●	by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained after the final adjournment of the shareholder meeting at which a vote on such approval was taken; provided that, Parent may not so terminate the Merger Agreement if such failure to obtain the Company Shareholder Approval is a result of a breach of by Parent of its obligation to vote its shares in favor of the Merger or a breach of any support agreement by any Founder Family Member; or

●	by the Company if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the closing within ten (10) business days following its receipt of the written notice from the Company.

Termination Fees

The Company is required to pay Parent the Company Termination Fee of $500,000 if:

●	(A) a Competing Proposal (as defined in the section entitled “The Merger Agreement-No Solicitation of Transactions; Change of Recommendation”) with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of the Merger Agreement and prior to the shareholder meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, the Merger Agreement is terminated (x) by the Company or Parent due to the failure to obtain the Company Shareholder Approval at the shareholder meeting or (y) by the Company due to the failure of the Merger to be consummated by the Outside Date or at any time prior to the receipt of the Company Shareholder Approval, if the Board (acting upon the recommendation of the Special Committee) has effected an Adverse Recommendation Change and authorized termination of the Merger Agreement, and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%);

●	the Merger Agreement is terminated by Parent due to a breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth therein or an Adverse Recommendation Change effected by the Company; or

●	the Merger Agreement is terminated by the Company due to the fact that (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement.

Parent is required to pay the Company the Parent Termination Fee of $1,000,000 if:

●	the Merger Agreement is terminated by the Company due to (A) a breach or failure to perform by Parent of any representation, warranty, covenant or agreement set forth therein, or (B) the failure of Parent to effect the closing within ten (10) business days following its receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other closing conditions have been satisfied or duly waived; or

●	the Merger Agreement is terminated by the Company or by Parent because the closing of the Merger has failed to occur prior to the Outside Date, and (A) the Company has not breached any of its covenants or other agreements under the Merger Agreement would not be satisfied and (B) all conditions to closing (other than those that by their terms are to be satisfied at the closing, provided that such conditions are capable of being satisfied at the time of the termination by the Company or Parent as if such time were the closing) have been satisfied or waived.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties and, in the case of the Company, to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger or to cause the consummation of the financing contemplated in the Equity Commitment Letters, in addition to any other remedy by law or equity. However, the Company has the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger only if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or duly waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it has waived any unsatisfied condition.

Subject to the above, the Equity Commitment Letters and the Limited Guarantees:

●	in the event that Parent or Merger Sub fails to effect the Merger for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform the obligations under the Merger Agreement, the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates against Parent, Merger Sub, the Sponsors or any of their respective affiliates, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of Parent, Merger Sub, the Sponsor, the Founder Entity or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or any of the Transactions other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement; and

●	Parent’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any of Parent, Merger Sub, the Sponsors and their respective affiliates against any of the Company, its subsidiaries, shareholders of the Company or any of its subsidiaries and any of their respective affiliates for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. None of the Company, any of its subsidiaries, any shareholder of the Company or any of its subsidiaries or any of their respective affiliates shall have any liability for monetary damages in connection with the Merger Agreement or the Transactions other than the payment by the Company of the Company Termination Fee.

Amendment

Subject to applicable laws and except as otherwise provided in the Merger Agreement, the Merger Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Shareholder Approval, as applicable, by written agreement of the parties to the Merger Agreement by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective sole director, and (ii) with respect to the Company, by the Board (acting upon recommendation of the Special Committee). However, after the approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the Company, Parent and Merger Sub.

Provisions for Unaffiliated Security Holders

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

Dissenters’ Rights

The following is a brief summary of the rights of registered holders of Shares to dissent from the Merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law and is qualified in its entirety by the complete text of Section 238 of the CICL, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex E, particularly the procedural steps required to exercise your Dissenters’ Rights. These procedures are complex, and you should seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise Dissenters’ Rights. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the CICL.

The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

●	You must give written notice of objection to the Merger (“Notice of Objection”) to the Company prior to the vote to authorize the Merger being taken at the extraordinary general meeting. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

●	In accordance with the Merger Agreement, within 2 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all shareholders who have served a Notice of Objection (“Dissenters”).

●	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any Dissenter who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A Dissenter must dissent in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Dissenter shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful

●	Within 7 days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each Dissenter to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

●	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenter fail to agree on a price at which the Company will purchase the Dissenter’ Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenter may, file a petition with the Grand Court for a determination of the fair value of the Shares held by all Dissenters who have served a Notice of Dissent and who have not agreed with the Company as to fair value of their Shares. The petition by the Company must be accompanied by a verified list containing the names and addresses of all shareholders who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares, and if a Dissenter files a petition the Company must file such verified list within 10 days of service of such petition.

●	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to Dissenters’ Rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value; and (c) the costs of the proceeding and the allocation of such costs upon the parties.

You must be a registered holder of Shares (i.e. your name is registered in the register of members of the Company) in order to exercise your Dissenters’ Rights. All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or by a person duly authorized by the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder. The agent must, however, identify the registered owner and expressly disclose the fact that, in executing the notice, he or she is acting as agent of the registered owner.

If you do not satisfy each of these requirements and otherwise comply strictly with the procedures under the CICL, you will not be entitled to exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone preserve your Dissenters’ Rights. You must send all notices to the Company to 88 Jintang South Ave., East New District, Wenling, Zhejiang Province, People’s Republic of China 317509, attention: Investor Relations Department.

If you hold your Shares through a financial intermediary such as a broker or bank and wish to dissent from the Merger, you must make all necessary arrangements with the financial intermediary to ensure that your Shares are registered in your own name in the register of members of the Company such that you become a registered shareholder in order for you to exercise Dissenters’ Rights. The financial intermediary is unlikely to exercise or attempt to exercise any Dissenters’ Rights with respect to any of the Shares that it holds, even if a beneficial owner of the Shares requests the financial intermediary to do so. You must contact your financial intermediary promptly to ensure that you become a registered shareholder in sufficient time ahead of the date of the extraordinary general meeting, as you must deliver to the Company a written objection to the Merger before the vote to authorize and approve the Merger is taken at the extraordinary general meeting. You must subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this proxy statement. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the Shares will continue to be listed on NASDAQ. As a result, if you became a registered shareholder for purposes of exercising Dissenters’ Rights and the Merger is not consummated, and you wish to transfer your Shares back to a financial intermediary, you will need to contact the financial intermediary to make all necessary arrangements.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the CICL could be more than, the same as, or less than the US$2.35 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise Dissenters’ Rights with respect to your Shares.

The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should seek your own legal advice on Section 238 or Part XVI of the CICL in general from a licensed Cayman Islands law firm if you wish to exercise your Dissenters’ Rights.

Financial Information

Selected Historical Financial Information

The following table presents the selected consolidated financial information for our company. The selected consolidated statements of comprehensive income data for the years ended December 31, 2019 and 2018 and the selected consolidated balance sheets data as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements, which are included the Company’s annual report on Form 20-F for the year ended December 31, 2019, beginning on page F-1. Our historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the year ended December 31, 2019, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report. Our audited consolidated financial statements are prepared and presented in accordance with US GAAP.

Please note that our results of operations related to Zhejiang Great Plastics Technology Co., Ltd. (“Great Plastics”) have been reclassified as discontinued operations on a retrospective basis for all periods presented.

(All amounts in thousands of U.S. dollars, except Dividend per share in Renminbi and Shares outstanding)

Statement of operations data:

	For the year ended December 31,
	2019	2018
Revenues	$151,113	$138,664
Gross profit	$37,610	$29,750
Operating expenses	$22,254	$19,584
Income from operations	$15,356	$10,166
Provision for Income taxes	$2,554	$1,126
Net income from continuing operations	$14,406	$9,847
Net income(loss) from discontinued operations, net of tax	$517	$(88)
Net income	$14,923	$9,759

Net income from continuing operations per share (basic and diluted)	$0.91	$0.62
Net income(loss) from discontinued operations per share (basic and diluted)	$0.03	$(0.01)

Dividend per share in USD	$-	$-
Dividend per share in Renminbi	¥-	¥-

Balance sheet data:

	As of December 31,
	2019	2018
Current assets	$61,298	$59,520
Total assets	$134,327	$122,640
Current liabilities	$36,648	$47,489
Total liabilities	$55,258	$57,906
Total shareholders’ equity (net assets)	$79,069	$64,734
Capital stock	$16	$16
Shares outstanding	15,803,763	15,795,910

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2019 was US$5.00 based on the number of issued and outstanding Shares as of that date.

Transactions in the Shares

Purchases by the Company

We have not purchased any Shares at any time within the past two years.

Purchases by the Buyer Group

None of the members of the Buyer Group or any of their respective affiliates have purchased any Shares at any time within the past two years.

Prior Public Offerings

In November 2015, the Company completed its initial public offering of 4,038,423 Shares. The Company did not make any underwritten public offering of the Company’s securities during the past three years.

Transactions in Prior 60 Days

Other than the Merger agreement and agreements entered into in connection therewith including the Support Agreement, the Limited Guarantees and the Equity Commitment Letters, and as disclosed above, there have been no transactions in the Company’s Shares during the past 60 days by us, any of our officers or directors, the Buyer Group or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

Security Ownership of Certain Beneficial Owners and Management of the Company

	Ordinary Shares beneficially owned(1)
	Number	Percent
Directors and Senior Management:
Guilan Jiang (2), chairwoman and chief operating officer	5,541,668	35.1%
Xinfu Hu (2), chief executive officer	0	-
Peng Hu, chief financial officer	0	-
Jian Cao, independent director	12,000	*
Hong (Simon) He, independent director	12,000	*
Fuyou Cai, independent director	0	-
Sujuan Zhu (3), director	2,216,667	14.0%
All directors and executive officers as a group (seven (7) persons)	7,782,335	49.2%
5% or greater Beneficial Owners:
Qian (Eugene) Hu (2)	1,154,104	7.3%
Xinzhong Wang	1,108,333	7.0%
Jinxue Jiang (3)	1,108,333	7.0%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Ordinary Shares.

(2)	Ms. Jiang and Mr. Xinfu Hu are married, and Mr. Qian (Eugene) Hu is their adult son. Ms. Jiang holds her shares through Silver Trillion, a British Virgin Islands company which she owns and controls and may be deemed to hold beneficial ownership of such shares. Mr. Qian (Eugene) Hu holds 45,771 shares by himself and 1,108,333 shares through Zheng Hui, a British Virgin Islands company which he owns and controls and may be deemed to hold beneficial ownership of such shares.

Mr. Xinfu Hu does not, directly or indirectly, exercise or share voting or investment power of any shares held by Silver Trillion or Zheng Hui and disclaims beneficial ownership of such shares. Mr. Qian (Eugene) Hu does not, directly or indirectly, exercise or share voting or investment power of any shares held by Silver Trillion and disclaims beneficial ownership of such shares. Ms. Jiang does not, directly or indirectly, exercise or share voting or investment power of any shares held by Zheng Hui and disclaims beneficial ownership of such shares.

(3)	Ms. Zhu is the mother of Mr. Jiang. Ms. Zhu holds her shares through Celestial Sun, a British Virgin Islands company and may be deemed to share beneficial ownership of such shares. Mr. Jiang holds 1,108,333 shares through Tengyu, a British Virgin Islands company and may be deemed to hold beneficial ownership of such shares.

Ms. Zhu does not, directly or indirectly, exercise or share voting or investment power of any shares held by Tengyu and disclaims beneficial ownership of such shares. Mr. Jiang does not, directly or indirectly, exercise or share voting or investment power of any shares held by Celestial Sun and disclaims beneficial ownership of such shares.

Future Shareholder Proposals

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

●	the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

●	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

●	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

●	diversion of our management’s attention from our ongoing business operations;

●	loss of our senior management;

●	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

●	our failure to comply with regulations and changes in regulations;

●	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

●	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019. See “Where You Can Find More Information” beginning on page 85 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, Mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.fulingglobal.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 15, 2020 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 15, 2020, if any, are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A: Agreement and Plan of Merger

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Fuling ParentCo Inc.

Fuling MergerCo Inc.

and

Fuling Global Inc.

dated as of

September 1, 2020

Exhibit A – Plan of Merger

Schedule A – Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated September 1, 2020, is by and among Fuling ParentCo Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Fuling MergerCo Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Fuling Global Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a statutory merger of the Merger Sub with and into the Company in accordance with Part XVI of the CICL (as defined herein), with the Company being the surviving company (as defined in the CICL) and becoming a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee established by the Company Board (the “Special Committee”), has (a) determined that the execution by the Company of this Agreement and the Plan of Merger and consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and its shareholders (especially Unaffiliated Security Holders), (b) approved and declared advisable the Merger, the other Transactions, this Agreement and the Plan of Merger and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement (as defined herein) and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholder Meeting;

WHEREAS, the respective sole director of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and to consummate the Transactions and the sole member of Merger Sub has authorized and approved the Plan of Merger by special resolution;

WHEREAS, prior to or substantially concurrently with the execution and delivery of this Agreement, each of Ms. Guilan Jiang, Ms. Sujuan Zhu, Mr. Qian (Eugene) Hu, Mr. Xinzhong Wang and Mr. Jinxue Jiang (collectively, the “Rollover Shareholders”) has executed and delivered a support agreement with Parent (the “Support Agreement”), providing that, amongst other things and subject to the terms and conditions set forth therein, the Rollover Shareholders will (a) vote all Shares held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (b) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration, for cancellation of the Rollover Shares in accordance with this Agreement, and to, subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time;

WHEREAS, concurrently with the execution of this Agreement, each of the Sponsor and the Founder Entity has, or has caused an entity controlled by each of them, as applicable, to have, executed and delivered an equity commitment letter (each an “Equity Commitment Letter”, and collectively, the “Equity Commitment Letters”) to the Parent;

WHEREAS, concurrently with the execution of this Agreement, each of the Sponsor and the Founder Entity has, or has caused an entity controlled by each of them, as applicable, to have, executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (the “Limited Guarantee”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains customary confidentiality and standstill terms; provided, that such agreement and any other agreements related thereto shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition and the definition of “Subsidiary” or “Subsidiaries,” “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Business Days” means any day other than a Saturday, Sunday or another day on which the banks in New York City, the Cayman Islands, the Hong Kong Special Administrative Region or the People’s Republic of China are authorized by Law or executive order to be closed.

“Company Financial Advisor” means Houlihan Lokey (China) Limited.

“Company Governing Documents” means the Company’s (a) First Amended and Restated Memorandum of Association and (b) First Amended and Restated Articles of Association, each as in effect on the date of this Agreement and as they may be amended from time to time.

“Disclosure Schedule” means the disclosure schedule set out in Schedule A attached hereto, it being understood that: (a) any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section; and (b) the disclosure of any matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Material Adverse Effect.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“ESOP Pool” means the pool for Shares and share options established by the Company for its employees, non-employee directors, officers and consultants, which contains shares and options to purchase 1,570,509 Shares.

“Excluded Shares” means, collectively, (a) the Rollover Shares and (b) Shares held by Parent, the Company or any of their respective Subsidiaries immediately prior to the Effective Time.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) reasonably incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, the filing of any required notices under any applicable competition or investment Laws, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Founder Entity” means Silver Trillion Investments Limited or its Affiliate, as appropriate.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and whether or not contingent, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) patents, patent applications (including provisional applications), invention disclosures, and industrial designs, and applications for any of the foregoing, including continuations, continuations-in-part, divisionals, re-issues, renewals, extensions and , registrations, (ii) trademarks, service marks, certification marks, trade dress, logos, designs, slogans, trade names, domain names, websites, uniform resource locators, web addresses, and other indicia of source or origin, and registrations and applications for registration for each of the foregoing, including renewals, together with all goodwill connected with the use of and symbolized by any of the foregoing, (iii) copyrights, copyrightable works, moral rights, data and database rights, and mask works, and registrations and applications for registration for each of the foregoing, (iv) trade secrets and confidential or proprietary information (including specifications, formulae, inventions (whether or not patentable or reduced to practice), know-how, technology, data, records, specifications, designs, methodologies, technical data, and customer and supplier lists and information), (v) other registrations and applications for any of the foregoing, and (vi) other intellectual property and proprietary rights.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge, following reasonable inquiry, of (a) with respect to the Company, the Chairwoman, the Chief Executive Officer, the Chief Financial Officer or the Executive Vice President of Fuling Plastic USA, Inc. thereof, (b) with respect to Parent or Merger Sub, any director or executive officer thereof, or (c) with respect to the Rollover Shareholders, each Rollover Shareholder.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Entity.

“Leased Real Property” means parcels of real property leased by the Company or its Subsidiary which are material to the business of the Company and/or its Subsidiary (as applicable) taken as a whole, each as disclosed in the SEC Documents.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole, or prevent or materially delay the consummation of the Transactions on or prior to the Outside Date; provided, however, that any Effect to the extent resulting or arising from the following shall not be deemed to constitute a Material Adverse Effect or be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates, (b) general economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, including changes in interest or exchange rates, (c) any change in GAAP or interpretation thereof, (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (e) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the written request or with the written consent of Parent or Merger Sub, (f) the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom and any adverse change in relationship with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or the Sponsor, (g) changes in the price or trading volume of the Shares (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Shares), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations), (i) epidemic-related public health crises, changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (j) any deterioration in the credit rating of the Company or its Subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration); provided that if any Effect described in clauses (a), (b), (c), (d), and (i) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Outside Date” means June 30, 2021.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Owned Real Property” means parcels of real property in which the Company or any of its Subsidiaries holds any title ownership or land use rights where title ownership is not available to private parties in the jurisdiction in which such real property is located, and which are material to the business of the Company and/or its Subsidiaries (as applicable) taken as a whole, each as disclosed in the SEC Documents.

“Permitted Liens” means any: (a) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP); (b) zoning regulations, permits and licenses; (c) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings; (d) with respect to real property, non-monetary Liens or other minor imperfections of title; (e) rights of parties in possession; (f) ordinary course, non-exclusive licenses of Intellectual Property; (g) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (i) Liens securing Indebtedness that are reflected in the SEC Documents.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

“Rollover Shares” means 11,083,334 Shares owned by the Rollover Shareholders as of the date of this Agreement.

“Shareholder Approval” means a special resolution (as defined in the CICL) of the shareholders of the Company, which shall require the affirmative vote of the holders of Shares representing a majority of not less than two-thirds of votes cast by such holders as, being entitled so to do, vote in person or, in the case of such holders as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy, to approve and authorize this Agreement, the Plan of Merger and the Transactions in accordance with the CICL and the Company Governing Documents.

“Shareholder Meeting” means the meeting of the holders of Shares for the purpose of seeking the Shareholder Approval, including any adjournment thereof.

“Shares” means the ordinary shares of the Company with a par value of $0.001 per share.

“Sponsor” means Mr. Qijun Huang or his Affiliate, as appropriate.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership, or (b) which is a consolidated variable interest entity of such Person under GAAP.

“Unaffiliated Security Holders” means holders of Shares other than any of the Rollover Shareholders, executive officers or directors of the Company or any of their Affiliates.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity that administers Taxes, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

$ Section 1.3(c)

Adverse Recommendation Change	Section 6.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(c)
Arbitrator	Section 10.8(b)
Base Premium	Section 7.4(d)
CICL	Section 2.1
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Equity Interests	Section 4.2(a)
Company Group	Section 9.2(h)
Company Intellectual Property Rights	Section 4.11(a)
Company Termination Fee	Section 9.2(e)
Competing Proposal	Section 6.2(g)
Covered Persons	Section 7.4(a)
Dissenting Shareholders	Section 3.3(a)
Dissenting Shares	Section 3.3(a)
Dollars	Section 1.3(c)
Effective Time	Section 2.3
Enforceability Exceptions	Section 4.3
Equity Commitment Letter	Section 5.5(a)
Equity Financing	Section 5.5(a)
Exchange Act	Section 4.5

Exchange Fund	Section 3.2(a)
Financial Statements	Section 4.6(b)
Fuling Global, Inc.	Section 2.6
GAAP	Section 4.6(b)
Governmental Entity	Section 4.5
HKIAC	Section 10.8(b)
Indemnification Agreements	Section 7.4(a)
Legal Proceeding	Section 4.12
Merger	Recitals
Merger Consideration	Section 3.2(a)
Merger Sub	Preamble
Nasdaq	Section 4.5
Non-Required Remedy	Section 7.2(e)
Parent	Preamble
Parent Group	Section 9.2(h)
Parent Termination Fee	Section 9.2(f)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.2(a)
Per Share Merger Consideration	Section 3.1(a)
Plan of Merger	Section 2.3
Proxy Statement	Section 4.5
Record Date	Section 6.4(a)
Regulatory Filings	Section 4.5
Rollover Shareholders	Recitals
Rules	Section 10.8(b)
Sarbanes-Oxley Act	Section 4.6(a)
Schedule 13E-3	Section 6.3(a)
SEC	Section 4.5
SEC Documents	Section 4.6(a)
Securities Act	Section 4.8
Share Certificates	Section 3.2(b)(i)
Special Committee	Recitals
Superior Proposal	Section 6.2(h)
Support Agreements	Recitals
Surviving Entity	Section 2.1
Takeover Statute	Section 4.16
Transaction Litigation	Section 7.7
Transactions	Recitals
Uncertificated Shares	Section 3.2(b)(i)

Section 1.3 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) the captions, table of contents and headings included herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) if a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(i) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k) references herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(l) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(m) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(n) references herein to a number of days shall be to such number of calendar days unless Business Days are specified; whenever any action must be taken hereunder on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day;

(o) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(p) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(q) any item shall be considered “made available” to Parent or Merger Sub, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to such Party, posted by the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC at least two (2) Business Days prior to the date hereof; and

(r) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon Merger Sub will cease to exist and will be struck off the register of companies in the Cayman Islands, with the Company surviving the Merger (the Company, as the surviving company (as defined in the CICL) in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 p.m., Beijing time, electronically on a date no later than the tenth (10th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or if permissible, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other date or place or time as may be agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Company and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in form set out in Exhibit A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CICL in connection with the Merger. The Merger shall become effective on the date specified in the Plan of Merger, in accordance with the CICL (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall immediately vest in the Surviving Entity and the Surviving Entity shall be liable for and subject in the same manner as the Company and Merger Sub to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL and as provided in this Agreement.

Section 2.5 Directors and Officers. The Parties shall take all actions necessary so that (a) the director of Merger Sub immediately prior to the Effective Time shall be the initial director of the Surviving Entity upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Entity.

Section 2.6 Governing Documents. At the Effective Time, in accordance with the terms of the Plan of Merger and without any further action on the part of the Parties, the Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name of the Surviving Entity shall be amended to “Fuling Global Inc. (富岭环球有限公司),” (b) all references therein to the authorized share capital of the Surviving Entity shall be amended to refer to the correct authorized capital of the Surviving Entity as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Entity will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are currently set forth in the Company Governing Documents, in accordance with Section 7.4.

Article III
TREATMENT OF SECURITIES

Section 3.1 Treatment of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) Treatment of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive $2.35 in cash per Share without interest (subject to adjustment pursuant to Section 3.1(f)) (the “Per Share Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor in accordance with Section 3.2, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(b) Treatment of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, without payment of any consideration or distribution therefor.

(c) Treatment of Dissenting Shares. Each Dissenting Share shall be automatically cancelled and cease to exist in accordance with Section 3.3, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 238 of the CICL and Section 3.3.

(d) Treatment of ESOP Pool. The ESOP Pool and each Share and share option thereunder shall be automatically cancelled and cease to exist at the Effective Time.

(e) Treatment of Merger Sub Securities. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Entity and shall constitute the only issued and outstanding share capital of the Surviving Entity upon the Effective Time.

(f) Adjustment to Merger Consideration. The Per Share Merger Consideration shall be adjusted appropriately to reflect the effect of any share sub-division or split, share consolidation, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares effected after the date hereof and prior to the Effective Time, so as to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 3.1(f) shall be construed to permit the Company to effect any share sub-division or split, share consolidation, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares unless such change is effected in accordance with Section 6.1 of this Agreement.

Section 3.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall select and appoint a bank or trust company, with the Company’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned), to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.1(a) and Section 3.3 (collectively, the “Merger Consideration”). The agreement between Parent and the Paying Agent shall be in a form reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments pursuant to Section 3.3, when ascertained pursuant to Section 3.3, Parent shall deposit and maintain, or cause to be deposited and maintained, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares) cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Procedures for Surrender.

(i) Immediately prior to the Effective Time, the Surviving Entity shall cause the Paying Agent to mail (and make available for collection by hand) to each Person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) (excluding, for the avoidance of doubt, Excluded Shares and Dissenting Shares): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares (other than Excluded Shares and Dissenting Shares) shall be effected), and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and/or such other documents as may be required to receive the Per Share Merger Consideration. Each registered holder of Shares which are represented by a Share Certificate, subject to the surrender of such Share Certificate (or delivery of an affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) for cancellation and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares represented by book entry (“Uncertificated Shares”), shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares (excluding, for the avoidance of doubt, Excluded Shares and Dissenting Shares). Any Share Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any Share Certificates pursuant to this Article III.

(ii) If payment of Merger Consideration is to be made in respect of a Share which is represented by a Share Certificate to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition precedent of payment that (A) the Share Certificate so surrendered shall be accompanied by a proper form of transfer duly executed by the registered holder of such Share, and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered.

(iii) Each Share (including each Share represented by a Share Certificate (subject to surrender of such Share Certificate as contemplated by this Section 3.2), and each Uncertificated Share) shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(c) Transfer Books; No Further Ownership Rights in Shares. At or immediately prior to the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company; provided, that nothing herein shall prevent the Surviving Entity from maintaining a register of members in respect of its ordinary shares after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Share Certificates or Uncertificated Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Shares (whether represented by Share Certificates or book entry), and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon exchange of Shares (subject to surrender of Share Certificates, if applicable) and compliance with the procedures in Section 3.2(b). Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Paying Agent shall be liable to any holder of a Share (whether represented by a Share Certificate or book entry) for any Merger Consideration or other amounts delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Share Certificate or Uncertificated Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Share Certificate or Uncertificated Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Share Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Share Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the execution of an indemnity or the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 3.3 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b) The Company shall give Parent (i) prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such objection, dissents or demands, and any other instruments served pursuant to the CICL and received by the Company relating to the exercise of any rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter right or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(c) For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares, and (ii) be cancelled in exchange for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.2. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to section 238(4) of the CICL within two (2) days of obtaining the Shareholder Approval at the Shareholder Meeting.

Section 3.4 Withholding. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent (and any other Person that has a withholding obligation pursuant to the carrying out of this Agreement), as the case may be, without double counting, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld by applicable Tax law. In the event that Parent or Merger Sub determines that any deduction or withholding is required by applicable Tax law to be made from any consideration payable pursuant to this Agreement, Parent or Merger Sub, as applicable, shall promptly inform the Company and the Special Committee in writing of such determination. If any such withholding is made, the withholding party shall promptly and appropriately report and pay over the withheld Taxes to the applicable Tax authority and provide the Person from who withholding was made evidence of such payment. To the extent such amounts are so deducted and withheld in accordance with this Section 3.4 and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to: (i) any matters Known to Parent, Merger Sub and/or the Rollover Shareholders as of the date hereof; and (ii) the disclosures: (a) in the SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2017 and prior to the date hereof but excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure; and (b) set forth or referenced in the Disclosure Schedule. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except to the extent the failure to have such power or authority is not material to the Company and its Subsidiaries. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents in all material respects.

(b) Each of the Company’s Subsidiaries is in compliance with the terms of its constituent organizational or governing documents in all material respects.

Section 4.2 Capitalization.

(a) The authorized share capital of the Company consists of 70,000,000 Shares. As of the date hereof, 15,803,763 Shares were issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no (x) options, warrants, compensatory equity-linked awards, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, in each case relating to the issued or unissued capital shares of the Company, obligating the Company or any of its Subsidiaries to issue, reserve, transfer or sell or cause to be issued, reserved, transferred or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, pre-emptive right, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries.

(b) There are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Shares or any shares of, or other equity interest, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters related to the Company.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Shareholder Approval, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject, in the case of the Plan of Merger and the Merger, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((a) and (b) collectively, the “Enforceability Exceptions”).

Section 4.4 Board Approval. The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the execution by the Company of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of the Company and its shareholders (other than the Rollover Shareholders), (b) approved and declared advisable the Merger, the other Transactions, this Agreement and the Plan of Merger, and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares, and to include such recommendation in the Proxy Statement and directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval, and (d) taken all actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 4.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) assuming the Shareholder Approval is obtained, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any of its Subsidiaries, (b) require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iii) filing, permits, authorizations, consents and approvals as may be required under any applicable Laws (collectively, “Regulatory Filings”), (iv) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the proxy statement relating to the authorization and approval of the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (v) such filings as may be required under the rules and regulations of The Nasdaq Capital Market (the “Nasdaq”) in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), (c) require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than any Permitted Lien or any Liens that would not reasonably be expected to (individually or in the aggregate) prevent, delay or impede or impair the consummation of the Merger and the other Transactions, or (e) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c), (d) and (e) where (x) any failure to obtain such permits, authorizations, consents, waivers or approvals, (y) any failure to make such filings, or (z) any such modifications, violations, rights, impositions, breaches or defaults, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company does not have any secured creditors holding a fixed or floating security interest.

Section 4.6 SEC Documents and Financial Statements.

(a) Since January 1, 2018, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) under the Exchange Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such forms, reports, schedules, statements and documents and any other forms, reports, schedules, statements and documents filed by the Company with the SEC, as have been amended or modified since the time of filing, collectively, the “SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent SEC Document, the SEC Documents (i) did not contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) were prepared in accordance with, in all material respects, the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.

(b) All of the audited and unaudited financial statements of the Company included (or incorporated by reference) in the SEC Documents (including the related notes and schedules thereto) (collectively, the “Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement and the discussions, negotiations and transactions related hereto, since January 1, 2020 through the date hereof, (a) the Company and its Subsidiaries have conducted, in all material respects, their respective businesses in the ordinary course consistent with past practice, (b) no Effects have occurred, which, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect and (c) there has not been any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

Section 4.8 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC and at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholder Meeting, and at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Schedule 13E-3 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent, Merger Sub or any of the Rollover Shareholders.

Section 4.9 Opinion of Financial Advisors. The Special Committee has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration to be received by Unaffiliated Security Holders, as applicable, is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.10 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union contract applicable to persons employed by it, nor is any such agreement presently being negotiated by the Company or any of its Subsidiary. Except for matters that have not and would not have a Material Adverse Effect, (a) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to any employee of the Company or any of its Subsidiaries, and (b) there are no organized labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any of its Subsidiaries. Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of the employment, worker safety, wages and hours, civil rights, employment discrimination, and collective bargaining.

Section 4.11 Intellectual Property.

(a) The Company and its Subsidiaries own and possess all right, title and interest, free and clear of all Liens (other than Permitted Liens), or have valid and enforceable license rights under all Intellectual Property that is used in the conduct of the business of the Company and/or any of its Subsidiaries, as applicable, as currently conducted, and which are material to the business of the Company and its Subsidiaries taken as a whole (collectively, the “Company Intellectual Property Rights”).

(b) Except as would not have a Material Adverse Effect, (i) to the Knowledge of the Company, there is not pending against the Company or any of its Subsidiaries, any action by any third party contesting the validity, enforceability or ownership of any Company Intellectual Property Right; (ii) to the Knowledge of the Company, no Company Intellectual Property Rights have been infringed, misappropriated, unlawfully used by any third party; (iii) to the Knowledge of the Company, the use by the Company of the Company Intellectual Property Rights does not infringe, misappropriate, or otherwise violate any right of third parties; and (iv) the Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of their trade secrets and other know-how.

(c) Except as has not had, or would not reasonably be expected to have, a Material Adverse Effect, to the Knowledge of the Company, the business or activities of the Company and its Subsidiaries (including the commercialization and exploitation of the products and services of the Company and its Subsidiaries), as such business is currently conducted, do not, and have not in the past three (3) years, infringed or misappropriated any Intellectual Property of any third party.

Section 4.12 Litigation. There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s Knowledge, threatened in writing against or naming as a defendant thereto), the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 4.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be excepted to have, a Material Adverse Effect, to the Knowledge of the Company, the Company and each of its Subsidiaries have complied and are in compliance in all material respects with all applicable environmental Laws and have obtained and possess all permits, licenses and other authorizations currently required by applicable Law for their establishment and their operation under any applicable environmental Law, and all such permits, licenses and other authorizations are in full force and effect.

Section 4.14 Real Property.

(a) Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries holds good and valid title to, or valid land use rights with respect to, each Owned Real Property free and clear of all Liens except for Permitted Liens.

(b) Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Liens except for Permitted Liens.

Section 4.15 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.16 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar anti−takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti−takeover, moratorium, “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 5.2 Capitalization. As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 50,000,000 ordinary shares, par value $0.001 per share, of which one (1) ordinary share is issued and outstanding, which share is duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, directly owned by Parent, free and clear of any Lien other than any restrictions imposed by applicable Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Except for obligations or liabilities incurred in connection with its formation or relating to the Transactions, neither Parent nor Merger Sub has incurred and will, prior to the Effective Time, incur, directly or indirectly, any obligations or liabilities.

Section 5.3 Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by all necessary corporate actions, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

Section 5.4 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any of the other Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the memorandum and articles of association of Parent or Merger Sub, (b) require any filing by Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette, (iii) the Regulatory Filings, (iv) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Schedule 13E-3, (v) such filings as may be required under the rules and regulations of Nasdaq in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract to which Parent or Merger Sub is a party, or (d) violate any Order or Law applicable to Parent, Merger Sub or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings, or (C) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date. Merger Sub does not have any secured creditors holding a fixed or floating security interest.

Section 5.5 Available Funds and Financing.

(a) Parent has delivered to the Company true and complete copies of the executed Equity Commitment Letters pursuant to which each of the Sponsor and Founder Entity has committed to purchase, or cause the purchase of, for cash or contributed equity, subject to terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth in the respective Equity Commitment Letter (together, the “Equity Financing”). The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions.

(b) As of the date hereof, (i) the Equity Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent (subject to the Enforceability Exceptions) and, to the Knowledge of Parent, the other parties thereto (subject to the Enforceability Exceptions), (ii) the Equity Commitment Letters have not been amended or modified and no such amendment or modification is contemplated (other than as permitted by this Section 5.5), and the respective commitments contained in the Equity Commitment Letters have not been withdrawn or rescinded in any material respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters.

(c) Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letters, and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.1 and Section 8.2 or the waiver of such conditions, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds necessary for the payment of (A) the Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereunder, under the Equity Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letters or that any of the conditions of the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the time required to consummate the Transactions. Each Equity Commitment Letter provides that the Company is a third party beneficiary thereto and entitled to the enforcement thereof, in each case in accordance with the terms and conditions thereof. There are no side letters or other oral or written contracts to which Parent or any of its Affiliates is a party imposing conditions upon the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letters.

Section 5.6 Limited Guarantee. Assuming the due authorization, execution and delivery by the Company, the Limited Guarantees are in full force and effect and is a legal, valid and binding obligation of the Sponsor and Founder Entity, subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor or Founder Entity under the Limited Guarantees.

Section 5.7 Ownership of Equity Securities. As of the date hereof, other than as a result of this Agreement or as disclosed by any of the Rollover Shareholders on any Schedule 13D (including amendments thereof) filed with respect to the Company under the Exchange Act or as identified as “Rollover Shares” in the Support Agreement, none of Parent, Merger Sub or the Rollover Shareholders beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares.

Section 5.8 Parent Group Contracts. As of the date hereof, other than this Agreement, a consortium agreement dated June 20, 2020 by and between Ms. Guilan Jiang and the Sponsor, the Support Agreement, the Limited Guarantees and the Equity Commitment Letters, and all the schedules, exhibits and amendments thereto that have been made available to the Company (collectively, the “Parent Group Contracts”), there are no contracts, arrangements or understandings (whether oral or written): (i) between Parent, Merger Sub, the Rollover Shareholders, the Sponsor or any of their respective Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any Subsidiary, in their capacities as such, on the other hand, that relate in any way to the Transactions; or (ii) to which Parent, Merger Sub, the Sponsor or any Affiliates of the Sponsor is a party and pursuant to which any management member, director or shareholder of the Company would be entitled to receive consideration in respect of Company Equity Interests owned by it of a different amount or nature than the consideration that is provided in this Agreement or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 5.9 Litigation. There is no Legal Proceeding pending against (or to Parent’s Knowledge, threatened in writing against or naming as a party thereto), Parent or Merger Sub that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date.

Section 5.10 Brokers; Expenses. No broker, investment banker, financial advisor or other Person, is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 5.11 Independent Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger or the other Transactions and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) the Company does not provide, and has not provided, any estimates, projections, predictions, forecasts, plans, budgets, assumptions, data, financial information, memoranda, presentations or any other materials or information to Parent, Merger Sub or any of their Representatives, and (c) Parent and Merger Sub are taking full responsibility for making their own investment decision.

Section 5.12 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or with respect to any other information provided to the Company in connection with the Transactions. Parent and Merger Sub hereby disclaim any other express or implied representations or warranties. Neither Parent nor Merger Sub is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information or financial projections, to the extent applicable, or other forward-looking information or statements of Parent or any of its Subsidiaries.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business. Except (a) as expressly contemplated by this Agreement, (b) as required by applicable Law, or (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Section 9.1, the Company (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and those Persons with whom the Company or any of its Subsidiaries has business relationships that are material to the Company and its Subsidiaries, taken as a whole, (y) shall and shall cause its Subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall not permit its Subsidiaries to, take any action that will result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

Section 6.2 Non-Solicit; Change in Recommendation.

(a) Except as expressly permitted by this Section 6.2, the Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations, if any, with any third party, its Representatives and its financing sources conducted prior to the date hereof with respect to any Competing Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal, and shall request any such third party, its Representatives and its financing sources in possession of non-public information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries to return to the Company or destroy such non-public information (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal, and (iii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, directly or indirectly, (A) solicit, initiate, induce, knowingly encourage or knowingly take any action designed to facilitate or otherwise assist with the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (including by way of furnishing nonpublic information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its Subsidiaries), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person nonpublic information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, (C) approve, endorse or recommend any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other contract contemplating or otherwise relating to a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, or (D) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.2(a), if, at any time on or after the date hereof and prior to obtaining the Shareholder Approval, the Company or any of its Representatives receives an unsolicited, bona fide written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not arise or result from a breach of this Section 6.2, (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof, and (ii) if the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, prior to, substantially concurrently with or promptly after providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(c) Except as expressly permitted by this Section 6.2(c) or Section 6.2(d), neither the Company Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, or take any other action or make any other public statement in connection with the Shareholder Meeting inconsistent with the Company Board Recommendation, (iii) make any recommendation or public statement in favor of a Competing Proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is evaluating a Competing Proposal, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case within ten (10) Business Days following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Shareholder Meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other contract with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.2(b)) (each, an “Alternative Acquisition Agreement”) (any of the foregoing actions being referred to under (i) to (v), an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.2, if and only if, prior to taking such action, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would or would be reasonably expected to violate the directors’ fiduciary duties under applicable Law, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making an Adverse Recommendation Change in connection with the Competing Proposal of any Person (1) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with an independent financial advisor of international repute and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and that failure to make an Adverse Recommendation Change would violate the directors’ fiduciary duties under applicable Law, and that such revisions proposed by Parent pursuant to the foregoing subclause (2) above would not obviate the need for an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(f) in response thereof; provided, further, that in the event of any material change to the material terms of such Superior Proposal, such materially changed Superior Proposal shall be deemed a new Superior Proposal and the Company shall, in each case, be required to again comply with the requirements set forth in the preceding proviso, except that the notice period referred to in subclause (1) thereof shall be at least three (3) Business Days.

(d) Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be governed by Section 6.2(c)) if and only if (i) the Company Board has first reasonably determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that failure to make such Adverse Recommendation Change would reasonably be expected to violate the directors’ fiduciary duties under applicable Law, (ii) five (5) Business Days shall have elapsed since the Company has given written notice of such Adverse Recommendation Change to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iii) during such five (5) Business Day period, the Company has considered and, if reasonably requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (iv) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five (5) Business Day period, again reasonably determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to make such Adverse Recommendation Change would reasonably be expected to violate the directors’ fiduciary duties under applicable Law.

(e) Nothing in this Agreement shall prohibit the Company Board (acting upon recommendation of the Special Committee) or the Special Committee from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board or the Special Committee to make any Adverse Recommendation Change except as permitted by Section 6.2(c) or Section 6.2(d).

(f) The Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after its receipt of any written inquiries, proposals or offers or any written request for nonpublic information relating to the Company or any of its Subsidiaries in each case by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent. Such notice shall be in writing, and shall specify in reasonable detail the identity of the Person making the Competing Proposal, inquiry, proposal, offer or request, all material terms and conditions of such Competing Proposal, inquiry, proposal, offer or request, and whether the Company has any intention to provide confidential information to such Person. The Company shall also promptly, and in any event within thirty-six (36) hours, notify Parent, in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 6.2. In addition, following the date hereof, the Company shall keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any written inquiries, proposals or offers with respect to a Competing Proposal and upon the request of Parent shall apprise Parent of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to Parent in accordance with this Section 6.2.

(g) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any Person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the Transactions.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors of international repute and outside legal counsel, and taking into account all legal, regulatory, financial, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than the Rollover Shareholders) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the Person making such proposal and non-contingent, (B) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (C) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

(i) The Company shall not submit to the vote of its shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

Section 6.3 Proxy Statement and Schedule 13E-3.

(a) As soon as practicable following the date hereof, the Company shall prepare and cause to be filed with the SEC, with the assistance of Parent and Merger Sub, the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Subject to Section 6.2, the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable and timely assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within twenty-four (24) hours and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith.

(b) Each of the Company, Parent and Merger Sub shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such Party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions. Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such Party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other Parties and their Representatives a reasonable opportunity to comment thereon.

(c) At the Shareholder Meeting, and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions contemplated herein is sought, Parent shall (i) vote, or cause to be voted, all Shares held directly or indirectly by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power at such Shareholder Meeting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) if necessary, enforce the agreement of the Rollover Shareholders set forth in the relevant Support Agreement to vote in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.4 Shareholder Meeting.

(a) As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholder Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholder Meeting without the prior written consent of Parent, unless required to do so by applicable Laws; and in the event that the date of the Shareholder Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Record Date for the Shareholder Meeting, as so adjourned or delayed and (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions. Subject to Section 6.4(b), without the prior written consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholder Meeting.

(b) As soon as practicable after the date of mailing the Proxy Statement, the Company shall hold the Shareholder Meeting in accordance with the applicable Laws and the Company Governing Documents. Subject to Section 6.2, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.4(c), unless this Agreement is validly terminated in accordance with Article IX, (x) the Company’s obligations pursuant to this Section 6.4 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Proposal, and (y) the Company’s obligations pursuant to this Section 6.4 (other than the second sentence of this Section 6.4(b)) shall not be limited or otherwise affected by any Adverse Recommendation Change.

(c) Notwithstanding Section 6.4(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholder Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholder Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting. If the Shareholder Meeting is adjourned, the Company shall convene and hold the Shareholder Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholder Meeting to a date that is less than ten (10) Business Days prior to the Outside Date.

(d) The Company shall hold the Shareholder Meeting as promptly as practicable following the mailing of the Proxy Statement in accordance with the Company Governing Documents and applicable Laws. Notwithstanding the foregoing, the Company may postpone or adjourn the Shareholder Meeting: (i) with the consent of Parent, (ii) if as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Shareholder Approval, or (iii) in order to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure (1) which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Laws (2) or at the reasonable request of Parent, and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholder Meeting.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Access; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable prior written notice, give (i) Parent, its officers, employees and authorized Representatives, reasonable access during normal business hours to all of the Company’s books, records, officers, employees, agents, offices and other assets, contracts, facilities and properties, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the employees, consultants, agents, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that all such access shall be coordinated through the Company or its Representatives. The terms of any Acceptable Confidentiality Agreement entered into in compliance with Section 6.2(b) shall apply to any information provided pursuant to this Section 7.1. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client or similar privilege of the Company or any of its Subsidiaries, (B) contravene any applicable Law (including with respect to any competitively sensitive information, if any), (C) violates any of its obligations with respect to confidentiality or (D) interfere with the normal operations of the Company or any of its Subsidiaries.

(b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of its Subsidiaries or Affiliates, which (A) individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement or (B) individually or in the aggregate, would or would be expected to have, a Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.

Section 7.2 Efforts; Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain, or cause their Affiliates to obtain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as reasonably practicable after the date hereof, make, or cause their Affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Transactions under other applicable Law; provided, that the Parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Transactions and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their Affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.

(b) The Parties will give (or will cause their respective Affiliates to give) any notices to third parties (other than Government Entities), and use, and cause their respective Affiliates to use, their commercially reasonable efforts to obtain any third-party (other than Government Entities) consents necessary or required to consummate the Transactions, including the third party notices and consents listed in Section 4.5 of the Disclosure Schedule.

(c) Without limiting the generality of anything contained in this Section 7.2, each Party will, and will cause their Affiliates to: (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or other Legal Proceeding; and (iii) promptly inform the other Parties of any communication to or from any Governmental Entity regarding the Merger. Each Party will consult and cooperate, and will cause its Affiliates to consult and cooperate, with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or other Legal Proceeding, each Party will permit, and will cause its Affiliates to permit, authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or other Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Legal Proceeding.

(d) To the extent it is determined by the Parties in good faith that any Regulatory Filings are required to be made with respect to the Transactions to any competent Governmental Entity, each of Parent, Merger Sub and the Company will, and will cause its Affiliates to, (i) make, and cooperate and coordinate with each other in the making of, such Regulatory Filings as promptly as practicable with or to each such competent Governmental Entity, (ii) supply each other or each other’s outside counsel with any information that may be required or requested by any such Governmental Entity in connection with such Regulatory Filings, (iii) supply any additional information that may be required or requested by such Governmental Entity in which any such Regulatory Filings are made under any such applicable Laws as promptly as practicable, and (iv) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any such applicable Laws as soon as reasonably practicable.

(e) Notwithstanding the foregoing, nothing contained in this Agreement will require, or be construed to require, Parent or any of its Affiliates to, and neither the Company nor any of its Subsidiaries shall, proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or any of its Affiliates’ (including, after the Effective Time, the Company or its Subsidiaries) ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Entity (any of the actions referred to in this Section 7.2(e), a “Non-Required Remedy”).

Section 7.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or any Government Entities or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent, in connection with the receipt and existence of a Competing Proposal and matters related thereto or an Adverse Recommendation Change; provided, further, that each Party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.3.

Section 7.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, and shall cause the Surviving Entity and each of the Company’s Subsidiaries to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, the Company Governing Documents and corresponding organizational or governing documents of such Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”), to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (including each present and former director and officer of the Company and its Subsidiaries) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

(b) Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable Order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise), and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

(c) For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each of the Company’s Subsidiaries shall, to the extent consistent with applicable Law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the organizational and governing documents of each of the Company’s Subsidiaries in effect on the date hereof (as the case may be) and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium shall not exceed the Base Premium.

(e) The Covered Persons (and their successors and heirs) shall be third party beneficiaries of this Section 7.4. All rights under this Section 7.4 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

Section 7.5 Takeover Statutes. The Parties and their respective board of directors (or equivalent) shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.6 Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.7 Security Holder Litigation. The Company shall promptly notify Parent of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent a reasonable opportunity to (a) participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with counsel to the Company regarding the defense, settlement or prosecution of any such Transaction Litigation; provided that the Company shall not compromise or settle any Transaction Litigation or consent to the same without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Surviving Entity from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.9 Further Assurances.

Each Party agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 7.10 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates enter into any contracts that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other employees of the Company or its Subsidiaries that contain any terms that prohibit or restrict such member of management or such employee from exercising such person’s duties in such capacity.

Article VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained in accordance with the CICL and the Company Governing Documents.

(b) Laws and Orders. No Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions, or imposes a Non-Required Remedy.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) shall be true and correct in all respects save for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.1, Section 4.2 (other than the first two sentences of Section 4.2(a)), Section 4.3, Section 4.4, Section 4.5, Section 4.9 and Section 4.15 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except, in each case, (x) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate have not had and would not reasonably be expected to have, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.

(d) Dissenting Shareholders. The holders of not more than 10% of the Shares shall have validly served and not withdrawn a notice of objection under Section 238(2) of the CICL.

(e) Third Party Consents. The Company shall have obtained the third party consents or waivers in writing for the contracts it has entered into, except for any such contract that has been terminated or has expired prior to the Closing Date, unless such termination is in relation to the failure to obtain such consent or waiver.

(f) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the fulfilment of the conditions specified in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(d).

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a director or senior executive officer of Parent, certifying as to the fulfilment of the conditions specified in Section 8.3(a) and Section 8.3(b).

Section 8.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure were caused by such Party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval (except as otherwise stated below) as follows:

(a) by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee);

(b) by either Parent or the Company (acting upon the recommendation of the Special Committee), if there has been a breach or failure to perform by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure (i) in the case of a breach or failure by the Company, would result in the conditions in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d) or Section 8.2(e) not being satisfied, and (ii) in the case of a breach or failure by Parent or Merger Sub, would result in the conditions in Section 8.3 not being satisfied, and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) Business Days before the Outside Date; provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

(c) by either Parent or the Company (acting upon the recommendation of the Special Committee), if the Effective Time shall not have occurred by 11:59 pm, Beijing time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in, or materially contributed to, the Effective Time not occurring on or prior to the Outside Date;

(d) by Parent at any time prior to the receipt of the Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;

(e) by the Company at any time prior to the receipt of the Shareholder Approval, if (i) the Company Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal in accordance with the terms and conditions thereunder and authorized the Company to enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into such Alternative Acquisition Agreement; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) unless: (A) the Company has complied in all material respects with the requirements of Section 6.2 with respect to such Superior Proposal and Alternative Acquisition Agreement and (B) the Company pays in full the Company Termination Fee in accordance with Section 9.2(b)(iii) immediately after such termination pursuant to this Section 9.1(e);

(f) by the Company at any time prior to the receipt of the Shareholder Approval, if the Company Board (acting upon the recommendation of the Special Committee) has effected an Adverse Recommendation Change and authorized termination of this Agreement pursuant to Section 6.2(c);

(g) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions; provided, however, where such restraint is the result of an Order, the party seeking to terminate this Agreement pursuant to this Section 9.1(g) shall have used reasonable best efforts to prevent the entry of and to remove such Order in accordance with Section 7.2; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of such Order;

(h) by either the Company or Parent, if the Shareholder Approval shall not have been obtained after the final adjournment of the Shareholder Meeting at which a vote on such approval was taken; provided that, Parent may not terminate this Agreement pursuant to this Section 9.1(h) if such failure to obtain the Shareholder Approval is a result of (i) a breach of Section 6.3(c) by Parent or (ii) a breach of any Support Agreement by any Rollover Shareholder; or

(i) by the Company if (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 8.3 have been satisfied, or that it is willing to waive any unsatisfied condition in Section 8.3, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the Closing within ten (10) Business Days following its receipt of the written notice from the Company.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that this Section 9.2 and Section 10.3 through Section 10.11 (and any related definitions contained in any such Sections or Article) shall survive such termination.

(b) In the event that:

(i) (i) (A) a Competing Proposal with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of this Agreement and prior to the Shareholder Meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.1(h) or (y) by the Company pursuant to Section 9.1(c) or 9.1(f), and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds substantially concurrently with the earlier of the entry into such definitive agreement or consummation of the transactions contemplated by such Competing Proposal;

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(b) or Section 9.1(d), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds within ten (10) Business Days after such termination;

(iii) this Agreement is terminated by the Company pursuant to Section 9.1(e), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds immediately after such termination pursuant to Section 9.1(e);

(iv) this Agreement is terminated by the Company pursuant to Section 9.1(b) or Section 9.1(i), then Parent shall pay the Parent Termination Fee as directed by the Company by wire transfer of same day funds within ten (10) Business Days after such termination; and

(v) this Agreement is terminated by the Company or by Parent pursuant to Section 9.1(c), and (A) the Company has not breached any of its covenants or other agreements hereunder such that the condition to Closing set forth therein would not be satisfied and (B) all conditions to Closing other than those that by their terms are to be satisfied at the Closing, provided that such conditions are capable of being satisfied at the time of the termination by the Company or Parent pursuant to Section 9.1(c) as if such time were the Closing) have been satisfied or waived, then Parent shall pay the Parent Termination Fee as directed by the Company by wire transfer of same day funds within ten (10) Business Days after such termination.

(c) In no event shall this Section 9.2 (i) require the Company to pay an aggregate amount in excess of the Company Termination Fee, or (ii) require Parent to pay an aggregate amount in excess of the Parent Termination Fee, in each case except as set forth in Section 9.2(d). In no event shall the Company be required to pay the Company Termination Fee more than once. In no event shall Parent be required to pay the Parent Termination Fee more than once.

(d) If either the Company or Parent fails to pay any amounts due to the other Party under this Section 9.2 on the dates specified, then the defaulting Party, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party.

(e) The “Company Termination Fee” shall be an amount in cash equal to $500,000.

(f) The “Parent Termination Fee” shall be an amount in cash equal to $1,000,000.

(g) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Company Termination Fee and Parent Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the Parent Termination Fee is payable by Parent, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(h) Subject to Section 10.11, the Equity Commitment Letters or the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.2(b) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Subsidiaries and all members of the Company Group against (i) Parent, Merger Sub and the Sponsors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, or assignees of Parent, Merger Sub or any Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, Merger Sub or any Sponsor, or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (i)−(iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 9.2(b) and in no event shall the Company or any of its Subsidiaries, the direct or indirect shareholders of the Company or any of its Subsidiaries, or any of their respective Affiliates, Representatives, members, managers, or partners of the foregoing (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 9.2(b) or the Sponsor or Founder Entity to the extent provided in the Limited Guarantees. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the foregoing in this paragraph shall in any way restrict the Company’s right to equitable relief pursuant to Section 10.11.

(i) Subject to Section 10.11, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 9.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 9.2(b) and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.2(b).

Article X
MISCELLANEOUS

Section 10.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Shareholder Approval, as applicable, by written agreement of the Parties by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective sole director, and (ii) with respect to the Company, by the Company Board (acting upon recommendation of the Special Committee); provided, however, that after the approval of the Merger by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3 Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt (or, in the case of electronic mail, when no error message is generated) when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

Fuling Global Inc.
88 Jintang South Ave., East New District
Wenling, Zhejiang Province
The People’s Republic of China
Attention: Xinfu Hu

Tel: 86-576-86623058
Email: flhuxin@fulingplastics.com.cn

with a copy to (which shall not constitute notice):

King & Wood Mallesons LLP,

Fifth Avenue, 50th Floor,

New York City, NY 10110 United States of America,

Attention: Laura Luo Esq.

Email: Laura.Luo@us.kwm.com

and

if to Parent or Merger Sub, to:

Fuling ParentCo Inc.

c/o Southeast Industrial Zone, Songmen Town

Wenling, Zhejiang Province
Attention: Ms. Jiang
Tel: 86-576-86623098

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, People’s Republic of China
Attention: Peter X. Huang, Esq.
Email: Peter.Huang@skadden.com

Section 10.5 Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 10.6 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Disclosure Schedule), the Support Agreement, the Limited Guarantees and the Equity Commitment Letters constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4, this Agreement shall be binding upon and inure solely to the benefit of each Party, and this Agreement (including the Disclosure Schedule) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 10.8 Governing Law; Jurisdiction.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York, without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub and the Company in the Surviving Entity, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 10.8(a), any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.11 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.11, including the limitations set forth in Section 10.11(d), it is agreed that any Party shall be entitled to seek specific performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including to seek an injunction to prevent breaches of this Agreement by the other Parties and, in the case of the Company, to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Closing or to cause the consummation of the financing contemplated in the Equity Commitment Letters, in addition to any other remedy by law or equity.

(c) Notwithstanding anything herein to the contrary, the Company shall have the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and the other Transactions only in the event that (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 8.3 have been satisfied or that it has waived any unsatisfied conditions set forth in Section 8.3.

(d) The Parties’ right to specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such Order all in accordance with the terms of this Section 10.11.

(e) If, prior to the Outside Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FULING PARENTCO INC.

By	/s/ Guilan Jiang
Name:	Guilan Jiang
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FULING MERGERCO INC.

By	/s/ Guilan Jiang
Name:	Guilan Jiang
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FULING GLOBAL INC.

By	/s/ Simon He
Name:	Hong (Simon) He
Title:	Director

[Signature Page to Agreement and Plan of Merger]

Annex B: Plan of Merger

THIS PLAN OF MERGER is made on [•], 2020.

BETWEEN

(1) Fuling MergerCo Inc., an exempted company incorporated under the laws of the Cayman Islands on August 10, 2020, with its registered office situated at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (“Merger Sub”); and

(2) Fuling Global Inc. 富岭环球有限公司, an exempted company incorporated under the laws of the Cayman Islands on May 27, 2011, with its registered office situated at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of August 31, 2020 among Fuling ParentCo Inc., Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law, Cap 22. (Law 3 of 1961 as consolidated and revised) of the Cayman Islands (the “Companies Law”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b) This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c) Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

1. CONSTITUENT COMPANIES

Section 1.01 The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

2. NAME OF THE SURVIVING COMPANY

Section 2.01 The surviving company (as defined in the Companies Law) is the Surviving Company and its name shall continue to be Fuling Global Inc 富岭环球有限公司.

3. REGISTERED OFFICE

Section 3.01 The Surviving Company shall have its registered office at [●].

4. AUTHORISED AND ISSUED SHARE CAPITAL

Section 4.01 Immediately prior to the Effective Time (as defined below), the authorised share capital of Merger Sub was US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share, of which one ordinary share has been issued.

Section 4.02 Immediately prior to the Effective Time, the authorised share capital of the Company was US$70,000 divided into 70,000,000 Shares of US$0.001 par value per Share, of which [15,803,763] Shares have been issued and fully paid.

Section 4.03 At the Effective Time, the authorised share capital of the Surviving Company shall be US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share.

Section 4.04 At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration, being $2.35 in cash per Share without interest.

(b) Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor.

(c) Each Dissenting Share shall be cancelled and cease to exist, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 238 of the Companies Law.

(d) Each share of Merger Sub, US$0.001 par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company and shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.

Section 4.05 At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

5. EFFECTIVE TIME

Section 5.01 The Merger shall take effect on [●] (the “Effective Time”).

6. PROPERTY

Section 6.01 At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

7. MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

Section 7.01 The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

8. DIRECTORS BENEFITS

Section 8.01 There are no amounts or benefits paid or payable to the directors of the Constituent Companies or the Surviving Company consequent upon the Merger becoming effective.

9. DIRECTORS OF THE SURVIVING COMPANY

Section 9.01 The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[●]	[●]

10. SECURED CREDITORS

Section 10.01 (a) Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b) [The Company has entered into [a [●] dated [●] in favor of [●]] pursuant to which fixed security interests have been created and the consent of [●] to the Merger has been obtained. The Company has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger].

11. RIGHT OF TERMINATION AND AMENDMENTS

Section 11.01 This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

12. APPROVAL AND AUTHORISATION

Section 12.01 This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

Section 12.02 This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

13. COUNTERPARTS

Section 13.01 This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14. GOVERNING LAW

Section 14.01 This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

For and on behalf of Fuling MergerCo Inc.:

[Name]
Director

For and on behalf of Fuling Global Inc. 富岭环球有限公司:

[Name]
Director

SCHEDULE A

DISCLOSURE SCHEDULE

APPENDIX I

Merger Agreement

APPENDIX II

Memorandum and Articles of Association of Surviving Company

Annex C: Support Agreement

Execution Version

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of  September 1, 2020 by and among Fuling ParentCo Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”) and the persons set forth on Schedule A hereto (each such person, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Fuling MergerCo Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and Fuling Global, Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an agreement and plan of merger, dated as of the date hereof (as may be revised, amended, restated and supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is a “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares as set forth opposite his or her name on Schedule A (such shares, the “Rollover Shares”) (the Rollover Shares, together with any other Shares acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or any other options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each of the Rollover Shareholders agrees to (a) have his or her Rollover Shares cancelled for no consideration in connection with the Merger, and (b) subscribe for newly issued ordinary shares of Parent (the “Parent Shares”) immediately prior to Closing;

WHEREAS, receipt of the Shareholder Approval is a condition to the consummation of the Merger;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, each of the Rollover Shareholders is entering into this Agreement; and

WHEREAS, each Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Shareholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. At the Shareholder Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, each Rollover Shareholder hereby irrevocably and unconditionally agrees that he or she shall, and shall cause his or her Affiliates to, (i) in the case of a meeting, appear, or cause his or her representative(s) to appear, at such meeting or otherwise cause his or her Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Rollover Shareholder’s Securities:

(a)	in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b)	against the approval of any Competing Proposal or any action contemplated by a Competing Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c)	against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Rollover Shareholder of his or her obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d)	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement,

(e)	in favor of any adjournment or postponement of the Shareholder Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (f) hereof is to be considered as may be reasonably requested by Parent in order to consummate the Transactions, including the Merger, and

(f)	in favor of any other matter necessary or reasonably requested by Parent to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof, each of them individually, as his or her proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholder Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by him or her prior to the execution of this Agreement in respect of the voting of his or her Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to such Rollover Shareholder’s Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger.  Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement. If for any reason the proxy granted herein is not irrevocable, then such Rollover Shareholder agrees to vote his or her respective Securities in accordance with Section 1.1 above as instructed in writing by Parent, or any designee of Parent prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers.  Except as provided for in Article III below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, he or she shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or otherwise similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, or with respect to any limitation on voting right of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying him or her from performing any of his or her obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Rollover Shareholder of his or her obligations under this Agreement, (d) exercise, convert or exchange, or take any action that would result in the exercise, conversion or exchange, of any Securities, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) - (d).  Any purported Transfer or Derivative Transaction in violation of this paragraph shall be null and void.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities.  During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the “Term”), each Rollover Shareholder, solely in his or her capacity as a shareholder of the Company, shall not, and shall cause his or her, agents, advisors and other representatives (as applicable) (in each case, acting in their capacity as such to such Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action with the intent to induce the making of any Competing Proposal, (b) enter into, maintain or continue discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any person in connection with any Competing Proposal, (c) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Proposal, or (d) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, any Competing Proposal.

Section 2.2 Notification.  Each Rollover Shareholder, solely in his or her capacity as a shareholder of the Company, shall and shall cause his or her Representatives as applicable to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Proposal.  During the Term, each Rollover Shareholder shall promptly advise Parent in writing of (a) any Competing Proposal, (b) any request he or she receives in his or her capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation he or she receives in his or her capacity as a shareholder of the Company regarding a Competing Proposal, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the terms of any such Competing Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).  Each Rollover Shareholder, in his or her capacity as a shareholder of the Company, shall keep Holdco reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Rollover Shareholder. This Section 2.2 shall not apply to any Competing Proposal received by the Company.

Section 2.3 Capacity.  Notwithstanding anything to the contrary in this Agreement each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in his or her capacity as a beneficial owner of the Securities owned by him or her and not in any other capacity.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares.  Subject to the terms and conditions set forth herein, all of each Rollover Shareholder’s right, title and interest in and to his or her Rollover Shares shall be cancelled at the Closing for no consideration.  Each Rollover Shareholder shall take all actions necessary to cause his or her Securities to be treated as set forth herein.

Section 3.2 Subscription of Parent Shares.  Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by each Rollover Shareholder in accordance with Section 3.1, Parent shall issue to such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, one or more affiliates of such Rollover Shareholder), and such Rollover Shareholder and/or his or her affiliates (as applicable) shall subscribe for, an aggregate number of Parent Shares, at par value per share, equal to the aggregate number of Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above.  Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) such Rollover Shareholder shall have no right to any Per Share Merger Consideration, or any other merger consideration in respect of the Rollover Shares held by such Rollover Shareholder.

Section 3.3 Rollover Closing.  Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VIII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 3.4 Deposit of Rollover Shares.  No later than three (3) Business Days prior to the Closing, each Rollover Shareholder and any of his or her agents holding certificates evidencing any of his or her Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing his or her Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 4.1 Representations and Warranties.  Each Rollover Shareholder hereby represents and warrants to Parent as of the date hereof and as of the Closing:

(a)	such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)	this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)	assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)	(i) such Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole voting power, power of disposition, power to demand dissenter’s rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) except described herein, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the pledge, disposition or voting of any of the Securities, and the Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than his or her Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of his or her Rollover Shares, except as contemplated by this Agreement;

(e)	except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, (C) violate any Law applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on such Rollover Shareholder or his or her properties or assets;

(f)	there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his or her obligations under this Agreement;

(g)	such Rollover Shareholder has been afforded the opportunity to ask such questions as he or she has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares and such Rollover Shareholder acknowledges that he or she has been advised to discuss with his or her own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)	such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants.  Each Rollover Shareholder hereby:

(a)	agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of his or her obligations under this Agreement;

(b)	irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the termination of this Agreement;

(c)	agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)	agrees and covenants that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such shares shall automatically become subject to the terms of this Agreement as his or her Rollover Shares, and Schedule A shall be deemed amended accordingly; and

(e)	agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Closing:

(a)	Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by each Rollover Shareholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)	Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to any contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, (C) violate any Law applicable to Parent or any of its properties or assets or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on Parent or his or her properties or assets.

(c)	At Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Parent, free and clear of all claims, Liens and encumbrances, other than restrictions (i) arising under applicable securities Laws or (ii) arising under any agreements entered into at or prior to the Rollover Closing by each Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement and the Commitment Letters.

ARTICLE VI

TERMINATION

This Agreement, and the obligations of each Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement.  Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.  If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position he or she was in with respect to ownership of his or her Rollover Shares prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices.  All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid).  All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i) If to a Rollover Shareholder, to the addresses set opposite his or her name as set forth on Schedule A;

(ii) If to Parent:

Fuling ParentCo Inc.

c/o Southeast Industrial Zone, Songmen Town

Wenling, Zhejiang Province,

People’s Republic of China, 317511

Attention: Ms. Guilan Jiang

Section 7.2 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 7.3 Entire Agreement.  This Agreement, the Equity Commitment Letters and the Merger Agreement (and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.4 Specific Performance.  (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. (ii) Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent, Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.  Notwithstanding anything contrary in the foregoing, under no circumstances will Parent be entitled to both the monetary damages under this Section 7.4(i) and the right of specific performance under this Section 7.4(ii).

Section 7.5 Amendments; Waivers.  At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by each Rollover Shareholder, Parent, and the Company (at the direction of the Special Committee) or in the case of a waiver, by the party against whom the waiver is to be effective and by the Company (at the direction of the Special Committee). Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.6 Governing Law; Dispute Resolution; Jurisdiction.  This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.  Subject to the last sentence of this Section 7.6, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules.  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.  Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of his or her assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 7.8 Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.

Section 7.9 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and the Company, except that Parent may assign this Agreement (in whole but not in part) only in connection with a permitted assignment of the Merger Agreement by Parent (as the case may be), as applicable in accordance with the terms therein. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, his or her estate, heirs, beneficiaries, personal representatives and executors.

Section 7.10 No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that he or she has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Counterparts.  This Agreement may be executed in one or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT:

Fuling ParentCo Inc.

By:	/s/ Guilan Jiang
Name: Guilan Jiang
Title: Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Guilan Jiang

By:	/s/ Guilan Jiang
Name: Guilan Jiang

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Qian (Eugene) Hu

By:	/s/ Qian (Eugene) Hu
Name: Qian (Eugene) Hu

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Xinzhong Wang

By:	/s/ Xinzhong Wang
Name: Xinzhong Wang

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Sujuan Zhu

By:	/s/ Sujuan Zhu
Name: Sujuan Zhu

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Jinxue Jiang

By:	/s/ Jinxue Jiang
Name: Jinxue Jiang

[Signature Page to Support Agreement]

SCHEDULE A

Rollover Shareholder Name	Rollover Shareholder Address	Rollover Shares	Parent Shares
Guilan Jiang	c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China, 317511	5,541,668	5,541,668
Sujuan Zhu	c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China, 317511	2,216,667	2,216,667
Qian (Eugene) Hu	c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China, 317511	1,108,333	1,108,333
Xinzhong Wang	c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China, 317511	1,108,333	1,108,333
Jinxue Jiang	c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China, 317511	1,108,333	1,108,333

Schedule A

Annex D: Opinion of Houlihan Lokey (China) Limited as Financial Advisor

September 1, 2020

The Special Committee of the Board of Directors of Fuling Global Inc.

88 Jintang South Ave., East New District

Wenling, Zhejiang Province 317509

People’s Republic of China

Dear Members of the Special Committee:

We understand that Fuling ParentCo Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”), Fuling MergerCo Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (the “Merger Sub”), and Fuling Global Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the “Merger”) and that, in connection with the Merger, (a) each outstanding ordinary share of the Company with a par value $0.001 per share (the “Share”) (other than the Excluded Shares (as defined below)), will be cancelled in exchange for the right to receive $2.35 in cash without interest (the “Per Share Merger Consideration”), subject to adjustment as provided for in the Agreement (as to which adjustments we express no opinion), and (b) the Company will be the surviving corporation and become a direct wholly owned subsidiary of Parent. For the purpose of this opinion letter, “Excluded Shares” means, collectively, (i) Rollover Shares (as defined in the Agreement), and (ii) Shares held by Parent, the Company or any of their respective subsidiaries.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Shares other than any of the Rollover Shareholders (as defined in the Agreement), executive officers or directors of the Company or any of their Affiliates (as defined in the Agreement) (collectively, the “Unaffiliated Security Holders”) in the Merger pursuant to the Agreement is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Draft dated August 31, 2020 of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2024;

3.	spoken with certain members of the management of the Company regarding the respective businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

The Special Committee of the Board of Directors of Fuling Global Inc.
September 1, 2020

4.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

5.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

6.	reviewed certificates and/or confirmation emails addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, which estimates and judgements include, without limitation, the management’s expectation that the Company will focus its efforts on growing its business in China as opposed to the U.S. due to the ongoing trade conflicts and geopolitical tensions between China and the U.S. and the negative impact on the Company’s business growth from the decreasing demand for single-use plastic products. We express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. As you are aware, the credit, financial and stock markets have recently been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. In addition, we express no view as to, and this Opinion does not address, foreign currency exchange risks (if any) associated with the Merger, the financial projections or otherwise.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger, or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

The Special Committee of the Board of Directors of Fuling Global Inc.
September 1, 2020

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Neither Houlihan nor any of its affiliates has in the past two years provided or is currently providing any investment banking, financial advisory and/or other financial or consulting services to the Company, Parent and their respective affiliates. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

The Special Committee of the Board of Directors of Fuling Global Inc.
September 1, 2020

In addition, we will receive a fee for rendering this Opinion, a portion of which is contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, or Parent, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company, the Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Parent and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Security Holders of the Company in the Merger pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,

Houlihan Lokey (China) Limited

ANNEX E—COMPANIES LAW, CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) OF THE CAYMAN ISLANDS—SECTION 238

238. Rights of dissenters

(1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which that person dissents; and

(c)	a demand for payment of the fair value of that person’s shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

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(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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Annex F: Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is an exempted company organized under the laws of the Cayman Islands with its principal business address at 88 Jintang South Ave., East New District, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of the Company’s principal executive office is +86-576-8662-3058.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below:

Name	Business Address	Present Principal Employment	Citizenship
Guilan Jiang	*	Chief Operating Officer of the Company Chairwoman of the Board of Directors of the Company (1)	PRC
Xinfu Hu	*	Chief Executive Officer of the Company (2)	PRC
Peng (Gillian) Hu	*	Chief Financial Officer of the Company (3)	PRC
Sujuan Zhu	*	Director of the Company (4)	PRC
Hong (Simon) He	780 Brannan Street, San Francisco, CA 94103	Independent Director of the Company (5) Director of finance of BlackThorn Therapeutics, Inc.	PRC
Jian Cao	Suite 910-911, United International Building, 19 E. 3rd Ring South Rd, Chaoyang District, Beijing, 100021 China	Independent Director of the Company (6) Executive Vice President of the China Plastics Processing Industry Association	PRC
Fuyou Cai	16/F, Dayu Commercial Building, Wanshou Road, Wenling, Zhejiang, 317500 China	Independent Director of the Company (7) Partner of Zhejiang Mingquan Law Firm	PRC

* 88 Jintang South Ave., East New District, Wenling, Zhejiang Province, People’s Republic of China

(1) Ms. Jiang is our co-founder and has served as our Chairwoman of the Board of Directors and Chief Operating Officer since September 2015.

(2) Mr. Xinfu Hu is our co-founder and has served as our Chief Executive Officer since 2015. Mr. Xinfu Hu and Ms. Jiang are husband and wife.

(3) Ms. Peng (Gillian) Hu has served as our Chief Financial Officer since January 2020.

(4) Ms. Zhu has served as our director since January 2015.

(5) Mr. Hong (Simon) He has served as our director since July 2015.

(6) Mr. Jian Cao has served as our director since July 2015.

(7) Mr. Fuyou Cai has served as our director since January 2019.

2.	Directors and Executive Officers of Parent

Parent is a company organized under the laws of the Cayman Islands with its principal business address at c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of Parent’s principal executive office is +86-576-8662-3098.

The following table sets forth information regarding the director of Parent as of the date of this proxy statement. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Guilan Jiang	c/o 88 Jintang South Ave., East New District Wenling, Zhejiang Province People’s Republic of China 317511	Chairwoman of the Board and Chief Operating Officer of Fuling Global Inc.	Has been in the current position for the past five years	PRC

During the last five years, none of Parent or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a company organized under the laws of the Cayman Islands with its principal business address at c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of Merger Sub’s principal executive office is +86-576-8662-3098.

The following table sets forth information regarding the director of Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Guilan Jiang	c/o 88 Jintang South Ave., East New District Wenling, Zhejiang Province People’s Republic of China 317511	Chairwoman of the Board and Chief Operating Officer of Fuling Global Inc.	Has been in the current position for the past five years	PRC

During the last five years, none of Merger Sub or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Silver Trillion Investments Limited

Silver Trillion Investments Limited is a company organized under the laws of the British Virgin Islands with its principal business address at c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of Silver Trillion Investments Limited’s principal executive office is +86-576-8662-3098.

The following table sets forth information regarding the director of Silver Trillion Investments Limited as of the date of this proxy statement. As of the date of this proxy statement, Silver Trillion Investments Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Guilan Jiang	c/o 88 Jintang South Ave., East New District Wenling, Zhejiang Province People’s Republic of China 317511	Chairwoman of the Board and Chief Operating Officer of Fuling Global Inc.	Has been in the current position for the past five years	PRC

During the last five years, none of Silver Trillion Investments Limited, or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Celestial Sun Holdings Limited

Celestial Sun Holdings Limited is a company organized under the laws of the British Virgin Islands with its principal business address at c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of Celestial Sun Holdings Limited’s principal executive office is +86-576-8662-3098.

The following table sets forth information regarding the director of Celestial Sun Holdings Limited as of the date of this proxy statement. As of the date of this proxy statement, Celestial Sun Holdings Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Sujuan Zhu	c/o 88 Jintang South Ave., East New District Wenling, Zhejiang Province People’s Republic of China 317511	Cashier of Taizhou Fuling Plastics Co., Ltd.	Has been in the current position for the past five years	PRC

During the last five years, none of Celestial Sun Holdings Limited, or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of Zheng Hui Investments Limited

Zheng Hui Investments Limited is a company organized under the laws of the British Virgin Islands with its principal business address at c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of Zheng Hui Investments Limited’s principal executive office is +86-576-8662-3098.

The following table sets forth information regarding the director of Zheng Hui Investments Limited as of the date of this proxy statement. As of the date of this proxy statement, Zheng Hui Investments Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Qian (Eugene) Hu	c/o 88 Jintang South Ave., East New District Wenling, Zhejiang Province People’s Republic of China 317511	Vice president of Fuling Global Inc.	Has been in the current position for the past five years	PRC

During the last five years, none of Zheng Hui Investments Limited, or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of Charm Grow Holdings Limited

Charm Grow Holdings Limited is a company organized under the laws of the British Virgin Islands with its principal business address at c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of Charm Grow Holdings Limited’s principal executive office is +86-576-8662-3098.

The following table sets forth information regarding the director of Charm Grow Holdings Limited as of the date of this proxy statement. As of the date of this proxy statement, Charm Grow Holdings Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Xinzhong Wang	c/o 88 Jintang South Ave., East New District Wenling, Zhejiang Province People’s Republic of China 317511	Working with Fuling Global Inc. in charge of investment activities	Has been in the current position for the past five years	PRC

During the last five years, none of Charm Grow Holdings Limited, or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of Tengyu International Limited

Tengyu International Limited is a company organized under the laws of the British Virgin Islands with its principal business address at c/o Southeast Industrial Zone, Songmen Town, Wenling, Zhejiang Province, People’s Republic of China. The telephone number of Tengyu International Limited’s principal executive office is +86-576-8662-3098.

The following table sets forth information regarding the director of Tengyu International Limited as of the date of this proxy statement. As of the date of this proxy statement, Tengyu International Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Jinxue Jiang	c/o 88 Jintang South Ave., East New District Wenling, Zhejiang Province People’s Republic of China 317511	Working with the Fuling Global Inc. in the business department.	No material employment experience prior to joining Fuling Global Inc.	PRC

During the last five years, none of Tengyu International Limited, or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Directors and Executive Officers of Harvest Wind Investment Limited

Harvest Wind Investment Limited is a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China with its principal business address at P1-5B, Swan Castle, Overseas Chinese Town, Nanshan District, Shenzhen, Guangdong Province, People’s Republic of China. The telephone number of Harvest Wind Investment Limited’s principal executive office is +86-755-86231682.

The following table sets forth information regarding the director of Harvest Wind Investment Limited as of the date of this proxy statement. As of the date of this proxy statement, Harvest Wind Investment Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Qijun Huang	P1-5B, Swan Castle, Overseas Chinese Town, Nanshan District, Shenzhen, Guangdong Province People’s Republic of China 518053	Executive director of Shenzhen Leite Industrial Co., Ltd.	Executive director of Shenzhen Leite Industrial Co., Ltd.	Hong Kong

During the last five years, none of Harvest Wind Investment Limited, or its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex G: Form of Proxy Card

FULING GLOBAL INC.
88 Jintang South Ave., East New District

Wenling, Zhejiang Province

People’s Republic of China 317509

(NASDAQ: FORK)

FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT NANHAI MEETING ROOM 6, HILTON SHENZHEN SHEKOU NANHAI HOTEL, NO. 1177 WANGHAI ROAD, NANSHAN DISTRICT, SHENZHEN, GUANGDONG, 518067 CHINA ON NOVEMBER 20, 2020.

I/We Note 1 ________________________________of ___________________________________________ being the registered holder(s) of                                 ordinary shares of par value US$0.001 each Note 2 in the capital of FULING GLOBAL INC. (the “Company”) HEREBY APPOINT(S) THE CHAIRMAN OF THE MEETING or Note 3 ________________________________of _____________________________________

or failing him/her ______________________________________ of ___________________________________

to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at Nanhai Meeting Room 6, Hilton Shenzhen Shekou Nanhai Hotel, No. 1177 Wanghai Road, Nanshan District, Shenzhen, Guangdong, 518067 China on November 20, 2020 at 10 a.m. (Beijing time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of the shareholders.

Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain

Proposal No. 1.

as a Special Resolution:

THAT the Agreement and Plan of Merger, dated as of September 1, 2020 (the “Merger Agreement”), as may be amended from time to time, among the Company, Fuling ParentCo Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Fuling MergerCo Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) resulting from the Merger and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by replacing in their entirety with a new memorandum and articles of association, in the form attached as Appendix II to the Plan of Merger, at the effective time of the Merger (the “Effective Time”) (the “Adoption of Amended M&A”), and (iii) the variation of the authorized share capital of the Company from US$70,000 divided into 70,000,000 shares of a par value of US$0.001 each to US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each at the Effective Time (the “Variation of Capital”), be authorized and approved;

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Resolutions	For	Against	Abstain

Proposal No. 2.

as a Special Resolution:

THAT each member of the Special Committee (as defined in the notice of the extraordinary general meeting), the chief executive officer of the Company, and the chief financial officer of the Company, each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Adoption of Amended M&A and the Variation of Capital;

Proposal No. 3.

if necessary, as an Ordinary Resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Dated __________________ Signature(s) Note 4____________________________

Note 1	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such holder may vote at the extraordinary general meeting, either in person or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

Note 2	Please insert the number of shares registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3	If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 4	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s offices at 88 Jintang South Ave., East New District, Wenling, Zhejiang Province, People’s Republic of China no later than November 18, 2020, 10 a.m. Beijing time. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, and in such event, the proxy form shall be deemed to be revoked by operation of law.

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